UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Mattel, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2023
Proxy Statement and Notice of Annual Meeting of Stockholders

Dear Fellow Stockholders,

Our business fundamentals continued to be strong in 2022, as total company consumer takeaway grew for the year and increased in all four regions, despite a challenging macroeconomic environment. Net Sales were flat as reported, and increased 3% in constant currency compared to 2021,[1] which had the company's highest annual growth rate in decades, as Mattel achieved full year growth in Net Sales in constant currency for the fourth consecutive year.
We continued to optimize operations and strengthen our capital structure. We achieved $106 million of cost savings in the second year of our Optimizing for Growth program. Based on our progress, we increased the targeted 2023 savings goal to $300 million from $250 million. We lowered our debt, further improved our leverage ratio,[2] and ended the year on strong financial footing. Our balance sheet is in the best position it has been in years, which will provide more flexibility to execute our strategy.
Mattel also performed well competitively, ranking as the #1 toy company in the United States for the 29th consecutive year, #2 in Europe, #1 in Latin America, and #2 in Australia. We were #1 globally in each of our leader categories: Dolls, Vehicles, and Infant, Toddler, and Preschool. In addition, our Power Brands (Barbie, Hot Wheels, and Fisher-Price) were each the #1 global property in their respective categories, and Barbie was the #2 global toy property overall.[3]
2022 was another year in which we made meaningful progress on key priorities. Among the highlights from the year, we expanded Hot Wheels to new categories such as Remote Control and Skate, and revitalized and relaunched Monster High. We continued to strengthen our relationships with major entertainment companies with additions or extensions of key licenses, including Disney Princess and Disney Frozen, Pokémon, and Universal's Trolls.
We advanced our e-commerce and direct-to-consumer (“DTC”) capabilities, a key part of our omnichannel strategy to complement our brick-and-mortar offering. In the past few years, we have built flagship digital destinations that connect with and inspire consumers and showcase our intellectual property (“IP”) in new ways. We further developed the American Girl e-commerce and DTC platforms and grew Mattel Creations, our collector DTC business, with the introduction of more than 100 special collections across 12 brands in our portfolio.
As the owner of one of the strongest portfolios of children’s and family entertainment franchises in the world, we made progress on capturing the full value of our IP. The Barbie movie completed principal photography and is in post-production towards its global theatrical release this summer. As part of our growing film development slate, we partnered with Skydance Media to develop a Matchbox live action motion picture and announced that JJ Abrams' Bad Robot will produce the Hot Wheels movie with Warner Brothers.
On the television side, we released 11 series and specials, including our first live action movie musical, Monster High, on Nickelodeon and Paramount+. Our television content now reaches audiences across 191 countries in 37 languages. In Digital Gaming, we increased our offerings through licensed partnerships, game tie-ins, and standalone releases, while also expanding Mattel163, our mobile gaming joint venture with NetEase, which grew its revenue to over $175 million.
As a responsible corporate citizen, we maintained our commitment to support the communities where we live, work, and play. We published our 2021 Citizenship Report, which included updated Environmental, Social, and Governance (“ESG”) strategy and goals, with the aim to contribute to a more diverse, equitable, inclusive, and sustainable future. We continued to strengthen our culture by creating a working environment fueled by leadership behaviors of collaboration, innovation, and execution. For that, Mattel was recognized by Forbes, Fast Company, the Healthiest 100 Workplaces in America, and the Great Place to Work Institute. We also received a perfect score of 100 on the Human Rights Campaign Foundation’s Corporate Equality Index.
Ynon Kreiz Michael Dolan

Dear Fellow Stockholders
Mattel’s Board of Directors is committed to governance practices that promote long-term stockholder value creation. The Board represents a range of experience and perspectives, providing talent, skills, areas of expertise, and diversity that align with our business strategy and contribute to effective oversight.
Active, year-round stockholder engagement is a priority for our Board. During 2022, we engaged with stockholders representing a majority of Mattel’s outstanding shares, with Mr. Dolan participating as Independent Lead Director in all meetings. The input we received from investors was shared with our Governance and Social Responsibility Committee and the Board, providing visibility into stockholder perspectives on Mattel’s business strategy and corporate governance, ESG, and compensation practices.
Looking ahead, we believe we are well positioned to continue executing our multiyear strategy to grow Mattel’s IP-driven toy business and expand our entertainment offering. We see significant opportunities in our toy business to accelerate topline through scaling our portfolio, growing franchise brands, and advancing e-commerce and DTC, as well as increase profitability by further optimizing our operations. We also believe there is significant upside in capturing the full value of our IP in highly accretive business verticals, including content, consumer products, and digital experiences, which are directly adjacent to the toy industry.
As always, we are committed to Mattel’s purpose, to empower the next generation to explore the wonder of childhood and reach their full potential, and to our mission, to create innovative products and experiences that inspire, entertain, and develop children through play. We would like to thank the entire Mattel team for their dedication to our purpose and mission.
We appreciate your ongoing support of Mattel and believe we are well positioned to build on our success and create long-term stockholder value.
Sincerely,

Ynon Kreiz Chairman and Chief Executive Officer	Michael Dolan Independent Lead Director
1Constant Currency is a non-GAAP measure under the SEC’s rules. Please see “Glossary of Non-GAAP Financial Measures and Non-GAAP Reconciliations” on page 98.
2Leverage Ratio is a non-GAAP measure under the SEC’s rules. Please see “Glossary of Non-GAAP Financial Measures and Non-GAAP Reconciliations” on page 98.
3Source: Circana Group/Consumer Tracking Service (Annual 1994-2010), Retail Tracking Service (Annual 2011-2022)/US/Total Toys/USD; Circana/The NPD Group/Retail Tracking Service/Europe (E6), LATAM (MX+BR), Australia & G11/JAN-DEC 2022/Dolls Supercategory, Vehicles Supercategory, Infant Toddler & Preschool Supercategory, and Total Toys/Projected USD.

2	Mattel, Inc.

Mattel, Inc.
Notice of 2023 Annual Meeting of Stockholders

Date and Time May 15, 2023 at 1:00 p.m. (Los Angeles time)	Virtual Meeting You may attend the virtual meeting by visiting: www. virtualshareholdermeeting.com/MAT2023	Record Date Holders of record of Mattel common stock at the close of business on March 17, 2023
We will consider and act on the following matters of business at our 2023 annual meeting of stockholders (“2023 Annual Meeting”):

Matter		The Board’s Recommendations

Proposal 1:	Election of the eleven director nominees named in the Proxy Statement	FOR each Director Nominee

Proposal 2:	Ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm for the year ending December 31, 2023	FOR

Proposal 3:	Advisory vote to approve named executive officer compensation (“Say-on-Pay”)	FOR

Proposal 4:	Advisory vote on the frequency of future Say-on-Pay votes (“Say-When-on-Pay”)	1 YEAR

Proposal 5:	Stockholder proposal regarding an independent board chairman	AGAINST

Such other business as may properly come before the 2023 Annual Meeting

Stockholders of record as of the close of business on March 17, 2023 will be able to attend the 2023 Annual Meeting, vote, and submit questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/MAT2023. To participate in the meeting, stockholders of record must have the 16-digit control number that is shown on your Notice of Internet Availability of Proxy Materials (“Notice”) or on your proxy card if you receive the proxy materials by mail.
If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through the http://www.ProxyVote.com website, then you may access, participate in, and vote at the 2023 Annual Meeting with the 16-digit control number indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker, or other nominee (preferably at least five days before the 2023 Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the 2023 Annual Meeting. You will not be able to attend the 2023 Annual Meeting in person.
Whether or not you expect to attend the 2023 Annual Meeting online, please vote as soon as possible so that your shares will be represented and voted at the 2023 Annual Meeting.
By Order of the Board of Directors

Jonathan Anschell Secretary El Segundo, California March 31, 2023	How To Vote

Internet
www.ProxyVote.com (prior to May 15, 2023) Attend our annual meeting virtually by logging into the virtual annual meeting website and vote by following the instructions provided on the website (during the meeting)

	Telephone 1-800-690-6903	Mail Mark, sign, date, and promptly mail the enclosed proxy card in the postage-paid envelope

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 15, 2023. The Proxy Statement and the annual report are available at https://investors.mattel.com/financials/annual-reports.

2023 Proxy Statement	3

Table of Contents

2022 Strategic Overview and Financial Business Highlights	6

Key Financial and Business Highlights	6
Mattel Strategy	8

Citizenship at Mattel	9

Proxy Summary	13

Voting Matters and Board Recommendations	13
Director Nominees	14
Director Nominees Snapshot	15

Corporate Governance Highlights	15
Ongoing Stockholder Engagement Program	16
Executive Compensation Highlights	17

Corporate Governance at Mattel	19

Election of Directors	19
Board Composition and the Director Nomination Process	33
Board Structure	34

Board Accountability and Effectiveness	41
Non-Employee Director Compensation	43

Audit Matters	46

Ratification of Selection of Independent Registered Public Accounting Firm for the Year Ending December 31, 2023	46
Report of the Audit Committee	47

Fees Incurred for Services by PricewaterhouseCoopers LLP	49

Compensation at Mattel	50

Advisory Vote on the Frequency of Future Say-on-Pay Votes (“Say-When-on-Pay”)	84

4	Mattel, Inc.

Stockholder Proposal	85

Stockholder Proposal Regarding an Independent Board Chairman	85

Board’s Statement AGAINST Stockholder Proposal	86

Stock Ownership and Reporting	88

Principal Stockholders	88
Security Ownership of Management and the Board	89

Equity Compensation Plan Information	90

2023 Annual Meeting and Voting Information	91

General Meeting Information	91
Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting	92

Deadline for 2024 Proposals and Nominations	96

Glossary of Non-GAAP Financial Measures and Non-GAAP Reconciliations	98

Other Matters that May Come Before the 2023 Annual Meeting	101
Cautionary information and forward-looking statements. Mattel cautions the reader that this Proxy Statement contains a number of forward-looking statements, which are statements that relate to the future and are, by their nature, uncertain. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include statements regarding Mattel’s guidance and goals for future periods and other future events. The use of words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “look forward,” “confident that,” “believes,” and “targeted,” among others, generally identify forward-looking statements. These forward-looking statements are based on currently available operating, financial, economic, and other information and assumptions, and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond Mattel’s control, could cause actual future results to differ materially from those projected in the forward-looking statements, including, but not limited to, the risks and uncertainties as may be described in Mattel’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and subsequent periodic filings, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so, except as required by law. In addition, ESG-related statements are aspirational, are not guarantees or promises that related goals or targets may be met and may be based on standards for measuring progress that are still developing, internal controls, and processes that continue to evolve and assumptions that are subject to change in the future. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document. References to “Mattel,” “Company,” “we,” “us,” or “our” refer to Mattel, Inc.

2023 Proxy Statement	5

2022 Strategic Overview and Financial Business Highlights

2022 Overview
Our business fundamentals continued to be strong in 2022, as total Company consumer takeaway grew for the year and increased in all four regions, despite a challenging macroeconomic environment. Net Sales were flat as reported, and increased 3% in constant currency compared to 2021,[1] which had the Company's highest annual growth rate in decades, as Mattel achieved full year growth in Net Sales in constant currency for the fourth consecutive year.
We continued to optimize operations and strengthen our capital structure. We achieved $106 million of cost savings in the second year of our Optimizing for Growth program. Based on our progress, we increased the targeted 2023 savings goal to $300 million from $250 million.
Mattel also performed well competitively, ranking as the #1 toy company in the United States for the 29th consecutive year, #2 in Europe, #1 in Latin America, and #2 in Australia. We were #1 globally in each of our leader categories: Dolls, Vehicles, and Infant, Toddler, and Preschool. In addition, our Power Brands (Barbie, Hot Wheels, and Fisher-Price) were each the #1 global property in their respective categories, and Barbie was the #2 global toy property overall.[2]
1. Constant Currency is a non-GAAP measure under the SEC’s rules. Please see “Glossary of Non-GAAP Financial Measures and Non-GAAP Reconciliations” on page 98.
2. Source: Circana Group/Consumer Tracking Service (Annual 1994-2010), Retail Tracking Service (Annual 2011-2022)/US/Total Toys/USD; Circana/The NPD Group/Retail Tracking Service/Europe (E6), LATAM (MX+BR), Australia & G11/JAN-DEC 2022/Dolls Supercategory, Vehicles Supercategory, Infant Toddler & Preschool Supercategory, and Total Toys/Projected USD

Key Financial and Business Highlights
Since 2017, the year prior to beginning our turnaround and transformation, we have made meaningful improvement across several key financial metrics, and in 2022, we continued to make important progress toward capturing the full value of our IP.

Net Sales	Operating (Loss) Income	Cash Flow from Operations

Gross Margin	Operating (Loss) Income Margin	Earnings Per Share

6	Mattel, Inc.

OUR 2022 PERFORMANCE:
•Net Sales flat as reported, and increased 3% in constant currency compared to 2021,1 which had the Company's highest annual growth rate in decades, as Mattel achieved full year growth in Net Sales in constant currency for the fourth consecutive year
•Lowered our debt, further improved our leverage ratio,2 and ended the year on strong financial footing
•#1 toy company in the United States for the 29th consecutive year,3 #2 in Europe, #1 in Latin America, and #2 in Australia4
•#1 globally in each of our leader categories: Dolls, Vehicles, and Infant, Toddler, and Preschool4
•Our Power Brands (Barbie, Hot Wheels, and Fisher-Price) were each the #1 global property in their respective categories, and Barbie was the #2 global toy property overall4
•Expanded Hot Wheels to new categories such as Remote Control and Skate
•Significantly grew our Action Figures category by supporting the theatrical launches of Universal’s Jurassic World and Disney’s Lightyear
•Revitalized and relaunched Monster High, one of the Company’s most successful franchises
•Advanced our e-commerce and DTC capabilities, a key part of our omnichannel strategy to complement our brick-and-mortar offering
•Further developed the American Girl e-commerce and DTC platforms and enhanced their digital capabilities
•Grew Mattel Creations, our collector DTC business, with the introduction of more than 100 special collections across 12 brands in our portfolio, to capitalize on the strength of our franchises and built-in fan base
•Optimizing for Growth program achieved $106 million of cost savings in 2022 and over $200 million in cost savings in its first two years
WE CONTINUED TO MAKE MEANINGFUL PROGRESS TOWARD CAPTURING THE FULL VALUE OF OUR IP:
•Barbie movie completed principal photography and is in post-production towards its global theatrical release this summer
•Announced a partnership with Skydance Media to develop a Matchbox live action motion picture and announced that JJ Abrams' Bad Robot will produce the Hot Wheels movie with Warner Brothers
•Mattel Television released 11 series and specials, including our first live action movie musical, Monster High, on Nickelodeon and Paramount+, with our content now reaching audiences across 191 countries in 37 languages
•Increased our Digital Gaming offerings through licensed partnerships, game tie-ins, and standalone releases including several games on Roblox, as well as integrations of Mattel brands in major gaming experiences such as Hot Wheels in Forza: Horizon 5
•Mattel163, our mobile gaming joint venture with NetEase, grew its revenue to over $175 million from the release of only three games: Uno, Phase 10, and Skip-Bo
•Mattel Adventure Park under construction in Arizona, in collaboration with Epic Resort Destinations
1Constant Currency is a non-GAAP measure under the SEC’s rules. Please see “Glossary of Non-GAAP Financial Measures and Non-GAAP Reconciliations” on page 98.
2Leverage Ratio is a non-GAAP measure under the SEC’s rules. Please see “Glossary of Non-GAAP Financial Measures and Non-GAAP Reconciliations” on page 98.
3Source: Circana Group/Consumer Tracking Service (Annual 1994-2010), Retail Tracking Service (Annual 2011-2022)/US/Total Toys/USD
4Source: Circana/The NPD Group/Retail Tracking Service/Europe (E6), LATAM (MX+BR), Australia & G11/JAN-DEC 2022/Dolls Supercategory, Vehicles Supercategory, Infant Toddler & Preschool Supercategory, and Total Toys/Projected USD

2023 Proxy Statement	7

2022 Strategic Overview and Financial Business Highlights

Mattel Strategy
Our strategy is to grow Mattel’s IP-driven toy business and expand our entertainment offerings.
We see significant opportunities in our toy business to accelerate topline growth through scaling our portfolio, growing our franchise brands, and advancing our e-commerce and DTC business and increase profitability by continuing to optimize operations.
As we pursue our strategy to expand our entertainment offering, we believe there is significant upside in capturing the full value of our IP in highly accretive business verticals, including content, consumer products, and digital experiences, which are directly adjacent to the toy industry.

GROW IP-DRIVEN TOY BUSINESS AND EXPAND ENTERTAINMENT OFFERING

Our mission is to create innovative products and experiences that inspire, entertain, and develop children through play

8	Mattel, Inc.

Citizenship at Mattel
At Mattel, we are committed to being a responsible corporate citizen and actively supporting the communities in which we live, work, and play. Our aim is to contribute to a more diverse, equitable, inclusive, and sustainable future.
ESG Priorities, Strategy, and Goals
In April 2022, we published our 2021 Citizenship Report, which describes our ESG strategy and goals that take into consideration socioeconomic, technological, and sustainability trends that we believe affect our Company. Our ESG strategy and goals are organized in three pillars, which represent areas where we believe we can make the most meaningful impact:
•Sustainable Design and Development
•Responsible Sourcing and Production
•Thriving and Inclusive Communities

Sustainable Design and Development What we do

Priorities:	Strategy:

•Product Quality and Safety •Sustainable Materials in Toys •Sustainable Packaging •Business Model Innovation	Develop innovative products and experiences that are better for our world by integrating sustainable materials and principles of product stewardship and circular design

Goals:

•Achieve 100% recycled, recyclable, or bio-based plastic materials in our products and packaging by 2030
•Maintain 95% recycled or Forest Stewardship Council (“FSC”)-certified content in the paper and wood fiber used in our products and packaging
•Reduce plastic packaging by 25% per product by 2030 (versus 2020 baseline)*

*Changes are calculated based on the plastic packaging materials intensity ratio, which is obtained by dividing the total volume of plastic packaging materials used (in metric tons) by the number of units produced in the applicable period, and where the number of units produced is the number of production units shipped by Mattel, through its owned and/or operated manufacturing facilities and finished goods manufacturers.

2023 Proxy Statement	9

2022 Strategic Overview and Financial Business Highlights

Responsible Sourcing and Production How we do it

Priorities:	Strategy:

•Ethical Sourcing, Human Rights, Fair Labor, and Environmental Standards in the Supply Chain •Worker Health and Safety •Energy/Climate Action •Waste Management •Ethics and Compliance	Optimize our resource use in operations to reduce environmental effects and promote ethical sourcing practices and worker health and safety throughout our supply chain

Goals:

•Reduce absolute Scope 1 + 2 GHG emissions 50% by 2030 (versus 2019 baseline)* •Achieve zero manufacturing waste** by 2030
*Absolute Scope 1 + 2 GHG emissions (i) have been established in accordance with The Greenhouse Gas Protocol: A Corporate Accounting and Reporting Standard (Revised) (the “GHG Protocol”), which was developed through a partnership between the World Resources Institute and the World Business Council for Sustainable Development, and (ii) now include all Mattel-owned and/or -operated sites, including manufacturing facilities, dormitories, distribution centers, warehouses, retail stores, and corporate locations over 20,000 square feet.
**    Defined as 90% of manufacturing waste being either diverted from the landfill or incinerated with energy recovery, except where otherwise directed by local regulations.

Thriving and Inclusive Communities Those we impact

Priorities:	Strategy:

•Purposeful Play •Diversity, Equity & Inclusion (“DE&I”) •Family-Friendly Workplace •Philanthropy •Child Online Safety and Data Privacy •Responsible Marketing to Children	Create positive social impact through purposeful play and by supporting diverse, equitable, and inclusive communities where we live, work, and play

Goals:

•Achieve and maintain 100% pay equity for all employees performing similar work globally
•Increase representation of women at all levels of the organization
•Increase representation of ethnicity at all levels of the organization

10	Mattel, Inc.

Human Capital Management
We believe recruiting, developing, and motivating a talented global workforce are key to the Company’s long-term growth and success, and we are committed to fostering a culture where all employees have the opportunity to realize their full potential. The Company values and shares a wide range of ideas and voices that help evolve and broaden its perspectives, with a reach that extends to consumers, customers, business partners, and suppliers. Through our focus on employee engagement, DE&I, training and development, health and safety, and employee well-being, we endeavor to create a supportive and rewarding environment where employees are encouraged to collaborate, innovate, and grow.
In April 2022, we published our 2021 Citizenship Report, which described goals and initiatives related to our DE&I efforts, including support of our Employee Resource Groups (“ERGs”), which we believe to be an integral component of fostering an inclusive culture and enhancing engagement at Mattel. Mattel employees have created and continue to lead ten ERGs, which bring together members and allies of underrepresented identities across the global organization. The ERGs organize learning opportunities, cultural celebrations, and community outreach, elevate important issues, encourage open and honest conversations, and collect critical feedback.
Our 2021 Citizenship Report also highlighted our near-term progress toward achieving our goals, including the following achievements:

100% Base Pay Ratio by Gender[1]	100% Base Pay Ratio by Ethnicity[2]	58% Total Representation of Women[3]	44% Total Representation of Ethnically Diverse Employees[4]
1     Representation as of December 31, 2021 for worldwide employees performing similar work with comparable roles and experience in similar markets, excluding manufacturing labor and temporary and seasonal employees
2     Representation as of December 31, 2021 for U.S. employees performing similar work with comparable roles and experience in similar markets, excluding manufacturing labor and temporary and seasonal employees
3     Representation as of December 31, 2021 for worldwide employees, excluding manufacturing labor and temporary and seasonal employees
4     Representation as of December 31, 2021 for U.S. employees only, excluding manufacturing labor and temporary and seasonal employees
We are focused on creating a safe and healthy workplace for all of our employees. In 1997, Mattel became one of the first companies in the toy industry to create standards for responsible manufacturing. Since then, these principles have become the foundation for Mattel’s Responsible Supply Chain Commitment, a comprehensive set of standards and oversight processes that establish Mattel’s expectations for responsible factory working conditions, environmental protections, social compliance, health, and safety in both its own manufacturing facilities and those of its supply chain partners.
Mattel is a member of the International Council of Toy Industries’ Ethical Toy Program (“IETP”) and supports its mission to build better lives for workers through the ethical production of toys. We require finished goods manufacturers and certain other suppliers to be part of IETP or provide equivalent social audit data.
In addition, Mattel offers several benefits to promote employee well-being, including flexible work hours and/or paid time off, health and welfare insurance options, retirement plans, and basic and supplemental employee life insurance for eligible individuals.

2023 Proxy Statement	11

2022 Strategic Overview and Financial Business Highlights
Notable ESG Accomplishments

Recognized as Great Place to Work Certified 2022	Ranked among Forbes 2022 World’s Best Employers and 2023 America’s Best Midsize Employers

Recognized as one of the Healthiest 100 Workplaces in America by Healthiest Employers®	Named to Fast Company’s List of the 100 Best Workplaces for Innovators in 2022

Received a perfect score on the Human Rights Campaign Foundation’s Corporate Equality Index, a leading benchmarking survey and report measuring corporate policies and practices related to LGBTQ+ workplace equality
Honored by Computerworld as one of the Best Places to Work in IT in 2023

ESG Oversight at Mattel

Board of Directors

Governance and Social Responsibility Committee •Periodically receives reports from management and reports to the full Board	Audit Committee •Oversees ESG-related compliance, including compliance with laws and regulations

Compensation Committee •Considers progress of Mattel’s ESG strategy and goals when assessing performance

ESG Executive Council
•Chaired by Mattel’s Chairman and Chief Executive Officer (“CEO”) and composed of key senior executives
•Defines ESG strategy and goals, and evaluates and approves ESG programs and plans that advance Mattel’s practices in support of the Company’s purpose and objectives
•Meets monthly to provide updates on progress toward goals and review new programs, plans, and recommendations on various ESG workstreams
•Reports to the Board’s Governance and Social Responsibility Committee on a periodic basis

12	Mattel, Inc.

Proxy Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. For more complete information regarding our 2022 financial performance, please review our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2023 (the “Form 10-K”). We made this Proxy Statement available to stockholders beginning on March 31, 2023.
Voting Matters and Board Recommendations

Proposal	The Board’s Recommendations	Page

Election of Eleven Director Nominees	FOR each Director Nominee	19

Ratification of PricewaterhouseCoopers LLP as our Independent Accounting Firm for the Year Ending December 31, 2023	FOR	46

Advisory Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”)	FOR	50

Advisory Vote on the Frequency of Future Say-on-Pay Votes (“Say-When-on-Pay”)	1 YEAR	84

Stockholder Proposal Regarding an Independent Board Chairman	AGAINST	85

How To Vote

Internet
www.ProxyVote.com (prior to May 15, 2023) Attend our annual meeting virtually by logging into the virtual annual meeting website and vote by following the instructions provided on the website (during the meeting)
Telephone 1-800-690-6903	Mail Mark, sign, date, and promptly mail the enclosed proxy card in the postage-paid envelope

2023 Proxy Statement	13

Proxy Summary
Director Nominees

Ynon Kreiz Director Since: 2017	Michael Dolan Director Since: 2004	R. Todd Bradley Director Since: 2018

Chairman of the Board Committee Memberships: Stock Grant	Independent Lead Director Committee Memberships: Compensation (Chair); Executive (Chair); Governance and Social Responsibility	Committee Memberships: Audit; Compensation

Adriana Cisneros Director Since: 2018	Diana Ferguson Director Since: 2020	Professor Noreena Hertz Director Since: 2023

Committee Memberships: Governance and Social Responsibility	Committee Memberships: Audit (Chair); Executive	Committee Memberships: Governance and Social Responsibility

Soren Laursen Director Since: 2018	Ann Lewnes Director Since: 2015	Roger Lynch Director Since: 2018

Committee Memberships: Finance; Governance and Social Responsibility	Committee Memberships: Governance and Social Responsibility (Chair); Executive	Committee Memberships: Audit; Finance

Dominic Ng Director Since: 2006	Dr. Judy Olian Director Since: 2018

Committee Memberships: Finance (Chair); Audit; Executive	Committee Memberships: Compensation; Governance and Social Responsibility	Audit Committee Financial Expert

14	Mattel, Inc.

Director Nominees Snapshot
We believe effective oversight comes from a board of directors that represents a diverse range of experience and perspectives that collectively provide the talent, skills, areas of expertise, diversity, and independence necessary for sound governance. The nominees to our board of directors (the “Board”) possess a diverse set of skills, experience, and attributes, that align with our business strategy and contribute to effective oversight. A summary of the skills, experience, and attributes of our director nominees is provided below.
Director Nominees Skills, Experience, and Attributes

Brand and Marketing	Corporate Citizenship/ESG	Entertainment/ Media	Finance, Accounting, or Financial Reporting	Human Capital Management

7 of 11 nominees	7 of 11 nominees	7 of 11 nominees	8 of 11 nominees	6 of 11 nominees

Industry	International/ Global Operations	Senior Leadership	Supply Chain	Technology/ E-Commerce

7 of 11 nominees	10 of 11 nominees	10 of 11 nominees	4 of 11 nominees	5 of 11 nominees

Racial/Ethnic Diversity	Gender Diversity	Independence	Average Tenure	Average Age

27% of directors	45% of directors	91% of directors	6.2 years	61 years

Corporate Governance Highlights
We maintain industry-leading corporate governance and Board practices that promote accountability and enhance effectiveness in the boardroom.

Corporate Governance Practices	Board Practices

 Annual elections for all directors
 Majority voting standard
 Robust Independent Lead Director role with significant responsibilities
 Stockholder right to call special meetings
 Stockholder right to proxy access
 Stockholder ability to remove directors with or without cause
 Stockholder ability to act by written consent

 Routine review of Board leadership structure
 Annual Board and committee evaluations
 Robust director and CEO succession planning and search process
 Annual review and evaluation of the CEO’s performance by independent directors
 Quarterly executive sessions held without management present
 Comprehensive risk management with Board and committee oversight
 Ten of eleven director nominees are independent

2023 Proxy Statement	15

Proxy Summary
Ongoing Stockholder Engagement Program
Stockholder feedback is an important consideration for the Board, helping to shape our practices.
Mattel has established and maintains an ongoing and active stockholder engagement program. This engagement helps inform the Board’s understanding of stockholder perspectives on a wide range of matters. Stockholder dialogue is a year-round practice for Mattel facilitated by our Investor Relations team.
In addition, a stockholder engagement effort focused on corporate governance, ESG, and executive compensation is also led by an independent director, with management, once or twice a year. In Fall 2022 and Winter 2023, our Independent Lead Director, Mr. Dolan, participated in all such meetings with members of senior management. Mr. Dolan’s participation in these meetings allows for a direct line of communication with our Board.
INVESTOR ENGAGEMENT CYCLE

SPRING
•In-season stockholder engagement meetings conducted to understand stockholder views on proposals, if needed
•Annual Meeting of Stockholders
•Ongoing stockholder dialogue conducted by Investor Relations
SUMMER •Annual meeting vote results and feedback reviewed •Ongoing stockholder dialogue conducted by Investor Relations
WINTER •Continue director-led off-season engagement, and consider enhancements •Ongoing stockholder dialogue conducted by Investor Relations
FALL
•Director-led off-season stockholder engagement meetings conducted
•Stockholder input shared with Governance and Social Responsibility Committee and Board and enhancements considered
•Ongoing stockholder dialogue conducted by Investor Relations

Input received from our stockholders during these stockholder engagement meetings is shared with the Governance and Social Responsibility Committee, the Compensation Committee, as appropriate, and the full Board, who take this input into account when considering governance changes.

TOTAL PERCENTAGE OF STOCKHOLDERS CONTACTED IN FALL 2022 AND WINTER 2023	TOTAL PERCENTAGE OF STOCKHOLDERS ENGAGED IN FALL 2022 AND WINTER 2023
~69%	~54%
Our substantive conversations with stockholders in these governance engagement meetings covered a variety of topics, including:

Board Oversight	Board Structure	Business Strategy

Capital Allocation	Diversity, Equity & Inclusion	Environmental Sustainability

Executive Compensation Programs	Governance Practices	Quality and Safety
We believe our ongoing stockholder engagement is productive and provides for an open exchange of ideas and perspectives for both Mattel and our stockholders. We look forward to continuing these dialogues with our stockholders in 2023 and beyond.

16	Mattel, Inc.

Executive Compensation Highlights
Our executive compensation programs reflect our commitment to pay-for-performance and compensation governance best practices by emphasizing at-risk performance-based compensation and long-term stockholder value creation in the form of an annual short-term cash incentive (Mattel Incentive Plan or “MIP”) and annual stock-based long-term incentives (“LTIs”).
The chart below shows the 2022 target total direct compensation (“TDC”)* mix for our CEO and the average 2022 target TDC mix for our other named executive officers (“NEOs”).
A Significant Portion of 2022 Target TDC is At Risk

CEO	Other NEOs

*    2022 target TDC is the sum of 2022 year-end annual base salary, MIP target incentive opportunity, and annual LTI value (i.e., grant value of performance-based restricted stock units (“Performance Units”) granted under the 2022-2024 Long-Term Incentive Program (“LTIP”), stock options, and restricted stock units (“RSUs”)).

Compensation Components	Characteristics	2022 Results

Base Salary	•Provide fixed cash compensation based on individual role, skill set, market data, and internal pay equity	Base salaries of all NEOs remained unchanged for 2022, including our CEO, as discussed on page 56.

Annual Cash Incentive (MIP)
•Incentivize and motivate senior executives to achieve our short-term strategic and financial objectives that we believe will drive long-term stockholder value
•Our 2022 MIP financial measures focused on improving profitability, accelerating topline growth, and improving our working capital position. The 2022 MIP was structured as follows:
◦65% MIP-Adjusted EBITDA Less Capital Charge
◦20% MIP-Adjusted Net Sales
◦15% MIP-Adjusted Gross Margin
◦Multiplier of 0%-125% based on Individual Performance
No payout was earned under the 2022 MIP, as discussed on page 57.

Stock-Based Long-Term Incentives (LTIs)

Performance Units
•Incentivize and motivate senior executives to achieve key long-term financial objectives and stock price outperformance. The Performance Units granted under the three-year LTIP cycles are structured as follows:
◦Three-Year Cumulative Adjusted Free Cash Flow
◦Multiplier of 67%-133% based on Three-Year Relative Total Stockholder Return (“TSR”) vs. S&P 500 Constituents
The earnout for the 2020-2022 LTIP was 156% of target Performance Units granted, as discussed on page 60.

Stock Options	•Align senior executives’ interests with stockholders’ interests and drive focus on increasing long-term stockholder value •Vest in annual installments over three years and have ten-year terms

RSUs	•Encourage senior executive stock ownership •Support stockholder-aligned retention •Vest in annual installments over three years

2023 Proxy Statement	17

Proxy Summary
2022 Pay-For-Performance Results
No 2022 MIP payout, as Mattel did not achieve threshold performance for MIP-Adjusted EBITDA.*
Consistent with our MIP structure in prior years, no payout could be earned unless we achieved MIP-Adjusted EBITDA threshold performance. Mattel did not achieve such threshold performance in 2022.

MIP-Adjusted EBITDA Less Capital Charge*	MIP-Adjusted Net Sales*	MIP-Adjusted Gross Margin*

2020-2022 LTIP earnout reflects significant improvements in Adjusted Free Cash Flow* generation and improved stock price performance over the three-year performance period.
By continuing to improve profitability and our stock price over the three-year performance period, we achieved a total 2020-2022 earnout of 156% of target Performance Units granted.

Three-Year Cumulative Adjusted Free Cash Flow*	Relative TSR Percentile

*The tables above reflect Mattel’s 2022 performance with respect to MIP-Adjusted EBITDA Less Capital Charge, MIP-Adjusted Net Sales, MIP-Adjusted Gross Margin, and Adjusted Free Cash Flow, which are non-GAAP measures under the SEC’s rules. These measures are an integral part of the pre-established plan parameters for the MIP and LTIP, which were approved by the Compensation Committee and are intended to ensure that events outside the control of management do not unduly influence the achievement of the performance measures, and that employees are not penalized or benefited by the impact of unusual items that are unforeseeable or unquantifiable at the time the respective plan parameters are set, while also ensuring that they are aligned with stockholders’ interests. Please see “Glossary of Non-GAAP Financial Measures and Non-GAAP Reconciliations” on page 100 for definitions of these measures and a description of the adjustments under the MIP and LTIP.
Compensation Governance Best Practices
The Compensation Committee maintains the following compensation governance best practices, which establish strong safeguards for our stockholders and further enhance the alignment of senior executives’ interests with stockholders’ interests:

What We Do
  Compensation Recovery Policy (“Clawback Policy”) applicable to all Section 16 officers and other officers at or above the level of Executive Vice President (“EVP”)
  Best practices in severance arrangements, including severance benefits at competitive levels not greater than 2x the sum of base salary and annual bonus
  Double-trigger accelerated vesting in the event of a change of control
  Robust stock ownership guidelines as a multiple of base salary: 6x for CEO, 4x for Chief Operating Officer (“COO”) and Chief Financial Officer (“CFO”), and 3x for other NEOs
  Independent compensation consultant
  Annual compensation risk assessment
  Annual review comparing executive compensation with peer companies (“peer group”)

What We Do Not Do
  No excise tax gross-ups on severance or other payments in connection with a change of control
  No poor pay practice tax gross-ups on perquisites and benefits
  No hedging or pledging by Board members, officers, or employees permitted
  No repricing of stock options without stockholder approval

18	Mattel, Inc.

Corporate Governance at Mattel

Proposal 1: Election of Directors

The Board recommends that stockholders vote FOR each of the nominees named herein for election as directors.
After receiving input from members of the Governance and Social Responsibility Committee, the Board has nominated eleven director nominees for election at the 2023 Annual Meeting, all of whom are currently directors. If elected, the following director nominees will hold office from election until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their earlier death, resignation, disqualification, or removal:

Ynon Kreiz	Michael Dolan	R. Todd Bradley	Adriana Cisneros

Diana Ferguson	Professor Noreena Hertz	Soren Laursen	Ann Lewnes

Roger Lynch	Dominic Ng	Dr. Judy Olian
Each director nominee has consented to being named in this Proxy Statement as a nominee for election as a director and agreed to serve as a director, if elected.
If your properly submitted proxy does not contain voting instructions, the persons named as proxies will vote your shares “for” the election of each of the eleven director nominees named above. If, before the 2023 Annual Meeting, any director nominee becomes unavailable to serve, the Board may identify a substitute for such director nominee and treat votes “for” the unavailable director nominee as votes “for” the substitute or, alternatively, may reduce the size of the Board. We presently believe that each of the nominees will be available to serve.

2023 Proxy Statement	19

Corporate Governance at Mattel
Director Nominees Attributes
BOARD DIVERSITY MATRIX (AS OF MARCH 31, 2023)
Total Number of Directors: 11
The following chart provides self-identified diversity information related to our Board, in accordance with Nasdaq requirements.

	Female	Male	Did Not Disclose
Gender Identity
Directors	5	5	1
Demographic Background
African American or Black	1	-	-
Alaskan Native or Native American	-	-	-
Asian	-	1	-
Hispanic or Latinx	1	-	-
Native Hawaiian or Pacific Islander	-	-	-
White	3	4	-
Two or More Races or Ethnicities	-	-	-
LGBTQ+
Did Not Disclose Demographic Background			1
Board Refreshment

The Board remains focused on aligning our directors’ collective skills, experience, and attributes with Mattel’s strategy, and has undergone significant refreshment in recent years. The director nominees bring a wide range of valuable perspectives and experiences that the Board believes will best support Mattel in executing its strategy.
64% of our director nominees joined our Board since 2018.

20	Mattel, Inc.

Director Nominees Skills, Experience, and Attributes
Our director nominees possess a diverse set of skills, experience, and attributes, which align with our business strategy and contribute to effective oversight. A summary is outlined below.

Skills, Experience, and Attributes

Brand and Marketing
As we look to capture the full value of our IP in the mid-to-long term, we believe directors with relevant experience in consumer marketing or brand management, especially on a global basis, provide important insights to our Board.

Corporate Citizenship/ESG We benefit from directors with experience with sustainability initiatives designed to achieve long-term stockholder value through a responsible, sustainable business model.

Entertainment and Media
We value experience in the entertainment/media industries, which provide important insight as we seek to capture the full value of our IP by monetizing our brands and franchises through film, television, digital gaming, live events, and music.

Finance, Accounting, or Financial Reporting
We value directors with experience in finance, accounting, and/or financial reporting, as we measure our operating and strategic performance by reference to certain financial measures and are subject to various accounting and public company rules and requirements. Accordingly, we seek to have a number of directors who qualify as audit committee financial experts (as defined by SEC rules).

Human Capital Management
Our people are among our most important assets and we believe the successful development and retention of our employees is critical to our success. As such, we benefit from having directors with an understanding of human capital management obtained from experience as a senior leader in a large organization.

Industry Directors with experience in our industry provide valuable perspective on issues specific to our products and the operation of our business.

International/Global Operations As our business is worldwide in scope, we benefit from directors having experience as a senior leader in a large organization with international operations.

Senior Leadership
Directors with CEO or senior management experience have a demonstrated record of leadership and a practical understanding of organizations, processes, strategy, risk, and risk management, as well as methods to drive change and growth.

Supply Chain
As a global consumer goods company, we benefit from directors with experience in supply chain management or oversight, including international manufacturing, sourcing, inventory management, transportation and logistics, and supplier/vendor relationships.

Technology and E-Commerce
Experience with technology/e-commerce helps our Board oversee Mattel’s cybersecurity and advise management as we further strengthen and accelerate our e-commerce business, including our DTC business.

2023 Proxy Statement	21

Corporate Governance at Mattel
Director Nominees for Election
The Board, after receiving input from members of the Governance and Social Responsibility Committee, selected director nominees whose skills, talents, areas of expertise, experiences, attributes, and backgrounds, including their diversity and independence, led the Board to conclude that these persons should serve as Mattel’s directors at this time.
For each director nominee, set forth below is a description of his or her age, Board tenure, principal occupation, other business experience, public company experience, and other directorships held during the past five years. The specific skills, experiences, and attributes described below led the Board to conclude that each nominee should serve as a director.

Ynon Kreiz
Chairman of the Board Age: 58 Director Since: 2017	Mattel Committee Memberships: Stock Grant Committee Other Current Public Directorships: Warner Music Group Corp.
Skills:
Key Experience/Director Qualifications
Mr. Kreiz brings to Mattel’s Board significant corporate leadership, operational, restructuring, finance, multimedia, entertainment, and content experience, and during his tenure as a director of Mattel has gained a deep understanding of Mattel’s business and the toy industry. As a former Chief Executive Officer of a number of global media companies and a current board member of Warner Music Group Corp., he brings a valuable perspective on the entertainment, digital, and media industries, including a focus on children’s programming. He was also General Partner at Balderton Capital, where he was active in early-stage technology and media investments.

Career Highlights
Maker Studios, Inc., a global digital media and content network company
•Chairman of the Board (June 2012 – May 2014)
•Chief Executive Officer (May 2013 – January 2015)
Endemol Group, one of the world’s leading television production companies
•Chairman of the Board and Chief Executive Officer (June 2008 – June 2011)
Balderton Capital (formerly Benchmark Capital Europe), a venture capital firm
•General Partner (2005 – 2007)
Fox Kids Europe N.V., a children’s entertainment company
•Chairman of the Board, Chief Executive Officer and
Co-founder (1996 – 2002)

Other Public Company Directorships
•Warner Music Group Corp. since May 2015; also serves on Audit Committee
Additional Leadership Experience and Service
•Chairman of the Board, Showmax (March 2017 – August 2018)
•Board of Advisors, Anderson Graduate School of Management at UCLA since April 2015
•Chairman of Board of Trustees, Israeli Olympic Committee, London Games (2012)

22	Mattel, Inc.

Michael Dolan
Age: 76 Director Since: 2004	Mattel Committee Memberships: Compensation Committee (Chair), Executive Committee (Chair), Governance and Social Responsibility Committee
Skills:
Key Experience/Director Qualifications
Mr. Dolan brings to Mattel’s Board significant leadership, finance, global consumer products and branding, strategic marketing, and operations experience. Mr. Dolan also brings a valuable perspective on the entertainment industry through his experience as the former Chief Executive Officer of IMG, which provides important perspective to Mattel since many of our most popular toys are derived from licensed entertainment properties. In addition, Mr. Dolan’s long tenure with Young & Rubicam enables him to provide unique insights into brand building and advertising. Mr. Dolan has also gained valuable experience as the Chief Financial Officer of IMG, Viacom, and Young & Rubicam, where he dealt with complex accounting principles and judgments, internal controls, and financial reporting rules and regulations, and evaluated the financial results and financial reporting processes of large companies.

Career Highlights
Altos Planos, Ltd., a privately-held spirits company
•Chairman of the Board and Chief Executive Officer since 2019
Bacardi Limited, a global privately-held spirits company
•Chief Executive Officer (November 2014 – September 2017)
•Interim Chief Executive Officer (May 2014 – November 2014)
•Director (2009 – 2017; served on Audit Committee until 2014)
IMG Worldwide, a global sports, fashion, and media entertainment company
•Chairman of the Board and Chief Executive Officer (November 2011 – May 2014)
•President and Chief Operating Officer (April 2011 – November 2011)
•Executive Vice President and Chief Financial Officer (April 2010 – April 2011)
Viacom, Inc., a global entertainment content company
•Executive Vice President and Chief Financial Officer (May 2004 – December 2006)
Kohlberg Kravis Roberts & Co., a global investment firm
•Senior Advisor (October 2004 – May 2005)
Young & Rubicam, Inc., a global marketing and communications company
•Chairman of the Board and Chief Executive Officer
(2001 – 2003)
•Vice Chairman and Chief Operating Officer (2000 – 2001)
•Vice Chairman and Chief Financial Officer (1996 – 2000)

Other Public Company Directorships
•Haymaker Acquisition Corp. II (2019 – 2020)
•OneSpaWorld Holdings Limited (2019 – 2020)
Additional Leadership Experience and Service
•Chairman of the Board, America’s Choice, Inc. (2004 – 2010)

2023 Proxy Statement	23

Corporate Governance at Mattel

R. Todd Bradley
Age: 64 Director Since: 2018	Mattel Committee Memberships: Audit Committee, Compensation Committee Other Current Public Directorships: Commvault Systems, Inc.
Skills:
Key Experience/Director Qualifications
Mr. Bradley brings to Mattel’s Board significant leadership, finance, digital, marketing, and technology experience. As a prior Chief Executive Officer of a technology-driven company, he brings digital, marketing, and technology expertise relevant to Mattel’s strategy, and management experience with logistics, production, and quality control. In addition, Mr. Bradley has proven experience with turnaround companies in driving growth and improving profitably.

Career Highlights
One Equity Partners, a middle-market private equity firm
•Operating Partner since June 2020
One Equity Partners Open Water I Corp., a special purpose acquisition corporation
•Co-Chair and Chief Executive Officer (January 2021 - December 2022)
Mozido, LLC, a global provider of digital commerce and payment solutions
•Chief Executive Officer and Director (December 2016 – May 2017)
TIBCO Software, Inc., an integration, analytics, and event-processing software company
•President (June 2014 – December 2014)
Hewlett-Packard Company, a global provider of products, technologies, software, solutions, and services
•Executive Vice President Strategic Growth Initiatives (June 2013 – June 2014)
•Executive Vice President of Printing and Personal Systems Group (March 2012 – June 2013)
•Executive Vice President of Personal Systems Group (June 2005 – March 2012)
PalmOne, Inc., a maker of mobile devices and WebOS
•President and Chief Executive Officer
(October 2003 – March 2005)

Other Public Company Directorships
•Commvault Systems, Inc. since 2020; also serves on Compensation and Operations Committees
•One Equity Partners Open Water I Corp. (2020 - 2022)
•Eastman Kodak Company (2017 – 2020); also served on Compensation and Nominating & Governance Committees
•TrueCar, Inc. (2013 – 2016)
Additional Leadership Experience and Service
•Director, Spartronics since 2020; also serves on Audit Committee
•Trustee, Newseum (2014 – 2016)

24	Mattel, Inc.

Adriana Cisneros
Age: 43 Director Since: 2018	Mattel Committee Memberships: Governance and Social Responsibility Committee
Skills:
Key Experience/Director Qualifications
Ms. Cisneros brings to Mattel’s Board significant leadership, media, real estate, entertainment, consumer products, and digital experience. As the Chief Executive Officer of a global company, she has valuable expertise in restructuring, growth strategy, and technology. Ms. Cisneros has experience transforming a company through innovation and digital strategy. She brings a valuable perspective on global consumers and corporate social responsibility. She also has experience serving on the boards of nonprofit entities.

Career Highlights
Cisneros Group of Companies, a privately held company with over 90 years’ experience operating businesses globally with three divisions (Cisneros Media, Cisneros Interactive, and Cisneros Real Estate)
•Chief Executive Officer since September 2013
•Vice Chairman and Director of Strategy (September 2005 – August 2013)

Additional Leadership Experience and Service
•President, Fundación Cisneros since 2009
•Member, International Academy of Television Arts & Sciences since 2015; also serves on Executive Committee
•Trustee, Paley Center for Media since 2016
•Director, Museum of Modern Art (“MoMA”) since 2012; also serves on Latin American Acquisition Committee and as an advisor to Patricia Phelps de Cisneros Research Institute for the Study of Art from Latin America
•Director, MoMA PS1 since 2006
•Director, Parrot Analytics since 2018
•Director, Knight Foundation since 2017; also serves on Nominating and Program Committees
•Director, University of Miami since 2017; also serves on Academic Affairs Committee
•Director, Citibank Private Bank Latin American Advisory Board since 2018
•Director, AST & Science since 2018; also serves as Head of Strategy since 2019
•Member, Strategic Advisory Board of Mission Advancement Corp. since 2020
•Director, Americas Society/Council of the Americas since 2021
•Co-chair, Endeavor Miami (2014 – 2020)
•Director, International Emmy’s (2016 – 2019); also served on Executive Committee

2023 Proxy Statement	25

Corporate Governance at Mattel

Diana Ferguson
Age: 60 Director Since: 2020	Mattel Committee Memberships: Audit Committee (Chair), Executive Committee Other Current Public Directorships: Gartner, Inc., Sally Beauty Holdings, Inc.
Skills:
Key Experience/Director Qualifications
Ms. Ferguson brings to Mattel’s Board significant leadership, finance, human capital management, strategy, and consumer products experience. As a former Chief Financial Officer in several consumer products businesses, she brings valuable perspective on managing large organizations, complex accounting principles and judgments, internal controls and financial reporting requirements, and evaluating the financial results and financial reporting processes of complex companies. Ms. Ferguson also has extensive board experience with publicly-traded companies and nonprofit organizations.

Career Highlights
Scarlett Investments, LLC, a private investment and consulting firm
•Principal (August 2013 – Present)
Cleveland Avenue LLC, a privately held venture capital and consulting firm
•Chief Financial Officer (September 2015 – December 2020)
The Folgers Coffee Company, a division of Proctor & Gamble
•Senior Vice President and Chief Financial Officer (April 2008 – November 2008)
Merisant Worldwide, Inc., a maker of table-top sweeteners and sweetened food products
•Executive Vice President and Chief Financial Officer (2007 – 2008)
Sara Lee Corporation, a global consumer products company
•Senior Vice President and Chief Financial Officer, Sara Lee Foodservice (2006 – 2007)
•Senior Vice President Strategy and Corporate Development (2004 – 2006)
•Vice President and Treasurer (2001 – 2004)

Other Public Company Directorships
•Gartner, Inc. since 2021; also serves on Audit Committee
•Sally Beauty Holdings, Inc. since 2019; also serves as non-executive Chair of the Board and Chair of the Compensation and Talent Committee, and serves on Executive Committee
•Invacare Corporation (2018 – 2022); also served on Audit Committee and Nominating and Governance Committee
•Frontier Communications Corporation (2014 – 2021); chaired Compensation Committee and served on Nominating and Corporate Governance Committee
•TreeHouse Foods, Inc. (2008 – 2016); chaired Audit Committee
Additional Leadership Experience and Service
•Trustee, Groton School since 2015; also serves as Treasurer and on Finance Committee
•Director, Chicago Botanic Gardens since 2021; also serves on Human Capital Committee
•Board Member, Leadership Greater Chicago (2003 – 2005); also served as Board President (2012 – 2014)

26	Mattel, Inc.

Professor Noreena Hertz
Age: 55 Director Since: 2023	Mattel Committee Memberships: Governance and Social Responsibility Committee Other Current Public Directorships: Warner Music Group Corp.
Skills: S
Key Experience/Director Qualifications
Professor Hertz brings to Mattel’s Board her significant experience as an adviser to some of the largest organizations and most senior figures in the world on strategy, decision-making, ESG, and global economic, technological, and geo-political risks and trends. An influential economist on the global stage, she has over 25 years of experience in advising companies and governments in a variety of sectors and geographies on strategy and policy decisions, mergers and acquisitions, intelligence gathering and analysis, millennials and post-millennials, community-building, and ESG. In addition, Professor Hertz has also held senior academic positions where her research has focused on artificial intelligence, decision-making, risk assessment and management, globalization, innovation, post-millennials, community-building, and ESG. Professor Hertz’s best-selling books, Eyes Wide Open, The Silent Takeover, IOU: The Debt Threat, and The Lonely Century are published in over 20 countries.

Career Highlights
University College London
•Visiting Professor at the Institute for Global Prosperity since 2016
•Honorary Professor since 2013
University of Amsterdam
•Professor of Globalisation, Sustainability and Finance (2009 – 2013)
University of Cambridge
•Associate Director of the Centre for International Business and Management (2003 – 2013)

Other Public Company Directorships
•Warner Music Group Corp. (2014 – 2016; September 2017 – present); also serves on Audit Committee and Nominating and Governance Committee
Additional Leadership Experience and Service
•Director, Workhuman (Globoforce Limited) since April 2022; also serves on Audit Committee and Compensation Committee
•Trustee, Inspiring Girls International Limited (2016 – 2023)
•Member, RWE AG Digital Transformation Board (2015 – 2016)
•Member, Inclusive Capitalism Taskforce (2012 – 2013)
•Member, Edelman Europe Advisory Board (2009 – 2012)
•Member, Citigroup Politics and Economics Global Advisory Board (2007 – 2008)

2023 Proxy Statement	27

Corporate Governance at Mattel

Soren Laursen
Age: 59 Director Since: 2018	Mattel Committee Memberships: Finance Committee, Governance and Social Responsibility Committee
Skills:
Key Experience/Director Qualifications
Mr. Laursen brings to Mattel’s Board significant leadership, finance, brand, marketing, retail, global, and toy industry experience. As a former Chief Executive Officer of a toy retail company and former President of a toy manufacturer, he has tested experience and understanding of Mattel’s business and the global commercial toy industry, deep expertise in developing strong brand franchises supported by compelling media, digital and technology activations, and leadership experience in successfully turning around a company and driving growth.

Career Highlights
Credo Partners AS, an investment firm focusing on mid-size companies
•Head of Denmark since October 2019
TOP-TOY, a toy retailer in the Nordic market
•Chief Executive Officer (April 2016 – January 2018)
LEGO Systems, Inc., the Americas division of the family-owned and privately-held The LEGO Group, a toy company based in Denmark
•President (January 2004 – March 2016)
The LEGO Company
•Senior Vice President, Europe North and Europe East (April 2000 – December 2003)
•Senior Vice President, Special Markets (1999 – 2000)
•Vice President/General Manager, LEGO New Zealand (1995 – 1999)

Additional Leadership Experience and Service
•Board member, Varier Furniture A/S Oslo since 2015; also serves as Chairman since 2019
•Advisor, AVT Business School since 2018
•Director, Patentrenewals.com since 2018
•Board member, Postevand Aps since 2015; also serves as Chairman since 2019
•Chairman, BørneRiget Fonden since 2020
•Interim Executive Director, Mattel (October 2018 – September 2019)
•Advisor, American Toy Industry Association since 2014; also served as Chairman (2012 – 2014) and Board Member at large since 2004
•Director, A.T. Cross, R.I (2014 – 2016)
•Director, LEGO Children’s Fund (2010 – 2016)
•Director, Connecticut Children’s Medical Center (2008 – 2016); also served on Executive and Strategy Task Force Committee
•Director, Isabella A/S (2018 – 2020)
•Board Member, BoeBeauty (2020 – 2022)

28	Mattel, Inc.

Ann Lewnes
Age: 61 Director Since: 2015	Mattel Committee Memberships: Governance and Social Responsibility Committee (Chair), Executive Committee
Skills:
Key Experience/Director Qualifications
As a global media and marketing leader in the technology industry, Ms. Lewnes brings to Mattel’s Board her significant leadership experience in branding, advertising, direct-to-consumer/e-commerce, digital marketing, and corporate strategy. She also brings leadership experience in driving strategic growth and global demand at two public technology companies, and also has experience serving on the boards of nonprofit entities. At Adobe, Ms. Lewnes was responsible for Adobe’s corporate brand, corporate communications and corporate responsibility, and global marketing campaigns. She also oversaw the company’s website, customer insights, and corporate strategy and M&A. Ms. Lewnes spearheaded the transformation of Adobe’s global marketing efforts to be digital-first and data-driven. At Intel, Ms. Lewnes played a key role globally positioning the business and products to consumers, business professionals, and key computer channels.

Career Highlights
Adobe Systems Incorporated, a multinational computer software company providing digital marketing and media solutions
•Chief Marketing Officer and Executive Vice President, Corporate Strategy and Development (January 2016 – February 2023)
•Senior Vice President and Chief Marketing Officer (November 2006 – January 2016)
Intel Corporation, a multinational semiconductor manufacturing company that designs, manufactures, and sells integrated digital technology platforms
•Vice President, Sales & Marketing (2000 – 2006)
Awards Received
•Matrix Award (2020)
•American Marketing Association Hall of Fame (2019)
•Forbes Most Influential CMOs (2017 – 2020)
Additional Leadership Experience and Service •Trustee, Lehigh University since 2021; serves as Vice Chair of the Board •Trustee, Sundance Institute since 2020 •Director, Advertising Council (2009 – 2019)

2023 Proxy Statement	29

Corporate Governance at Mattel

Roger Lynch
Age: 60 Director Since: 2018	Mattel Committee Memberships: Audit Committee, Finance Committee
Skills:
Key Experience/Director Qualifications
Mr. Lynch brings to Mattel’s Board significant leadership, media, technology, and internet experience. He has a wealth of consumer experience, including experience leveraging changing consumer behaviors that can be applied to help further Mattel’s growth. Additionally, he has extensive experience leading, innovating, and scaling consumer media and technology businesses globally, including having guided a number of companies through critical transformation periods. Through his media industry experience, Mr. Lynch has frequently worked with large content providers to create business models that embrace technological changes in distribution.

Career Highlights
Condé Nast, a global media company
•Chief Executive Officer since April 2019
Pandora Media, Inc., a streaming music service
•Chief Executive Officer, President, and Director (September 2017 – February 2019)
Sling TV Holding LLC, an on-demand internet streaming television service (subsidiary of DISH Network)
•Chief Executive Officer and Director (July 2012 – August 2017)
Dish Network LLC, a pay television operator
•Executive Vice President, Advanced Technologies (November 2009 – July 2012)
Video Networks International, Ltd., an internet protocol television provider
•Chairman and Chief Executive Officer (2002 – 2009)
Chello Broadband N.V., a broadband internet service provider in Europe
•President and Chief Executive Officer (1999 – 2001)

Additional Leadership Experience and Service
•Director, News Media Alliance since 2022
•Director, Partnership for New York City since 2021
•Director, USC Dornsife School of Letters, Arts and Sciences since 2018
•Director, Tuck School of Business at Dartmouth since 2017
•Director, Quibi LLC (2018 – 2020)
•Board Observer, Roku LLC (2012 – 2017)
•Director, Digitalsmiths LLC (2010 – 2015; served as Chair of Compensation Committee)
•Chairman and CEO, Video Networks International LTD (2002 – 2009)

30	Mattel, Inc.

Dominic Ng
Age: 64 Director Since: 2006	Mattel Committee Memberships: Finance Committee (Chair), Audit Committee, Executive Committee Other Current Public Directorships: East West Bancorp, Inc.
Skills:
Key Experience/Director Qualifications
As the Chief Executive Officer of the largest independent bank headquartered in Southern California, Mr. Ng brings to Mattel’s Board significant experience in leadership, strategy, business development, and global business. He also has valuable experience in dealing with complex accounting principles and judgments, internal controls, financial reporting rules and regulations, and evaluating financial results and financial reporting processes of large companies. Mr. Ng transformed East West Bank from a small savings and loan association based in Los Angeles into a large, full-service commercial bank with differentiated focus on the United States and China markets. Mr. Ng’s extensive experience conducting business in China adds an extremely valuable perspective to Mattel’s Board considering Mattel’s manufacturing presence in China and emerging markets initiatives, which include China. He also brings to Mattel’s Board extensive business and governmental relationships in the State of California and the greater metropolitan area of Los Angeles, where Mattel is headquartered.

Career Highlights
East West Bancorp, Inc. and East West Bank, a global bank based in California
•Chief Executive Officer and Chairman of the Board since 1992
•President (1992 – 2009)
Seyen Investment, Inc., a private family investment business
•President (1990 – 1992)
Deloitte & Touche LLP, an accounting firm
•Certified Public Accountant (1980 – 1990)

Other Public Company Directorships
•East West Bancorp, Inc. since 1992; also Chairman since 1992
•PacifiCare Health Systems, Inc. (2003 – 2005)
•ESS Technology, Inc. (1998 – 2004)
Additional Leadership Experience and Service
•Trustee, University of Southern California since 2014
•Trustee, Academy Museum of Motion Pictures since 2018
•Chair, Asia-Pacific Economic Cooperation Business Advisory Council since 2022
•Director of the following nonprofit entities and government organizations: Federal Reserve Bank of San Francisco – Los Angeles Branch (2005 – 2011); California Bankers Association (previously 2002 – 2011, 2016 – 2017); Chairman, Committee of 100 (2011 – 2014); The United Way of Greater Los Angeles (2006 – 2014); Pacific Council on International Policy (2010 –2013); and Los Angeles’ Mayor’s Trade Advisory Council as Co-Chair (2009 – 2011)

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Corporate Governance at Mattel

Dr. Judy Olian
Age: 71 Director Since: 2018	Mattel Committee Memberships: Compensation Committee, Governance and Social Responsibility Committee Other Current Public Directorships: Ares Management LLC and United Therapeutics Corp.
Skills:
Key Experience/Director Qualifications
As the President of Quinnipiac University, and former Dean of the UCLA Anderson School of Management for over 12 years, Dr. Olian brings to Mattel’s Board her extensive leadership record in running large organizations, as well as her professional expertise in human resource management, top management teams, and management strategy. She also has extensive board experience in publicly-traded and nonprofit boards. Prior to her most recent roles, she served as Dean of Penn State’s Smeal College of Business, and in various faculty and leadership roles at the University of Maryland. She was also a management consultant at, and chairman of, AACSB International, the premier accrediting and thought leadership organization for global business schools.

Career Highlights
Quinnipiac University
•President since July 2018
UCLA Anderson School of Management
•Dean and John E. Anderson Chair in Management
(January 2006 – July 2018)
Other Public Company Directorships
•Ares Management Corporation since 2014; also serves on Audit Committee, Nominating and Governance Committee, and Conflicts Committee
•United Therapeutics Corp. since 2016; also serves on Audit Committee

Additional Leadership Experience and Service
•Director, UCLA Technology Development Corporation
(2014 – 2018)
•Board member, Business-Higher Education Forum
•Member, CT Governor’s Workforce Commission
•Advisory Board Member, Catalyst Inc. since 2011
•Board member, AdvanceCT related to economic development, appointed by Governor of Connecticut
•Chairman, Loeb Awards for Excellence in Business Journalism (2006 – 2018)
•Member, International Advisory Board, Peking University School of Business (2007 – 2016)

32	Mattel, Inc.

Board Composition and the Director
Nomination Process
Identifying and Evaluating Director Nominees
The Board, acting through the Governance and Social Responsibility Committee, is responsible for identifying and evaluating candidates for membership on the Board. The Board’s Amended and Restated Guidelines on Corporate Governance (the “Guidelines on Corporate Governance”) set forth the process for selecting candidates for director positions, as well as the role of the Governance and Social Responsibility Committee in identifying potential candidates and screening them, with input from the Chairman.
Under the Guidelines on Corporate Governance and the charter of the Governance and Social Responsibility Committee, the Governance and Social Responsibility Committee is responsible for reviewing with the Board annually the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board and the perceived needs of the Board at that time, and in accordance with the guidelines established by the committee.
The Governance and Social Responsibility Committee also reviews the results of the Board’s annual self-evaluation. This review includes an assessment of the talent base, skills, areas of expertise and experience, diversity, including diversity with respect to demographics such as gender, race, ethnic and national background, geography, age, and sexual orientation, and independence of the Board and its members. Any changes that may have occurred in any director’s responsibilities, as well as such other factors as may be determined by the committee to be appropriate for review, are also considered. For more information, please see “Board Evaluations” on page 41.
The charter of the Governance and Social Responsibility Committee also sets forth the process by which the committee actively seeks qualified director candidates for recommendation to the Board. The committee, with input from the Chairman, screens candidates to fill any vacancies on the Board, solicits recommendations from Board members as to such candidates, and considers nominations and recommendations for Board membership submitted by stockholders as described further below. The committee has the sole authority to retain an independent third-party search firm to identify director candidates who may meet the needs of the Board. Candidates who the committee expresses interest in pursuing must interview with at least two members of the committee before being recommended to the Board for nomination. The Governance and Social Responsibility Committee recommends to the Board the director nominees for election at each annual meeting of stockholders.
Our Director Nominations Policy describes the methodology for selecting the candidates who are included in the slate of director nominees recommended to the Board and the procedures for stockholders to follow in submitting nominations and recommendations of possible candidates for Board membership.

Under our Director Nominations Policy, each director nominee should, at a minimum, possess the following:
•An outstanding record of professional accomplishment in his or her field of endeavor;
•A high degree of professional integrity, consistent with Mattel’s values;
•A willingness and ability to represent the general best interests of all of Mattel’s stockholders and not just one particular stockholder or constituency, including a commitment to enhancing long-term stockholder value; and
•A willingness and ability to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and no commitments that would, in the judgment of the Governance and Social Responsibility Committee, interfere with or limit his or her ability to do so.

Our Director Nominations Policy also lists the following additional skills, experiences, and qualities that are desirable in director nominees:
•Skills and experiences relevant to Mattel’s business, operations, or strategy;
•Qualities that help the Board achieve a balance of a variety of knowledge, experience, and capability on the Board, and an ability to contribute positively to the collegial and collaborative culture among Board members; and
•Qualities that contribute to the Board’s overall diversity – diversity being broadly construed to mean a variety of opinions, perspectives, professional and personal experiences, and backgrounds, as well as other differentiating characteristics.

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Corporate Governance at Mattel
Lastly, a nominee’s ability to qualify as an independent director of Mattel is considered in terms of both the overall independence of Mattel’s Board as well as the independence of its committees.
The committee reviews the Director Nominations Policy periodically and may amend the policy from time to time as necessary or advisable based on changes to applicable legal requirements and listing standards as well as the evolving needs and circumstances of the business. In addition, the Guidelines on Corporate Governance are reviewed periodically, and may be changed by the Board only upon a determination that such change is in the best interests of the Company and its stockholders and a recommendation of such change is made to the full Board by the Governance and Social Responsibility Committee. For additional information on the Board’s selection and evaluation process, see our Director Nominations Policy, which is available on Mattel’s corporate website at https://corporate.mattel.com/en-us/investors/corporate-governance.
Stockholder Recommendations of Director Candidates
The Governance and Social Responsibility Committee will consider recommendations for director candidates made by stockholders and evaluate them using the same criteria as other candidates. Under our Director Nominations Policy, any such recommendation must include a detailed statement explaining why the stockholder is making the recommendation, as well as all information that would be required were the stockholder to nominate such person under our Amended and Restated Bylaws (the “Bylaws”) or applicable law. For additional information on stockholder recommendations, see our Bylaws and Director Nominations Policy, which are available on Mattel’s corporate website at https://corporate.mattel.com/en-us/investors/corporate-governance.
Stockholder recommendations for director candidates should comply with our Director Nominations Policy and should be addressed to:
Governance and Social Responsibility Committee
c/o Secretary, TWR 15-1
Mattel, Inc.
333 Continental Boulevard
El Segundo, CA 90245-5012
Stockholder Proxy Access Right
Our Bylaws permit a stockholder, or group of up to 20 stockholders, owning at least three percent of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials for an annual meeting of stockholders, director nominees constituting up to the greater of two nominees or 20% of the Board, provided that the stockholder(s) and the director nominee(s) satisfy the requirements specified in the Bylaws. Additional information on the deadlines to submit director nominations pursuant to the proxy access provisions of our Bylaws is set forth on page 96 under “Director Nominations Pursuant to Proxy Access Provisions.”
Board Structure
Board Leadership Structure
The Board believes that one of its most important responsibilities is to evaluate and determine the most appropriate Board leadership structure for Mattel so that the Board can best provide effective, independent oversight of management and facilitate its engagement in, and understanding of, Mattel’s business. To carry out this responsibility, the Guidelines on Corporate Governance empower the Board to evaluate the Company’s leadership structure so that there is strong, independent Board leadership in place to provide effective oversight of management. The Governance and Social Responsibility Committee also periodically reviews the Board’s leadership structure and recommends changes to the Board as appropriate, and makes a recommendation to the independent directors regarding the election of the Independent Lead Director. The Board evaluates its structure periodically, as well as when warranted by specific circumstances, such as the appointment of a new CEO, in order to assess which structure is in the best interests of Mattel and its stockholders based on the evolving needs of the Company. This approach provides the Board appropriate flexibility to determine the leadership structure best suited to support the dynamic demands of our business.
The Board has determined that the Company and its stockholders are best served by a leadership structure in which Mr. Kreiz serves as Chairman of the Board and CEO, counterbalanced by a strong, independent Board led by Mr. Dolan, as Independent Lead Director.

34	Mattel, Inc.

The Board believes that this leadership structure leverages executive leadership experience while providing effective independent oversight of Mattel and our management team. Independent leadership remains an important pillar of the Board leadership structure and, as such, the Company’s Independent Lead Director has robust, well-defined responsibilities as set forth below under “Independent Lead Director Responsibilities.”
Going forward, the Board will continue to evaluate its leadership structure in order to confirm it aligns with and supports the evolving needs and circumstances of the Company and its stockholders.
Independent Lead Director Responsibilities
The Board recognizes the importance of strong independent Board leadership. As such, the independent directors of the Board annually elect an Independent Lead Director when the Chairman is not independent. Our Independent Lead Director has specifically-enumerated powers and responsibilities, providing the same leadership, oversight, and benefits to the Company and Board that would be provided by an independent Chairman.

Michael Dolan
Independent Lead Director
•Director since 2004; Independent Lead Director since 2015
•Chair of the Compensation Committee and Executive Committee; member of Governance and Social Responsibility Committee
•Board experience at Mattel in multiple operating environments

In 2022, the independent directors of the Board re-elected Mr. Dolan to serve as the Board’s current Independent Lead Director, a position he has held since January 2015. Through his experience as the former Chairman and Chief Executive Officer of a publicly-traded company, Mr. Dolan brings to the Board significant first-hand leadership experience, and valuable perspective on a range of critical matters, including finance, branding, marketing, human capital management, and global operations. In his role as Independent Lead Director, Mr. Dolan provides strong guidance and, together with our other independent directors, exercises robust and meaningful independent oversight over management. Under his leadership as Independent Lead Director, our Board played a critical role in the oversight of our turnaround and transformation and continues to oversee the execution of our strategy.

The Independent Lead Director’s duties include the following significant powers and responsibilities:
•Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
•Serves as liaison between the Chairman and the independent directors;
•Approves information sent to the Board;
•Approves meeting agendas for the Board;
•Approves schedules of meetings to assure that there is sufficient time for discussion of all agenda items;
•Has authority to call meetings of the independent directors; and
•If requested by significant stockholders, makes himself or herself available for consultation and direct communication.

Board Independence Determinations
Mattel’s Board has adopted Guidelines on Corporate Governance consistent with Nasdaq listing standards that include qualifications for determining director independence. These provisions incorporate Nasdaq’s categories of relationships between a director and a listed company that would make a director ineligible to be independent.
The Board has affirmatively determined that each of Mses. Cisneros, Ferguson, and Lewnes, Prof. Hertz, Dr. Olian, and Messrs. Bradley, Dolan, Laursen, Lynch, and Ng is independent within the meaning of both Mattel’s and Nasdaq’s director independence standards, as currently in effect, and has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Because Mr. Kreiz is employed by Mattel, he does not qualify as independent. Furthermore, the Board has determined that each of the members of our Audit Committee, Compensation Committee, and Governance and Social Responsibility Committee is independent within the meaning of Nasdaq’s director independence standards applicable to members of such committees, as currently in effect.

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Corporate Governance at Mattel
The Compensation Committee members also qualify as “non-employee directors” within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
In making these determinations, the Board considered, among other things, ordinary course commercial relationships with companies at which Board members then served as executive officers (including Adobe Systems Incorporated and Condé Nast). The aggregate annual amounts involved in these commercial transactions were less than 1% of the annual consolidated gross revenues of these companies. The Board has determined that none of these relationships are material and that none of these relationships impair the independence of any non-employee director.
Board Committees
The Board has established six principal committees: the Audit Committee, the Compensation Committee, the Governance and Social Responsibility Committee, the Finance Committee, the Executive Committee, and the Stock Grant Committee. Each of the Audit Committee, the Compensation Committee, and the Governance and Social Responsibility Committee has a written charter that is reviewed annually and revised as appropriate. A copy of each of these committee’s current charter is available on Mattel’s corporate website at https://corporate.mattel.com/investors/corporate-governance.
The current chairs and members of these committees are identified in the following table:

Director	Audit	Compensation	Governance and Social Responsibility	Finance	Executive	Stock Grant
Non-Employee Directors
R. Todd Bradley†
Adriana Cisneros
Michael DolanILD
Diana Ferguson†
Prof. Noreena Hertz
Soren Laursen
Ann Lewnes
Roger Lynch†
Dominic Ng†
Dr. Judy Olian
Employee Director
Ynon Kreiz

Chair
ILD	Independent Lead Director
Audit Committee Financial Expert
Member

36	Mattel, Inc.

The primary responsibilities, membership, and meeting information for the committees of the Board during 2022 are summarized below.

Audit Committee	Members in 2022:	Diana Ferguson (Chair), R. Todd Bradley, Roger Lynch, Dominic Ng
	Meetings in 2022:	12

The Board has determined that each member meets applicable SEC, Nasdaq, and Mattel independence and “financial sophistication” standards and qualifies as an “audit committee financial expert” under applicable SEC regulation.

Primary Responsibilities
•Assist the Board in fulfilling the Board’s oversight responsibilities regarding the accounting and financial reporting processes of the Company, including the quality and integrity of Mattel’s financial reporting and the audits of the Company’s financial statements, the independence, qualifications, and performance of Mattel’s independent registered public accounting firm, the performance of Mattel’s internal audit function, and Mattel’s compliance with legal and regulatory requirements
•Oversee the Company’s assessment and management of material risks impacting the Company’s business and relating to financial reporting and accounting, compliance, and cybersecurity
•Appoint or replace the independent registered public accounting firm, taking into consideration the results of any vote by stockholders to ratify such decision; directly responsible for the compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work; directly responsible for the evaluation of the qualifications, performance and independence of the independent registered public accounting firm, including consideration of the adequacy of quality controls and the provision of permitted non-audit services
•Meet with the independent registered public accounting firm and management in connection with each annual audit to discuss the scope of the audit, the staffing of the audit, and the procedures to be followed
•Review and discuss Mattel’s quarterly and annual financial statements with management, the independent registered public accounting firm, and the internal audit group
•Discuss with management and the independent registered public accounting firm Mattel’s practices with respect to risk assessment, risk management, critical accounting policies, and critical audit matters
•Discuss with management and the independent registered public accounting firm key reporting practices (including the use of non-GAAP measures) and new accounting standards
•Review periodically with the Chief Legal Officer the implementation and effectiveness of Mattel’s compliance and ethics programs
•Discuss periodically with the independent registered public accounting firm and the senior internal auditing officer the adequacy and effectiveness of Mattel’s accounting and financial controls, and consider any recommendations for improvement of such internal control procedures
•Pre-approve audit services, internal-control-related services, and permitted non-audit services to be performed for Mattel by its independent registered public accounting firm

Compensation Committee	Members in 2022:	Michael Dolan (Chair), R. Todd Bradley, Dr. Judy Olian
	Meetings in 2022:	6

The Board has determined that each member meets applicable Nasdaq and Mattel independence standards and qualifies as a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act.
The Compensation Committee meets in executive session at least once each year without the CEO present.

Primary Responsibilities
•Develop, evaluate and, in certain instances, approve or determine compensation plans, policies, and programs
•Review and approve all forms of compensation to be provided to the CEO and all other executives who are subject to Section 16 of the Exchange Act
•Annually review and approve corporate goals and objectives relevant to the CEO’s compensation, and review and evaluate the CEO’s performance in light of those goals and objectives
•Administer short- and long-term cash incentive and stock compensation plans and programs
•Review and approve all forms of compensation to be provided to the non-employee directors
•Oversee and assess material risks associated with Mattel’s compensation structure, policies, plans, and programs generally
•Report and, as appropriate, make recommendations to the Board regarding executive compensation programs and practices
•Inform the non-employee directors of the Board of its decisions regarding compensation for the CEO and other senior executives
•Oversee the Company’s engagement with institutional stockholders and proxy advisory firms concerning executive compensation matters
•Report to the Board annually on succession planning, and assist the Board in nominating and evaluating successors to the CEO and Board Chair positions

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Corporate Governance at Mattel

Governance and Social Responsibility Committee	Members in 2022:	Ann Lewnes (Chair), Adriana Cisneros, Michael Dolan, Soren Laursen, Dr. Judy Olian
	Meetings in 2022:	5

The Board has determined that each member meets applicable Nasdaq and Mattel independence standards.

Primary Responsibilities
•Assist the Board by identifying individuals qualified to become Board members, consistent with the criteria approved by the Board, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of stockholders
•Develop and recommend to the Board the Guidelines on Corporate Governance
•Lead the evaluation of the Board’s performance
•Evaluate and make recommendations to the Board regarding the independence of the Board members
•Recommend director nominees for each committee of the Board
•Assist the Board with oversight and review of social responsibility matters such as sustainability, corporate citizenship, community involvement, global manufacturing principles, public policy matters, environmental, health and safety matters, and diversity and equal opportunity matters
•Oversee and review with management risks relating to governance and social responsibility matters
•Oversee the Company’s engagement with institutional stockholders and proxy advisory firms concerning governance and social responsibility matters
•Provide oversight with regard to philanthropic activities
•Work closely with the CEO and other members of Mattel’s management to assure that Mattel is governed effectively and efficiently
•Review the Board’s leadership structure periodically and recommend changes to the Board as appropriate

Finance Committee	Members in 2022:	Dominic Ng (Chair), Soren Laursen, Roger Lynch
	Meetings in 2022:	5
Primary Responsibilities
•Advise and make recommendations to the Board regarding allocation and deployment of available capital, including credit facilities and debt securities, capital expenditures, dividends to stockholders, stock repurchase programs, and hedging transactions
•Oversee interactions with credit rating agencies
•Advise and make recommendations to the Board regarding mergers, acquisitions, dispositions, and other strategic transactions
•Oversee third-party financial risks

38	Mattel, Inc.

Other Board Committees
The Executive Committee did not hold any meetings in 2022. The members of the Executive Committee are Mses. Ferguson and Lewnes and Messrs. Dolan and Ng. Mr. Dolan chairs the Executive Committee. The Executive Committee may exercise all the powers of the Board, subject to limitations of applicable law, between meetings of the Board.
Mattel also has a Stock Grant Committee with Mr. Kreiz as the current sole member. The primary function of the Stock Grant Committee is to exercise the limited authority delegated to the committee by the Board and the Compensation Committee with regard to approving annual and off-cycle stock grants to employees below the EVP level who are not Section 16 officers.
Director Succession Planning
The Board has a robust director succession and search process. The Board retains an independent, third-party search firm to assist with the search for director candidates. The Board has worked diligently to achieve the right balance between long-term, institutional knowledge, and fresh perspectives on the Board. The Board believes that the current mix of director tenures provides Mattel with an optimal balance of knowledge, experience, and capability. In its oversight of management, this mix allows the Board to leverage the new viewpoints, experiences, and ideas of newer directors as well as the deep knowledge of, and experience with, Mattel held by longer-tenured directors. The Board continues to be thoughtful and proactive about this process and will continue to evaluate its composition with respect to skills, experience, and attributes in order to maintain the right balance for effective, independent Board oversight.
Board Meetings
During 2022, the Board held six meetings. No incumbent director attended less than 75% of the aggregate of all Board meetings and all meetings held by any committee of the Board on which such director served (in each case, held during the period of time such director served on the Board or the applicable committee).
Policy Regarding Attendance of Directors at the Annual Meeting of Stockholders
Each member of Mattel’s Board is expected, but not required, to attend Mattel’s annual meeting of stockholders. There were ten directors at the time of our 2022 annual meeting of stockholders (“2022 Annual Meeting”) and ten directors attended the meeting.

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Corporate Governance at Mattel
Risk Oversight

Board Oversight
The full Board is responsible for overseeing Mattel’s ongoing assessment and management of material risks impacting Mattel’s business. The Board relies on Mattel’s management to identify and report on material risks, and relies on each Board committee to oversee management of specific risks related to that committee’s function. The Board engages in risk oversight throughout the year and specifically focuses on risks facing Mattel each year at a regularly scheduled Board meeting.

Audit Committee
The Audit Committee oversees the Company’s assessment and management of Mattel’s material risks impacting the Company’s business, including those relating to the Company’s financial reporting and accounting, and information technology security. The Audit Committee is also responsible for overseeing Mattel’s compliance risk, which includes risk relating to Mattel’s compliance with laws and regulations. The Audit Committee annually reviews and discusses with management the steps the Company has taken to monitor and manage these risks. The Audit Committee oversees the assessment and management of cybersecurity risks, including to protect our consumer and employee data, and identify and proactively mitigate against information security threats. The Audit Committee regularly receives cybersecurity updates from management, including our Chief Technology Officer, and external advisors, as appropriate, to assess pressing and potential threats in the near and long term and the Company’s plans to mitigate those threats.

Governance and Social Responsibility Committee
The Governance and Social Responsibility Committee oversees and reviews with management risks relating to governance and social responsibility matters, including sustainability, corporate citizenship, community involvement, global manufacturing principles, public policy matters, environmental, health and safety matters, and diversity and equal opportunity matters. The Governance and Social Responsibility Committee works with the Board to oversee how the Company fosters its culture, and they receive regular updates on the Company’s workforce management, including its DE&I initiatives. The Governance and Social Responsibility Committee, along with management, regularly reviews collected feedback to measure employee engagement through our annual global engagement survey, which measures employee job satisfaction and is used to help improve the employee experience and strengthen our workplace culture. The Governance and Social Responsibility Committee also reviews our Citizenship Report, which describes goals and initiatives related to our DE&I efforts, as well as our support of our ERGs, which we believe are an integral component of fostering an inclusive culture and enhancing engagement at Mattel.

Finance Committee
The Finance Committee oversees and reviews with management risks relating to capital allocation and deployment, including Mattel’s credit facilities and debt securities, capital expenditures, dividend policy, mergers, acquisitions, dispositions, and other strategic transactions. The Finance Committee also oversees third-party financial risks, which include risks arising from customers, vendors, suppliers, subcontractors, creditors, debtors, and counterparties in hedging transactions, mergers, acquisitions, dispositions, and other strategic transactions.

Compensation Committee
The Compensation Committee oversees and assesses material risks associated with Mattel’s compensation structure, policies, and programs generally, including those that may relate to pay mix, selection of performance measures, the goal setting process, and the checks and balances on the payment of compensation. The Compensation Committee annually reviews a detailed compensation risk assessment conducted by its independent compensation consultant to confirm that Mattel’s compensation programs do not encourage excessive risk taking. See “Compensation Risk Review” for a more detailed description of the Compensation Committee’s review of potential pay risk.

Role of Management
Consistent with their role as active managers of Mattel’s business, our senior executives play the most active role in risk management, and the Board looks to such officers to keep the Board apprised on an ongoing basis about risks impacting Mattel’s business and how such risks are being managed. Each year as part of Mattel’s risk evaluation process performed by its internal audit team, Mattel’s most senior executives provide input regarding material risks facing the business group or function that each manages. These risks are presented to the Audit Committee and the full Board along with Mattel’s strategy for managing such risks. Since much of the Board’s risk oversight occurs at the committee level, Mattel believes that this process is important to make all directors aware of Mattel’s most material risks.

40	Mattel, Inc.

Board Accountability and Effectiveness
Board Evaluations
The Board conducts an annual self-evaluation process to assess effectiveness at both the Board and Board committee levels. The Chair of the Governance and Social Responsibility Committee is responsible for leading the annual review and is available for private sessions with Board members during the evaluation process. Comments are aggregated and summarized, and the results are reviewed with the Board and Board committees. In addition, the Governance and Social Responsibility Committee conducts an annual review of the Board’s composition and skills, and makes recommendations to the Board accordingly. This review includes an assessment of the talent base, skills, areas of expertise, experience, diversity, and independence of the Board and its members, and consideration of any recent changes in a director’s outside employment or responsibilities.

Key Areas of Focus for the Annual Evaluations	Improvements in Board Effectiveness Due to Evaluations

•Board operations and meeting effectiveness •Board accountability •Board committee performance	•Reallocated succession planning responsibilities •Enhanced agenda item selection •Improved Board and committee discussion formats •Greater interaction with our CEO and management team

Process

1
Questionnaires
Directors provide feedback regarding board composition and structure, Board interaction with management, meetings and materials, effectiveness of the Board, future agenda items, and director education opportunities.
2 Committee Review The Governance and Social Responsibility Committee reviews the results of the evaluations.

4 Feedback and Action Based on the evaluation results, changes in practices or procedures are considered and implemented, as appropriate.	3 Board Review Results are presented to the full Board.

Certain Transactions with Related Parties
The Board maintains a written Related Party Transactions Policy regarding the review, approval, and ratification of any transaction required to be reported under Item 404(a) of the SEC’s Regulation S-K. Under the policy, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. A related party transaction entered into without pre-approval of the Audit Committee is not deemed to violate the policy, or be invalid or unenforceable, so long as the transaction is brought to the Audit Committee as promptly as reasonably practical after it is entered into. The policy provides that management shall present to the Audit Committee each new or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction, and the benefits to Mattel and to the relevant related party. For the purposes of our policy, a “related party transaction” is any transaction or relationship directly or indirectly involving one of our directors (which term includes any director nominee) or executive officers (within the meaning of Rule 3b-7 under the Exchange Act), any person known by us to be the beneficial owner of more than 5% of our common stock, or any person known by us to be an immediate family member of any of the foregoing that would need to be disclosed under Item 404(a) of the SEC’s Regulation S-K.

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Corporate Governance at Mattel
Our directors and executive officers complete questionnaires on an annual basis designed to elicit information about any potential related party transactions. They are also instructed and periodically reminded of their obligation to inform our legal department of any potential related party transactions. In addition, we review information about security holders known by us to be beneficial owners of more than 5% of any class of our voting securities (see “Stock Ownership and Reporting – Principal Stockholders”) to determine whether there are any relationships with such security holders that might constitute related party transactions.
We are not aware of any current or proposed related party transactions with any directors, executive officers, more-than-5% security holders, or any person known by us to be an immediate family member of any of the foregoing requiring disclosure under the SEC’s rules or our Related Party Transactions Policy.
Code of Conduct
The Board has adopted a Code of Conduct, which is a general statement of Mattel’s standards of ethical business conduct. The Code of Conduct applies to all of our employees, including our CEO and CFO. Certain provisions of the Code of Conduct also apply to members of the Board in their capacity as Mattel’s directors. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. We intend to disclose any future amendments to certain provisions of our Code of Conduct in accordance with the SEC rules, and any waivers of provisions of the Code of Conduct required to be disclosed under the SEC rules or the Nasdaq listing standards, on Mattel’s corporate website at https://corporate. mattel.com/ethics-and-compliance#our-code-of-conduct.
Corporate Governance Documentation and How to Obtain Copies
In addition to our committee charters and Code of Conduct, current copies of the following materials related to Mattel’s corporate governance policies and practices are available publicly on Mattel’s corporate website at https://corporate.mattel.com/en-us/investors/corporate-governance:
•Amended and Restated Guidelines on Corporate Governance;
•Restated Certificate of Incorporation;
•Amended and Restated Bylaws;
•Director Nominations Policy;
•Audit Committee Complaint Procedures for Accounting, Internal Accounting Controls, Auditing, and Federal Securities Law Matters;
•Policy on Adoption of a Shareholder Rights Plan; and
•Golden Parachute Policy.
Communications with the Board
The independent directors of Mattel have unanimously approved a process by which stockholders of Mattel and other interested persons may send communications to any of the following: (i) the Board, (ii) any committee of the Board, (iii) the Independent Lead Director, or (iv) the independent directors. Such communications should be submitted in writing by mailing them to the relevant addressee at the following address:
[Addressee]
c/o Secretary, TWR 15-1
Mattel, Inc.
333 Continental Boulevard
El Segundo, CA 90245-5012
Any such communications will be relayed to the Board members who appear as addressees, except that the following categories of communications will not be so relayed, but will be available to Board members upon request:
•Communications concerning Company products and services;
•Solicitations;
•Matters that are entirely personal grievances; and
•Communications about litigation matters.

42	Mattel, Inc.

Non-Employee Director Compensation
Independent Compensation Consultant Review
On an annual basis, the Compensation Committee reviews, with the assistance of its independent compensation consultant, Frederic W. Cook & Co. (“FW Cook”), our non-employee director compensation program. In May 2022, FW Cook conducted an independent review of our non-employee director compensation program and concluded that no changes should be made to the level of payments under such program since such amounts aligned with our peer group median. FW Cook also did not recommend any changes to our non-employee director compensation program structure, which FW Cook has indicated is aligned with best practices, as set forth below. As a result, our Compensation Committee determined, supported by FW Cook’s recommendations, that no changes would be made to our non-employee director compensation program for 2022.

Non-Employee Director Compensation Program Elements:
  Retainer-only cash compensation (i.e., no meeting fees)
  Total annual compensation mix slightly weighted in favor of stock versus cash
  Annual stock grants delivered as full value awards based on a fixed-value formula
  Immediate vesting that avoids entrenchment
  Robust stock ownership guidelines
  Flexible voluntary deferral provisions
  Annual total limit on stock and cash compensation in the stockholder approved stock plan
  No major benefits or perquisites other than modest charitable gift matching

Cash Retainers
For 2022, non-employee directors received:

Annual cash retainer	$105,000
Additional cash retainer for the Independent Lead Director of the Board	$35,000
Additional cash retainer for the Chairs of the Audit and Compensation Committees	$20,000
Additional cash retainer for the Chairs of the Executive, Finance, and Governance and Social Responsibility Committees	$15,000
Additional cash retainer for Audit Committee members, including the Chair	$10,000
Directors had the option to receive all or a portion of their annual cash retainer in the form of shares of Mattel common stock and/or defer receipt of all or a portion of their total cash retainer under the Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors (“Director DCP”), as described below under “Narrative Disclosure to Non-Employee Director Compensation Table – Deferred Compensation Plan for Non-Employee Directors.” Ms. Lewnes and Mr. Ng elected to defer their total cash retainer under the Director DCP. Ms. Cisneros elected to receive 50% of her total cash retainer in the form of Mattel shares, and Mr. Laursen and Dr. Olian elected to receive their total cash retainer in the form of Mattel shares. Each of our other non-employee directors received his or her total cash retainer shortly after our 2022 Annual Meeting held on May 25, 2022.
For non-employee directors commencing service as a non-employee director other than at our annual meeting of stockholders, cash retainers are prorated from the date of commencement of service until the next annual meeting of stockholders.

2023 Proxy Statement	43

Corporate Governance at Mattel
Stock Compensation
For 2022, non-employee directors received:

Annual stock grant of deferred vested RSUs (intended fixed grant value)	$155,000
Each of our non-employee directors elected at our annual meeting of stockholders received the annual grant of deferred vested RSUs on the 2022 Annual Meeting date. For non-employee directors commencing service on the Board other than at our annual meeting of stockholders, annual stock grants are prorated for service until the next annual meeting of stockholders. Each RSU represents a contingent right to receive one share of Mattel common stock. These RSUs vest immediately, but a non-employee director generally will not receive actual shares of Mattel common stock in settlement of the RSUs until the earlier of the third anniversary of the grant date or the date he or she ceases to be a director. The RSUs have dividend equivalent rights, meaning that for the period before the RSUs are settled in shares, we will pay the director cash equal to any cash dividends that he or she would have received if the RSUs had been an equivalent number of actual shares of Mattel common stock. The directors may also elect to defer the receipt of the RSU shares under the Director DCP and, if they do so, any dividends paid on such shares are also deferred under the Director DCP in the form of Mattel stock equivalents.
Non-Employee Director Compensation Table
The following table shows the compensation of the members of the Board who served at any time during 2022, other than Mr. Kreiz, whose compensation as an executive officer is set forth in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
R. Todd Bradley	115,000	154,994	—	269,994
Adriana Cisneros	105,000	154,994	7,500	267,494
Michael Dolan	175,000	154,994	—	329,994
Diana Ferguson	135,000	154,994	15,000	304,994
Soren Laursen	105,000	154,994	7,500	267,494
Ann Lewnes	120,000	154,994	15,000	289,994
Roger Lynch	115,000	154,994	15,000	284,994
Dominic Ng	130,000	154,994	15,000	299,994
Dr. Judy Olian	105,000	154,994	15,000	274,994
(1)For Ms. Lewnes and Mr. Ng, the amount shown was deferred under the Director DCP. For Ms. Cisneros, 50% of the amount shown was received as 2,318 shares in lieu of cash, and for Mr. Laursen and Dr. Olian, 100% of the amount shown was received as 4,636 shares in lieu of cash, per their elections, with the number of shares computed based on our closing stock price of $22.65 on May 25, 2022.
(2)Each of our non-employee directors received an annual stock grant of 6,843 RSUs under our Amended and Restated 2010 Equity and Long-Term Compensation Plan (the “Amended 2010 Plan”). Amounts in this column represent the grant date fair value of such shares, computed in accordance with FASB ASC Topic 718, based on our closing stock price of $22.65 on May 25, 2022.
The table below shows the aggregate number of stock awards outstanding for each of our non-employee directors as of December 31, 2022. Stock awards consist of vested but not settled RSUs and any deferrals of vested RSUs under the Director DCP. Our directors held no outstanding stock option awards as of December 31, 2022.

Name	Aggregate Stock Awards Outstanding as of December 31, 2022
R. Todd Bradley	26,983
Adriana Cisneros	26,983
Michael Dolan	26,983
Diana Ferguson	25,800
Soren Laursen	26,983
Ann Lewnes	26,983
Roger Lynch	39,550
Dominic Ng	89,454
Dr. Judy Olian	26,983
(3)The “All Other Compensation” column reflects the gifts made by the Mattel Children’s Foundation pursuant to the Board of Directors Recommended Grants and Matching Recommended Grants Program, as described below, for the applicable director.

44	Mattel, Inc.

Narrative Disclosure to Non-Employee Director Compensation Table
Recommended Grants and Matching Recommended Grants Program
Subject to certain limitations, each director may recommend that the Mattel Children’s Foundation (the “Foundation”) make grants of up to a total of $7,500 per year to one or more nonprofit public charities that help fulfill the Foundation’s mission of serving children in need. The Foundation also will match up to $7,500 per year for any personal gifts made by the director, subject to certain limitations. This program may not be used to satisfy any pre-existing commitments of the director or any member of the director’s family.
Deferred Compensation Plan for Non-Employee Directors
The Director DCP allows directors to defer their Board cash retainers and the common stock underlying their annual RSU grants. Cash retainers deferred in the Director DCP are maintained in account balances that are deemed invested in one or more of a number of externally managed institutional funds that are similarly available under the executive Mattel, Inc. Deferred Compensation and PIP Excess Plan. Cash retainers deferred into Mattel stock equivalents in the Director DCP are deemed invested in Mattel stock equivalents, which accrue dividend equivalent rights in the same way as RSUs.
Distribution of amounts deferred under the Director DCP may be paid in a lump sum or in ten annual installments, with payment made or commencing in April following the year in which a director ceases service with the Board or the later of the year in which (i) a director ceases service with the Board or (ii) the director achieves a specified age not to exceed 72. As of December 31, 2022, the following directors had the following aggregate number of Mattel stock equivalents in the Director DCP, including deferred RSU shares: Ms. Cisneros: 20,140; Ms. Ferguson: 6,843; Ms. Lewnes: 14,382; Mr. Lynch: 35,504; and Mr. Ng: 171,812.
Expense Reimbursement Policy
Mattel reimburses directors for expenses incurred while traveling for Board business and permits directors to use Company-selected aircraft when traveling for Board business, as well as commercial aircraft, charter flights, and non-Mattel private aircraft. These expenses are not considered perquisites, as they are limited to travel for Board business. In the case of travel by a non-Mattel private aircraft, the amount reimbursed is generally limited to variable costs or direct operating costs relating to travel for Mattel Board business and generally does not include fixed costs such as a portion of the flight crew’s salaries, monthly management fee, capital costs, or depreciation.
Non-Employee Director Stock Ownership
The Board has adopted guidelines regarding non-employee director stock ownership. Within five years of joining the Board, non-employee directors must attain stock ownership equivalent in value to five times the annual cash retainer. For this purpose, Mattel common stock holdings are valued at the greater of acquisition value or current market value. Cash retainers and RSU shares deferred into Mattel stock equivalents in the Director DCP receive credit and are valued at the current market value. Each of the Board members has met the targeted stock ownership level other than Ms. Ferguson, who joined the Board in 2020, and Prof. Hertz, who joined the Board in 2023, who are both within the five-year compliance period.

2023 Proxy Statement	45

Audit Matters

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm for the Year Ending December 31, 2023

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s Independent Registered Public Accounting Firm.
The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2023. Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2023 Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.
Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants is not required by our Restated Certificate of Incorporation, our Bylaws, or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification because we believe it is a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Mattel’s best interests and that of our stockholders.

46	Mattel, Inc.

Report of the Audit Committee
The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”) or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or the liabilities of Section 18 of the Exchange Act. The Report of the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Mattel specifically incorporates it by reference.
The Audit Committee’s responsibility is to assist the Board in its oversight of:
•The quality and integrity of Mattel’s financial reports;
•The independence, qualifications, and performance of PricewaterhouseCoopers LLP (“PwC”), Mattel’s independent registered public accounting firm;
•The performance of Mattel’s internal audit function; and
•The compliance by Mattel with legal and regulatory requirements.
Management of Mattel is responsible for Mattel’s consolidated financial statements as well as Mattel’s financial reporting process and internal control over financial reporting, including Mattel’s disclosure controls and procedures.
PwC is responsible for performing an integrated audit of Mattel’s annual consolidated financial statements and of its internal control over financial reporting.
In this context, the Audit Committee has reviewed and discussed with management, the principal internal auditor of Mattel, and PwC, the audited financial statements of Mattel as of and for the year ended December 31, 2022 and Management’s Report on Internal Control Over Financial Reporting. Management has confirmed to the Audit Committee that, as required by Section 404 of the Sarbanes-Oxley Act, management has evaluated the effectiveness of Mattel’s internal control over financial reporting using the framework in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations (“COSO”) of the Treadway Commission. Based on this evaluation, management concluded that Mattel’s internal control over financial reporting was effective as of December 31, 2022.
PwC has expressed its opinion that:
•Mattel’s consolidated financial statements present fairly, in all material respects, its financial position as of December 31, 2022 and 2021 and its results of operations and cash flows for each of the three years in the period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America; and
•Mattel has maintained, in all material respects, effective internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control – Integrated Framework issued by COSO.
In addition, Mattel’s Chief Executive Officer and Chief Financial Officer reviewed with the Audit Committee, prior to filing with the SEC, the certifications that were filed pursuant to the requirements of the Sarbanes-Oxley Act and the disclosure controls and procedures management has adopted to support the certifications. The Audit Committee periodically meets in executive sessions and in separate private sessions with management, including the Chief Executive Officer, the Chief Financial Officer, and/or the Chief Legal Officer, the principal internal auditor, and PwC. Each of the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer, the principal internal auditor, and PwC has unrestricted access to the Audit Committee.
The Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from PwC required by the PCAOB regarding the firm’s independence from Mattel, and the Audit Committee has also discussed with PwC the firm’s independence from Mattel.
The Audit Committee has also considered whether PwC’s provision of non-audit services to Mattel is compatible with maintaining the firm’s independence from Mattel.

2023 Proxy Statement	47

Audit Matters
The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving accounting or auditing, including the subject of auditor independence. As such, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Mattel’s consolidated financial statements fairly present Mattel’s financial position, results of operations and cash flows, and are in conformity with accounting principles generally accepted in the United States of America and applicable laws and regulations. Each member of the Audit Committee is entitled to rely on:
•The integrity of those persons within Mattel and of the professionals and experts (such as PwC) from which the Audit Committee receives information;
•The accuracy of the financial and other information provided to the Audit Committee by such persons, professionals, or experts absent actual knowledge to the contrary; and
•Representations made by management or PwC as to any information technology services of the type described in Rule 2-01(c)(4)(ii) of the SEC’s Regulation S-X and other non-audit services provided by PwC to Mattel.
Based on the reports and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in Mattel’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.
AUDIT COMMITTEE
Diana Ferguson (Chair)
R. Todd Bradley
Roger Lynch
Dominic Ng
March 22, 2023

48	Mattel, Inc.

Fees Incurred for Services by PricewaterhouseCoopers LLP
The following table summarizes the fees accrued by Mattel for audit and non-audit services provided by PwC for fiscal years 2022 and 2021:

Fees	2022 ($)	2021 ($)
Audit fees(1)	8,583,000	7,808,000
Audit-related fees(2)	276,000	238,000
Tax fees(3)	2,097,000	1,707,000
All other fees(4)	18,000	1,000
Total	10,974,000	9,754,000
(1)Audit fees consisted of fees for professional services provided in connection with the integrated audit of Mattel’s annual consolidated financial statements and the audit of internal control over financial reporting, the performance of interim reviews of Mattel’s quarterly unaudited financial information, comfort letters, consents, and statutory audits required internationally.
(2)Audit-related fees consisted primarily of fees related to employee benefit plans, compliance audits and other agreed upon procedures.
(3)Tax fees principally included (i) tax compliance and preparation fees (including fees for preparation of original and amended tax returns, claims for refunds, and tax payment-planning services) of $849,000 for 2022 and $615,000 for 2021, and (ii) other tax advice, tax consultation, and tax planning services of $1,248,000 for 2022 and $1,092,000 for 2021.
(4)All other fees consisted of software license fees.
The Audit Committee charter provides that the Audit Committee pre-approves all audit services and permitted non-audit services to be performed for Mattel by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act.
In addition, consistent with SEC rules regarding auditor independence, the Audit Committee has adopted a Pre-Approval Policy, which provides that the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. The Pre-Approval Policy sets forth procedures to be used for pre-approval requests relating to audit services, audit-related services, tax services, and all other services and provides that:
•The term of the pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period or the services are specifically associated with a period in time;
•The Audit Committee may consider the amount of estimated or budgeted fees as a factor in connection with the determination of whether a proposed service would impair the independence of the registered public accounting firm;
•Requests or applications to provide services that require separate approval by the Audit Committee are submitted to the Audit Committee by both the independent registered public accounting firm and the CFO and Corporate Controller or Senior Vice President, Tax (for tax services), and must include a joint statement as to whether, in their view, the request or application is consistent with the rules of the SEC and PCAOB on auditor independence;
•The Audit Committee may delegate pre-approval authority to one or more of its members, and if the Audit Committee does so, the member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting; and
•The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.
All services provided by our independent registered public accounting firm in 2022 and 2021 were pre-approved in accordance with the Audit Committee’s Pre-Approval Policy.

2023 Proxy Statement	49

Compensation at Mattel

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”)

The Board recommends a vote FOR approval of the executive compensation of Mattel’s named executive officers.
We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our NEOs as described in the Compensation Discussion and Analysis and set forth in the executive compensation tables and narrative discussion on pages 53 through 83.
The Board believes that the information provided in the Compensation Discussion and Analysis and the executive compensation tables and narrative discussion demonstrates that our executive compensation programs are designed appropriately, emphasize pay-for-performance, and are working to continue to align senior executives’ interests with stockholders’ interests to support long-term stockholder value creation.
The Board has determined to hold a “Say-on-Pay” advisory vote every year. In accordance with this determination and Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking our stockholders to approve the following advisory resolution at the 2023 Annual Meeting:
“RESOLVED, that the stockholders of Mattel approve, on an advisory basis, the compensation of Mattel’s named executive officers, as disclosed in the Compensation Discussion and Analysis, executive compensation tables, and narrative discussion of this Proxy Statement.”
The “Say-on-Pay” vote is advisory and, therefore, not binding on Mattel, the Compensation Committee, or the Board. Although non-binding, the Compensation Committee and the Board will review and consider the voting results when making future decisions regarding our executive compensation programs. We currently hold Say-on-Pay votes every year and, following consideration of the outcome of the advisory vote on Proposal 4, expect the next Say-on-Pay vote after the 2023 Annual Meeting will be held at our 2024 Annual Meeting.

50	Mattel, Inc.

Executive Officers
The current executive officers of Mattel are as follows:

Name	Age	Position	Executive Officer Since
Ynon Kreiz(1)	58	Chairman of the Board and Chief Executive Officer	2018
Richard Dickson	55	President and Chief Operating Officer	2014
Steve Totzke	53	President and Chief Commercial Officer	2020
Anthony DiSilvestro	64	Chief Financial Officer	2020
Jonathan Anschell	55	Executive Vice President, Chief Legal Officer, and Secretary	2021
Roberto Isaias	55	Executive Vice President and Chief Supply Chain Officer	2019
Amy Thompson	47	Executive Vice President and Chief People Officer	2017

Richard Dickson President and Chief Operating Officer
Mr. Dickson has been President and Chief Operating Officer since April 2015. From January 2015 to April 2015, he served as President, Chief Brands Officer. He served as Chief Brands Officer from May 2014 to January 2015. From February 2010 to May 2014, he served as President and CEO of Branded Businesses at The Jones Group, Inc. From August 2008 to February 2010, he served as General Manager and Senior Vice President of the Barbie Brand at Mattel. From 2000 to 2008, he was Senior Vice President at Mattel overseeing Consumer Products, Marketing, Media, Entertainment, and Packaging. Prior to Mattel, he served as Vice President of Brand Management and Merchandising at Estee Lauder Companies, Inc. and was Principal with Gloss.com, an e-commerce beauty website he helped develop and manage until its acquisition by Estee Lauder. Mr. Dickson started his career and spent nearly a decade with Bloomingdale’s, a leading U.S. fashion retailer. Mr. Dickson has served on the Board of Directors of Gap Inc. since November 2022.

Steve Totzke President and Chief Commercial Officer
Mr. Totzke has been President and Chief Commercial Officer since April 2022. From July 2018 to March 2022, he served as Executive Vice President and Chief Commercial Officer. From February 2016 to July 2018, he served as Executive Vice President and Chief Commercial Officer – North America. From May 2014 to February 2016, he served as Senior Vice President, Sales and Shopper Marketing, and from April 2012 to May 2014, he served as Senior Vice President, U.S. Sales. From January 2010 to April 2012, he served as Vice President and General Manager, Australia, and from February 2008 to December 2009, he served as General Manager, Australia/New Zealand. Prior to that, he served as Senior Director of Sales and Vice President, Canada.

Anthony DiSilvestro Chief Financial Officer
Mr. DiSilvestro has been Chief Financial Officer since August 2020. From May 2014 to September 2019, he served as Senior Vice President and Chief Financial Officer of Campbell Soup Company, a manufacturer and marketer of branded food and beverage products. Mr. DiSilvestro held several leadership roles at Campbell Soup Company from 1996 to 2014, including Senior Vice President – Finance, Vice President – Controller, Vice President – Finance and Strategy, Campbell International, Vice President – Strategic Planning and Corporate Development, Vice President – Finance, North America Division, and Vice President and Treasurer. Earlier in his career, Mr. DiSilvestro held leadership roles at Scott Paper Company and the Continental Group.

Jonathan Anschell EVP, Chief Legal Officer, and Secretary
Mr. Anschell has been Executive Vice President, Chief Legal Officer, and Secretary since January 2021. From December 2019 to December 2020, he served as Executive Vice President and General Counsel, ViacomCBS Media Networks, a mass media company. From January 2016 to December 2019, he served as Executive Vice President, Deputy General Counsel and Secretary of CBS Corporation. From September 2004 to December 2019, he served as Executive Vice President and General Counsel of CBS Broadcasting Inc. Prior to that, Mr. Anschell was a partner with the law firm White O’Connor Curry.

2023 Proxy Statement	51

Compensation at Mattel

Roberto Isaias EVP and Chief Supply Chain Officer
Mr. Isaias has been Executive Vice President and Chief Supply Chain Officer since February 2019. From April 2014 to February 2019, he served as Senior Vice President and Managing Director Latin America. From December 2011 to April 2014, he served as Senior Vice President and General Manager Latin America (except Brazil). From September 2007 to December 2011, he served as Vice President and General Manager Mexico. From March 2005 to September 2007, he served as General Manager Latin America – South Cone (Chile, Argentina, Peru, Uruguay, Paraguay, and Bolivia). From August 2002 to March 2005, he was Senior Sales & Trade Marketing Director – Mexico. From August 2001 to August 2002, he served as Head of Commercial for Traditional Trade at Procter & Gamble Mexico. Prior to that, he served as Associate Director for the Modern Trade, Drug Distributors, and Key Regions at Procter & Gamble Mexico. Mr. Isaias’ full legal name is Roberto J. Isaias Zanatta.

Amy Thompson EVP and Chief People Officer
Ms. Thompson has been Executive Vice President and Chief People Officer since September 2017. From 2012 to 2017, she served as Chief People Officer of TOMS Shoes, a designer, manufacturer, and distributor of shoes, apparel, and accessories. Ms. Thompson held several executive and leadership roles at Starbucks Coffee Company from 2006 to 2012, including Vice President of Human Resources, China and the Asia Pacific Region; Vice President of Human Resources, Strategic Initiatives; and Vice President of Human Resources, Seattle’s Best Coffee. From 2003 to 2006, Ms. Thompson was Senior Director, Employee and Organization Development at Ticketmaster Corporation. Prior to that, she served as Director, Human Resources, at CitySearch.com. From 2017 to 2019, Ms. Thompson served on the Board of Directors of Feed the Children.

(1)Information regarding Mr. Kreiz is provided in the “Proposal 1 – Election of Directors” section of this Proxy Statement.

52	Mattel, Inc.

Compensation Discussion and Analysis

2022 Named Executive Officers
Our fiscal year 2022 Named Executive Officers, or NEOs, were:

Ynon Kreiz Chairman and Chief Executive Officer	Richard Dickson President and Chief Operating Officer	Steve Totzke President and Chief Commercial Officer	Anthony DiSilvestro Chief Financial Officer	Jonathan Anschell EVP, Chief Legal Officer, and Secretary

Overview

2022 Strategic Overview and Business Highlights
Our business fundamentals continued to be strong in 2022, as total Company consumer takeaway grew for the year and increased in all four regions, despite a challenging macroeconomic environment. Net Sales were flat as reported, and increased 3% in constant currency compared to 2021,[1] which had the Company's highest annual growth rate in decades, as Mattel achieved full year growth in Net Sales in constant currency for the fourth consecutive year.
We continued to optimize operations and strengthen our capital structure. We achieved $106 million of cost savings in the second year of our Optimizing for Growth program. Based on our progress, we increased the targeted 2023 savings goal to $300 million from $250 million.
Mattel also performed well competitively, ranking as the #1 toy company in the United States for the 29th consecutive year, #2 in Europe, #1 in Latin America, and #2 in Australia. We were #1 globally in each of our leader categories: Dolls, Vehicles, and Infant, Toddler, and Preschool. In addition, our Power Brands (Barbie, Hot Wheels, and Fisher-Price) were each the #1 global property in their respective categories, and Barbie was the #2 global toy property overall.[2]
1.  Constant Currency is a non-GAAP measure under the SEC’s rules. Please see “Glossary of Non-GAAP Financial Measures and Non-GAAP Reconciliations” on page 98.
2.  Source: Circana Group/Consumer Tracking Service (Annual 1994-2010), Retail Tracking Service (Annual 2011-2022)/US/Total Toys/USD; Circana/The NPD Group/Retail Tracking Service/Europe (E6), LATAM (MX+BR), Australia & G11/JAN-DEC 2022/Dolls Supercategory, Vehicles Supercategory, Infant Toddler & Preschool Supercategory, and Total Toys/Projected USD

2023 Proxy Statement	53

Compensation at Mattel
Key Elements of Our 2022 Executive Compensation Programs

Compensation Components	Characteristics	2022 Results

Base Salary	•Provide fixed cash compensation based on individual role, skill set, market data, and internal pay equity	Base salaries of all NEOs remained unchanged for 2022, including our CEO, as discussed on page 56.

Annual Cash Incentive (MIP)
•Incentivize and motivate senior executives to achieve our short-term strategic and financial objectives that we believe will drive long-term stockholder value
•Our 2022 MIP financial measures focused on improving profitability, accelerating topline growth, and improving our working capital position. The 2022 MIP was structured as follows:
◦65% MIP-Adjusted EBITDA Less Capital Charge
◦20% MIP-Adjusted Net Sales
◦15% MIP-Adjusted Gross Margin
◦Multiplier of 0%-125% based on Individual Performance
No payout was earned under the 2022 MIP, as discussed on page 57.

Stock-Based Long-Term Incentives (LTIs)

Performance Units
•Incentivize and motivate senior executives to achieve key long-term financial objectives and stock price outperformance. The Performance Units granted under the three-year LTIP cycles are structured as follows:
◦Three-Year Cumulative Adjusted Free Cash Flow
◦Multiplier of 67%-133% based on Three-Year Relative TSR vs. S&P 500 Constituents
The earnout for the 2020-2022 LTIP was 156% of target Performance Units granted, as discussed on page 60.

Stock Options	•Align senior executives’ interests with stockholders’ interests and drive focus on increasing long-term stockholder value •Vest in annual installments over three years and have ten-year-terms

RSUs	•Encourage senior executive stock ownership •Support stockholder-aligned retention •Vest in annual installments over three years

Pay-For-Performance Philosophy
Our executive compensation programs reflect our pay-for-performance philosophy.
The guiding principles of our executive compensation programs include:
•Paying for performance;
•Aligning executives’ financial interests with stockholders’ interests;
•Attracting and retaining the best talent;
•Upholding compensation governance best practices; and
•Recognizing leadership behaviors that support Mattel’s purpose, mission, strategy, and values.
The Compensation Committee has designed our executive compensation programs so that a significant percentage of annual compensation is performance-based and at risk, with incentive earnouts based on Company financial, individual, and stock price performance. Further, a large portion of this performance-based annual compensation is delivered in the form of stock-based awards, rather than cash, which promotes alignment with stockholders’ interests by creating incentives for long-term performance and stockholder value creation.

54	Mattel, Inc.

Pay-For-Performance
Our executive compensation decisions and programs continue to reflect our commitment to pay-for-performance and compensation governance best practices.
Our compensation programs continued to reflect our commitment to pay-for-performance and long-term stockholder value creation by emphasizing at-risk performance-based compensation in the form of an annual cash incentive (MIP) and annual LTIs.
As a result, our CEO’s annual target TDC continued to be delivered primarily in the form of performance-based LTIs, with a continued annual LTI mix of 75% Performance Units and 25% stock options. Our other NEOs continued to receive an annual LTI mix of 50% Performance Units, 25% stock options, and 25% RSUs, subject to our Choice Program discussed below. The chart below shows the 2022 target TDC* mix for our CEO, Mr. Kreiz, and the average 2022 target TDC mix for our other NEOs:
A Significant Portion of 2022 Target TDC is At Risk

CEO	Other NEOs

*2022 target TDC is the sum of 2022 year-end annual base salary, MIP target incentive opportunity, and annual LTI value (i.e., grant value of Performance Units granted under the 2022-2024 LTIP, stock options, and RSUs).
2022 Pay Outcomes Reflect Our Pay-For-Performance Philosophy
No 2022 MIP payout, as Mattel did not achieve threshold performance for MIP-Adjusted EBITDA.*
Consistent with our MIP structure in prior years, no payout could be earned unless we achieved MIP-Adjusted EBITDA* threshold performance. Mattel did not achieve such threshold performance in 2022.
Mattel’s MIP-Adjusted EBITDA performance was impacted significantly in 2022 by a macroeconomic environment that was more challenging than anticipated. While consumer takeaway grew in the fourth quarter, it came later than expected and was not enough to offset lower-than-anticipated consumer demand earlier in the quarter. This led to increased discounts and promotions by retailers and a more cautious approach to their inventory replenishment, which in turn impacted Mattel’s profitability as we incurred higher costs to manage our inventory.

Earnout of 2022 MIP Target Opportunity: 0%

2020-2022 LTIP earnout reflects significant improvements in Adjusted Free Cash Flow generation and improved stock price performance over the three-year performance period.
By continuing to improve profitability over the three-year performance period under our 2020-2022 LTIP, we achieved three-year cumulative Adjusted Free Cash Flow* of $918 million, exceeding the maximum goal of $369 million and resulting in a maximum performance earnout of 150%. Our relative TSR during the three-year performance period was at the 53rd percentile of the S&P 500 constituents, resulting in a TSR multiplier of 104%, and a total earnout of 156% of target Performance Units granted.

Earnout of 2020-2022 LTIP Target Performance Units: 156%
*MIP-Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP measures under the SEC’s rules. These measures are an integral part of the pre-established plan parameters for the MIP and LTIP, which were approved by the Compensation Committee and are intended to ensure that events outside the control of management do not unduly influence the achievement of the performance measures, and that employees are not penalized or benefited by the impact of unusual items that are unforeseeable or unquantifiable at the time the respective plan parameters are set, while also ensuring that they are aligned with stockholders’ interests. Please see “Glossary of Non-GAAP Financial Measures and Non-GAAP Reconciliations” on page 100 for definitions of these measures and a description of the adjustments under the MIP and LTIP.

2023 Proxy Statement	55

Compensation at Mattel
Stockholder Input and 2022 “Say-on-Pay” Advisory Vote
As part of its annual compensation review process, the Compensation Committee carefully considers both the input received from stockholders on our executive compensation programs through our ongoing and active stockholder engagement program and the results of our annual “Say-on-Pay” vote. Last spring, our “Say-on-Pay” proposal received the support of over 93% of the votes cast. In addition, over the course of the year, we engaged with stockholders representing approximately 54% of our outstanding shares on governance and other matters, during which such stockholders expressed their general support for the current design and structure of our executive compensation programs. We believe our stockholders’ support for Mattel’s executive compensation programs reflects our continued focus on closely aligning pay with performance and maintaining compensation governance best practices. Going forward, the Compensation Committee will continue to prioritize input from our stockholders when considering potential refinements to Mattel’s executive compensation programs. For more information on Mattel’s ongoing and active stockholder engagement program, see “Proxy Summary – Ongoing Stockholder Engagement Program” above.
Elements of Compensation
Base Salary
The base salary component of our annual executive compensation provides fixed cash compensation based on individual role, skill set, market data, and internal pay equity.
2022 Pay Decisions
The base salaries of all NEOs remained unchanged for 2022, including our CEO. The Compensation Committee made this determination based on a review of market data provided by FW Cook.
Annual Cash Incentive
Our annual cash incentive plan, the MIP, provides our NEOs and approximately 7,900 other global employees with the opportunity to earn annual cash incentive compensation based on achievement of the Company’s short-term strategic and financial objectives, as well as individual goals, that are intended to drive long-term stockholder value creation. In addition, such individual goals are linked to our objective to amplify our culture and purpose through responsible leadership, including by advancing our ESG strategy, goals, and priorities. The guiding principles of the MIP include:
•Link pay to financial and individual performance, resulting in a meaningful portion of compensation at risk based on financial and individual success;
•Incentivize and motivate employees to achieve our short-term strategic and financial objectives on an annual basis, which we believe over time will drive long-term stockholder value creation;
•Provide a competitive target annual cash incentive opportunity to attract and retain key talent;
•Promote team orientation by encouraging collaboration across the organization to achieve Company-wide objectives; and
•Provide appropriate payout levels for threshold to maximum performance.
2022 MIP Payout Formula

Target Opportunity ($)	x	Financial Performance Earnout (%)	x	Individual Performance Multiplier (%)	=	MIP Payout ($)*

*NEOs’ payouts were capped at 200% of MIP target opportunity and were subject to achievement of a profitability-based funding requirement based on the MIP-Adjusted EBITDA component of MIP-Adjusted EBITDA Less Capital Charge. MIP-Adjusted EBITDA threshold performance of $955 million was required to trigger funding of the MIP, which was not achieved.

56	Mattel, Inc.

2022 MIP Target Opportunity
There were no changes to 2022 MIP target opportunities for our NEOs, including our CEO.
The following table shows the 2022 MIP target opportunities for our NEOs, expressed as a percentage of base salary.

Name and Position	2022 MIP Target Opportunity as a % of Base Salary
Ynon Kreiz, Chairman and Chief Executive Officer	150%
Richard Dickson, President and Chief Operating Officer	100%
Steve Totzke, President and Chief Commercial Officer	80%
Anthony DiSilvestro, Chief Financial Officer	100%
Jonathan Anschell, EVP, Chief Legal Officer, and Secretary	70%
2022 MIP Performance Measures & Weightings
To align with our strategic priorities, the Compensation Committee approved an annual cash incentive design under the MIP with the following performance measures and weightings:

Why This Measure Was Chosen

65% MIP-Adjusted EBITDA Less Capital Charge Directly linked to our strategic priority of improving profitability

20% MIP-Adjusted Net Sales Directly linked to our strategic priority of accelerating topline growth

15% MIP-Adjusted Gross Margin Provides a balanced approach to profitable growth and aligns with our cost savings programs
The amount that could be earned under each financial measure was 35% of target for threshold performance, 100% for target performance, and 200% of target for maximum performance, with linear interpolation between such performance levels, however, no amount could be earned under any individual financial measure if we failed to achieve threshold performance for such measure.
In addition, no amount could be earned under the MIP unless Mattel achieved MIP-Adjusted EBITDA threshold performance of $955 million.
2022 Financial Performance Goals and Results
The Compensation Committee set the Company’s 2022 financial measure performance goals and performance bands (range of threshold and maximum goals from target) as follows:
•The 2022 MIP-Adjusted EBITDA Less Capital Charge target goal was set at $710 million, with a performance band range of +/- $125 million. The 2022 MIP-Adjusted EBITDA component of the target goal was $1,080 million, which was approximately 35% higher than the 2021 MIP-Adjusted EBITDA target goal of $800 million.
•The 2022 MIP-Adjusted Net Sales target goal was set at $5,841 million, with a performance band range of +/- 4%, which was approximately 20% higher than the 2021 MIP-Adjusted Net Sales target goal of $4,855 million.
•The 2022 MIP-Adjusted Gross Margin target goal was set at 46.7%, with a performance band range of +/- 125 bps, which was 140 basis points lower than the 2021 MIP-Adjusted Gross Margin target goal of 48.1%, due to the anticipated impact of inflation at the time the goal was established.

2023 Proxy Statement	57

Compensation at Mattel
In setting the above goals, the Compensation Committee focused on establishing financial performance targets under the MIP that would be challenging but achievable under then-current economic assumptions and conditions.
The following table sets forth the pre-established threshold, target, and maximum performance goals and weightings, and the actual performance results, for the 2022 MIP financial measures:

Financial Measure	Weighting	Threshold (35% earned)	Target (100% earned)	Max (200% earned)	% Earned before weighting	% Earned after weighting
MIP-Adjusted EBITDA Less Capital Charge*	65%				0%	0%
MIP-Adjusted Net Sales*	20%				0%	0%
MIP-Adjusted Gross Margin*	15%				9%	0%
TOTAL EARNED						0%
$ in millions.
*The table above reflects Mattel’s 2022 performance with respect to MIP-Adjusted EBITDA Less Capital Charge, MIP-Adjusted Net Sales, and MIP-Adjusted Gross Margin, which are non-GAAP measures under the SEC’s rules. These measures are an integral part of the pre-established plan parameters for the MIP, which were approved by the Compensation Committee and are intended to ensure that events outside the control of management do not unduly influence the achievement of the performance measures, and that employees are not penalized or benefited by the impact of unusual items that are unforeseeable or unquantifiable at the time the plan parameters are set, while also ensuring that they are aligned with stockholders’ interests. Please see “Glossary of Non-GAAP Financial Measures and Non-GAAP Reconciliations” on page 100 for definitions of these measures and a description of the adjustments under the MIP.

58	Mattel, Inc.

Stock-Based Long-Term Incentives
Our LTIs are stock-based and aimed at focusing our senior executives on achieving our key long-term financial objectives, while rewarding relative growth in stockholder value that is sustained over several years. We believe our stock-based LTIs align our senior executives’ interests with stockholders’ interests, emphasize long-term stockholder value creation, and provide important retention value.
Our portfolio approach to LTIs continues to be comprised of three components:

Performance Units
Performance Units are granted under our LTIP and earned based on the Company’s performance against a three-year financial performance measure, modified by our relative TSR over the three-year performance period.

Stock Options
Stock options have value only with stock price appreciation and continued service over time, thereby aligning senior executives’ interests with stockholders’ interests. Our stock options vest in installments on each of the first three anniversaries of the grant date and have ten-year terms, subject to continued service through such date.

RSUs
RSUs assist in meeting stock ownership requirements and serve as a stockholder-aligned retention tool. Our RSUs vest in installments on each of the first three anniversaries of the grant date, subject to continued service through such date.
Our CEO does not receive RSUs, as his LTI mix is entirely performance-based and at risk with 75% Performance Units and 25% stock options.

We do not provide dividend equivalents on these stock options or RSUs.
2022 LTI Mix
To emphasize pay-for-performance alignment and incentivize long-term stockholder value creation, the Compensation Committee determined in February 2022 to continue to provide our CEO with an LTI mix entirely performance-based and at risk with 75% Performance Units, 25% stock options, and no RSUs. The Compensation Committee also determined that the 2022 LTI mix for each other senior executive would be composed of 50% Performance Units, 25% stock options, and 25% RSUs, subject to our Choice Program discussed below.
Since 2017, we have maintained our Choice Program, which in 2022 allowed senior executives (other than our CEO) the ability to make an election prior to the grant date to allocate the grant value of the time-based portion (stock options and RSUs) of their annual LTI mix to a self-selected mix of stock options and RSUs in 25% increments (representing 12.5% of annual LTI). Under our Choice Program, of the 50% annual LTI allocated to stock options and RSUs, our EVPs and other Section 16 officers must allocate at least 25% of such value to the stock option portion.
2022 LTI Values
Annual stock awards were granted to the NEOs (and other grant-eligible employees) on April 29, 2022. This grant date aligns with the timing of our LTIP goal setting and our total pay strategy, while also ensuring that the grant occurs during an open trading window under Mattel’s Insider Trading Policy.
In February 2022, the Compensation Committee determined that, except with respect to Messrs. Kreiz and DiSilvestro, the 2022 LTI value for our NEOs would not change from their 2021 LTI values. In recognition of Mr. Kreiz’s outstanding performance and leadership in 2021, and in light of market data provided by FW Cook, his 2022 LTI value was increased from $10 million to $10.25 million. In recognition of Mr. DiSilvestro’s criticality and impact in 2021, and in light of market data provided by FW Cook, Mr. DiSilvestro’s 2022 LTI value was increased from $2.1 million to $2.5 million.
The following table summarizes the 2022 LTI values set and granted by the Compensation Committee and reflects the allocation of Performance Units under the 2022-2024 LTIP, as well as stock option and RSU grants for eligible participants under our Choice Program discussed above.

Name and Position	2022-2024 Performance Units ($)	2022 Stock Options ($)	2022 RSUs ($)	2022 Total LTI Value ($)
Ynon Kreiz, Chairman and Chief Executive Officer	7,687,500	2,562,500	—	10,250,000
Richard Dickson, President and Chief Operating Officer	2,250,000	562,500	1,687,500	4,500,000
Steve Totzke, President and Chief Commercial Officer	1,000,000	250,000	750,000	2,000,000
Anthony DiSilvestro, Chief Financial Officer	1,250,000	312,500	937,500	2,500,000
Jonathan Anschell, EVP, Chief Legal Officer, and Secretary	650,000	162,500	487,500	1,300,000

2023 Proxy Statement	59

Compensation at Mattel
Long-Term Incentive Program (LTIP)
In March 2022, the Compensation Committee approved the design of the 2022-2024 LTIP consistent with prior LTIP cycles, employing three-year cumulative Adjusted Free Cash Flow as the financial measure and a three-year relative TSR multiplier.
LTIP Earnout Formula

Three-Year Cumulative Adjusted Free Cash Flow Performance Earnout (%)	×	Three-Year Relative TSR Performance Multiplier (%)	=	LTIP Earnout (%)

The earnout percentage resulting from the three-year cumulative Adjusted Free Cash Flow performance measure is 37% for threshold performance, 100% for target performance, and 150% for maximum performance, with linear interpolation between such performance levels. No amount can be earned under the LTIP for below threshold performance for the Adjusted Free Cash Flow measure. The Adjusted Free Cash Flow earnout percentage will then be adjusted up or down based on our relative three-year TSR performance versus the S&P 500 constituents, with a multiplier ranging from 67% for performance at or below the 25th percentile to 133% for performance at or above the 75th percentile. The relative TSR performance measure continues to provide a balance between absolute and relative performance measures in the LTIP. No amount can be earned above 200% of target Performance Units granted, consistent with the MIP, and the minimum amount that can be earned based on threshold performance is 25% of target Performance Units granted (unless threshold performance for the Adjusted Free Cash Flow measure is not achieved, in which case no amount can be earned).
The outstanding Performance Units have dividend equivalent rights that are converted to shares of Mattel common stock only when and to the extent the underlying Performance Units are earned and paid. Dividend equivalents are accumulated in shares of stock attributed to each Performance Unit based upon the number of shares earned, assuming each dividend is reinvested in shares at the closing stock price on the ex-dividend date and participate in future dividend distributions for all dividends during the three-year performance period.
2020-2022 LTIP Financial Performance Goals and Results
By continuing to improve profitability, we achieved three-year cumulative Adjusted Free Cash Flow of $918 million, exceeding the maximum goal of $369 million and resulting in a maximum earnout of 150% for the three-year performance period ended December 31, 2022. As of the end of the performance period, our relative TSR was at the 53rd percentile of the S&P 500 constituents, resulting in a TSR multiplier of 104%, and a total earnout of 156% of target Performance Units granted.

Financial Measure (In millions, except percentage information)	Threshold (37% earned)	Target (100% earned)	Max (150% earned)	% Earned
Three-Year Cumulative Adjusted Free Cash Flow*				150%

	Effect of Relative TSR Multiplier
Mattel TSR Relative to S&P 500	≤25th	50th	≥75th	53rd
TSR Multiplier	67%	100%	133%	104%
TOTAL EARNED				156%
*Adjusted Free Cash Flow is a non-GAAP measure under the SEC’s rules. This measure is an integral part of the pre-established plan parameters for the LTIP, which were approved by the Compensation Committee and are intended to ensure that events outside the control of management do not unduly influence the achievement of the performance measure, and that employees are not penalized or benefited by the impact of unusual items that are unforeseeable or unquantifiable at the time the plan parameters are set, while also ensuring that they are aligned with stockholders’ interests. Please see “Glossary of Non-GAAP Financial Measures and Non-GAAP Reconciliations” on page 100 for a description of the adjustments under the LTIP.

The Compensation Committee approved 2020-2022 LTIP financial performance goals that were expected to be challenging but achievable at the time of grant and required meaningful Free Cash Flow growth over the three-year performance period.

60	Mattel, Inc.

The following table summarizes the 2020-2022 LTIP payout for Messrs. Kreiz, Dickson, Totzke, and DiSilvestro. Mr. Anschell is not included in the table, as he was hired after 2020-2022 Performance Units were granted.

Name	Target Performance Units Granted	Actual Shares Earned
Ynon Kreiz, Chairman and Chief Executive Officer	600,377	936,588
Richard Dickson, President and Chief Operating Officer	188,600	294,216
Steve Totzke, President and Chief Commercial Officer	62,867	98,073
Anthony DiSilvestro, Chief Financial Officer	88,013	137,300
Other Forms of Compensation
Perquisites and Other Personal Benefits
We offer the following perquisites to our NEOs to attract and retain key executive talent:
•Car Allowance – We provide a monthly car allowance to allow our senior executives to fulfill their job responsibilities that involve travel to the offices of customers and business partners. The monthly amount of the allowance is a set amount based on the executive’s job level. We provide the use of a Company car instead of a car allowance to our CEO.
•Commuting – We reimbursed Mr. DiSilvestro for commuting expenses in 2022 related to his travel to the Company’s headquarters in El Segundo, California.
•Financial Counseling and Tax Return Services – We provide to our CEO, COO, and CFO the choice of financial counseling and tax return preparation services through a Company-selected third-party financial service or up to an annual $10,000 reimbursement for such services through a company of the executive’s choice. We believe that providing these services gives our most senior executives a better understanding of their compensation and benefits, allowing them to focus their attention on Mattel’s future success.
•Executive Physical – We provide our senior executives with comprehensive executive physical examinations and diagnostic services. We believe that these physical examinations and diagnostic services help ensure the health of our executives and provide a retention tool at a reasonable cost to Mattel.
•Travel – We reimbursed Mr. Kreiz for chartered aircraft service on certain business-related trips during 2022, and for one such trip Mr. Kreiz was accompanied by members of his family.
•Relocation Assistance – We provide relocation assistance to newly hired and current senior executives who must relocate to accept our job offer or a new role within Mattel. Such relocation assistance is generally pursuant to Mattel’s relocation program, which is designed to cover the costs directly resulting from the Company-requested relocation, including travel, shipment of household goods, two months of temporary housing, and participation in a home sale program (which covers certain costs, but not loss, on the sale of the executive’s home). On limited occasions, in order to recruit new hires or promote or transfer into new positions, we will provide additional, special relocation payments.
The executives are required to repay relocation program benefits and payments if they resign or their employment is terminated for cause within one year or two years of the relocation date, as applicable. Our relocation program and special relocation payments benefit Mattel, are business-related, and are primarily intended to eliminate or lessen the expenses that the executive incurs as a result of the Company’s request to relocate. They are important tools for us to recruit and retain key management talent and allocate our talent as best fits Mattel’s needs.
Retirement Plans
Our NEOs participate in the same broad-based benefit plans as our other U.S. employees. In addition, we provide our NEOs certain executive benefits to promote tax efficiency or to replace benefit opportunities that are not available to executives because of regulatory limits. This includes the Mattel, Inc. Deferred Compensation and PIP Excess Plan (“DCP”), our non-qualified deferred compensation plan, which generally provides our U.S.-based executives with a mechanism to defer compensation in excess of the amounts that are permitted to be deferred under the 401(k) Plan. Together, the 401(k) Plan and the DCP allow participants to set aside amounts as tax-deferred savings for their retirement. Similar to the 401(k) Plan, the DCP provides for Company automatic contributions and matching contributions, both of which are at the same levels as the Company contributions in the 401(k) Plan. The Compensation Committee believes the opportunity to defer compensation under the DCP is a competitive benefit that enhances our ability to attract and retain talented executives while strengthening plan participants’ long-term commitment to Mattel. The return on the deferred amounts is linked to the performance of market-based investment choices made available in the DCP.
No Poor Pay Practice Tax Gross-Ups on Perquisites and Benefits
Mattel generally does not provide tax gross-up payments to our senior executives in connection with perquisites and benefits. Mattel, however, does provide to senior executives and other employees tax gross-up payments for relocation assistance costs under our relocation program, and any related international tax compliance and tax equalization costs and payments, because such expenses are incurred as a result of the Company’s request to relocate.

2023 Proxy Statement	61

Compensation at Mattel
Severance and Change-of-Control Benefits

Best Practices in Severance Arrangements – We maintain executive severance arrangements that reflect current compensation best practices, which include:
•Double-trigger cash severance and stock acceleration that requires both a change of control and a qualifying termination of employment;
•Severance benefits set at competitive levels not greater than 2x the sum of annual base salary and annual bonus; and
•No excise tax gross-ups.

On March 22, 2023, the Compensation Committee concluded its review of Mattel’s severance arrangements, which began in Fall 2022, and adopted the Mattel, Inc. Amended and Restated Executive Severance Plan B (the “A&R Severance Plan”) pursuant to which our NEOs are eligible to receive severance payments and benefits in the event of certain qualifying terminations of employment. Prior to adoption of the A&R Severance Plan, our NEOs were eligible to receive severance payments and benefits under various arrangements, including, for Mr. Kreiz, a former iteration of the A&R Severance Plan (the “Original Severance Plan”). The Compensation Committee adopted the A&R Severance Plan to, in part, provide for uniform and consistent severance treatment for our eligible executives, with the level of benefits under the A&R Severance Plan determined based on the eligible executive’s designated tier. We do not pay any excise tax gross-up payments under our severance arrangements.
In advance of adopting the A&R Severance Plan, the Compensation Committee reviewed competitive severance benefit data for our peer group, which was prepared by FW Cook. Based on that review, the Compensation Committee believes that the benefits provided under the A&R Severance Plan are reflective of current compensation market practices for our peer group. The Compensation Committee also believes that the benefits provided under the A&R Severance Plan are key to our ability to recruit, retain, and develop key, high-quality management talent in a competitive market because such arrangements provide reasonable protection to the executive in the event he or she is not retained under specific circumstances. In addition, our tiered approach to severance benefits allows us to tailor our arrangements as appropriate to executive job level based on market practice.
More details regarding our executive severance arrangements as in effect on December 31, 2022 are provided below under “Potential Payments Upon Termination or Change of Control.”
How Compensation is Determined
Roles and Expert Independent Advice
Independent Compensation Committee
Our executive compensation programs are designed and administered under the direction and control of the Compensation Committee. The Compensation Committee is comprised solely of independent directors, who review and approve our overall executive compensation plans, programs, and practices, and set the compensation of our EVPs and above, and other Section 16 officers.
Independent Compensation Consultant
The Compensation Committee has the authority to retain independent legal or other advisors, to the extent it deems necessary or appropriate, and has retained FW Cook as its independent compensation consultant since August 2007 to provide the committee with advice and guidance on the design of our executive compensation levels, plans, programs, and practices. FW Cook has not performed and does not currently provide any services to management or Mattel. Each year the Compensation Committee reviews the independence of the compensation consultant and other advisors who provide advice to the Compensation Committee, employing the independence factors specified in the Nasdaq listing standards. The Compensation Committee has determined that FW Cook is independent within the meaning of the Compensation Committee’s charter and the Nasdaq listing standards, and the work of FW Cook for the Compensation Committee has not raised any conflicts of interest. FW Cook attends Compensation Committee meetings when invited and meets with the Compensation Committee without management. FW Cook provides the Compensation Committee with third-party data and analysis as well as advice and expertise on competitive compensation practices and trends, executive compensation plan and program designs, and proposed executive and non-employee director compensation levels. FW Cook reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management and the Chair of the Compensation Committee. In 2022, FW Cook assisted the Compensation Committee on the following matters:
•Analyze and advise on:
◦The base salaries, annual cash incentives, annual LTIs, TDC, and all other compensation for EVPs and above as compared to the market and compensation of their counterparts in our peer group;
◦Our MIP and LTI designs, provisions, and practices; and
◦The compensation of the Board as compared to the board compensation at our peer group companies.

62	Mattel, Inc.

•Review and advise on the composition of our peer group;
•Assess if our compensation plans, policies, and programs present potential material risk to the Company;
•Review and advise on our 2022 Proxy Statement;
•Provide executive compensation regulatory and legislative updates; and
•Advise with respect to proxy advisory firms’ voting policies and market trends.
CEO and the HR Function
While the Compensation Committee has overall responsibility for establishing the elements, levels, and administration of our executive compensation programs, our CEO and members of our Human Resources function (“HR”) routinely participate in this process. Our CEO makes recommendations to the Compensation Committee for EVPs and above regarding base salary, annual cash incentives, and annual LTIs, which are driven primarily by his evaluation of impact and criticality of role, individual experience, market data provided by FW Cook, internal pay equity, and individual performance. When appropriate, the Compensation Committee meets in executive session without management, including when CEO compensation is being approved. The Compensation Committee also reports and, as appropriate, makes recommendations to the Board regarding our executive compensation programs and practices, and informs the Board of its decisions regarding compensation for EVPs and above, and other Section 16 officers.
Reviews and Process
Market Competitiveness and Peer Group Review
The Compensation Committee annually evaluates the overall competitiveness of annual target TDC for EVPs and above, comprised of annual base salary, annual cash target incentive opportunity, and annual LTIs, as well as the composition of our peer group. The Compensation Committee remains focused on ensuring pay and performance alignment, which incentivizes actions that support our strategic priorities and drive long-term stockholder value.
Every year, FW Cook evaluates annual target TDC of EVPs and above as compared to the annual target TDC of similarly-situated senior executives in our peer group, based on information from their most recent SEC filings and, if applicable, custom selections of certain appropriate market surveys. FW Cook’s report includes the base salaries, annual cash target incentives, annual LTIs, and target TDC, as well as short- and long-term incentive program design and aggregate LTI grant practices, in our peer group and custom surveys, where available.
The Compensation Committee, in conjunction with FW Cook, reviews the makeup of our peer group annually and makes adjustments as it deems appropriate. Our peer group companies are intended to be similar to us in their orientation, business model, cost structure, size (as measured by revenue, net income growth, employees, and market capitalization), and global reach, and are considered to compete with us for executive talent or investor capital. The Compensation Committee believes it is appropriate to have a more diverse peer group beyond toy companies, as there are not enough publicly-reporting toy companies that are comparable to us in size. In addition, the Compensation Committee considers whether the companies in our peer group have similar pay models and reasonable compensation practices, as well as whether the companies are listed as peers of our peer group companies or in peer groups used for us by proxy advisory firms. Our peer group is used to evaluate the market competitiveness of our compensation but is not used for financial performance goal comparisons under our incentive plans.
When setting target amounts for CEO compensation, the Compensation Committee takes into consideration the Company’s global compensation framework, which incorporates market-based compensation programs and pay ranges based on an objective set of factors, such as local market demand for each position and years of experience for all Company employees. Global pay equity is a key component of our ongoing market pay approach to ensure that pay decisions are applied consistently and in line with our total pay philosophy.

2023 Proxy Statement	63

Compensation at Mattel
Peer Group Composition
In September 2021, with guidance from FW Cook, the Compensation Committee refined our peer group as follows for purposes of our 2022 target TDC decisions:
•The removal of Tiffany & Co. due to its acquisition by LVMH Moët Hennessy Louis Vuitton S.E. in January 2021.
•The removal of Kellogg Company because its revenues were slightly above the high end of our revenue range and to avoid over-weighting packaged food companies.
•The removal of Tupperware Brands Corporation because its revenues were slightly below the low end of our revenue range and because it was a less appropriate business match.
•The addition of Live Nation Entertainment, Inc., which met applicable revenue and market capitalization criteria and further aligns our peer group with our strategy to expand our entertainment offering.
Following the above changes, our peer group for 2022 target TDC decisions was comprised of the following 19 companies:
•Campbell Soup Company
•Church & Dwight Co., Inc.
•The Clorox Company
•Edgewell Personal Care Company
•Electronic Arts Inc.
•Hanesbrands Inc.
•Hasbro, Inc.
•The Hershey Company
•The J.M. Smucker Company
•Lions Gate Entertainment Corp.
•Live Nation Entertainment, Inc.
•Newell Rubbermaid, Inc.
•Paramount Global (formerly ViacomCBS)
•PVH Corp
•Ralph Lauren Corporation
•Spectrum Brands, Inc.
•Spin Master
•Take-Two Interactive Software, Inc.
•Tapestry, Inc. (formerly Coach, Inc.)

As of September 2021, when the relevant peer group was approved, Mattel’s revenue was at the peer group 32nd percentile and its 8-quarter average market capitalization was at the 25th percentile of the peer group.
Important Policies, Governance, and Guidelines
Stock Ownership Guidelines
We have stock ownership guidelines for our NEOs and other EVPs. Under our current stock ownership guidelines, the targeted stock ownership is established as shares of Mattel common stock with a value equal to a multiple of base salary, as set forth below for each NEO.

Name and Position	Salary Multiple	Deadline
Ynon Kreiz, Chairman and Chief Executive Officer	6x	4/30/2023
Richard Dickson, President and Chief Operating Officer	4x	12/31/2019
Steve Totzke, President and Chief Commercial Officer	3x	1/31/2024
Anthony DiSilvestro, Chief Financial Officer	4x	6/30/2025
Jonathan Anschell, EVP, Chief Legal Officer, and Secretary	3x	1/1/2026
Generally, executives have five years from the date of promotion or hire to meet the guidelines. For this purpose, Mattel common stock holdings are valued at the greater of acquisition value or current market value. If the targeted ownership levels are not met within the compliance deadline, the executives are required to retain 100% of after-tax shares acquired from stock grants until the guidelines are met. Based on input from FW Cook, the Compensation Committee believes that our stock ownership guidelines align with best practices.
All of our NEOs are in compliance with the guidelines either because they have attained the targeted ownership level or are still within their compliance period.
Shares counted toward ownership guidelines include shares of Mattel common stock directly owned, beneficially owned, or held in the Mattel Stock Fund of the 401(k) Plan, and phantom shares of Mattel common stock held in the Mattel Stock Equivalent Fund of the DCP. Shares subject to vested or unvested unexercised stock options, or unvested and/or unearned stock grants do not count toward the guidelines.

64	Mattel, Inc.

Compensation Risk Review
At the request of the Compensation Committee, FW Cook annually conducts a detailed compensation risk assessment of our executive compensation plans, policies, and programs (our “Compensation Programs”) to confirm that they do not encourage excessive risk taking. FW Cook employed a framework to assist the Compensation Committee in ascertaining any potential material adverse risks and how they may link with our Compensation Programs. The results of FW Cook’s assessment, along with HR’s assessment of our Compensation Programs, were presented to our Compensation Committee in September 2022. FW Cook and HR advised the Compensation Committee that our Compensation Programs did not present any risks that are reasonably likely to have a material adverse effect on Mattel. As part of its review and assessment, our Compensation Committee also considered the following characteristics of our Compensation Programs, among others, that discourage excessive or unnecessary risk taking:
•Our Compensation Programs appropriately balance short- and long-term incentives and fixed and variable pay.
•LTIs provide a portfolio approach using Performance Units, stock options, and RSUs.
•Under our MIP, we use performance measures from the income statement and balance sheet that are defined at the beginning of the performance period, with specific adjustments addressed in detail. In addition, performance against individualized strategic goals is taken into account.
•Our Compensation Committee may apply negative discretion in determining annual cash incentives earned under our MIP.
•Cash and shares earned under our MIP and LTIP, respectively, are capped.
•An established performance evaluation approach based on quantitative and qualitative performance is used on a Company-wide basis.
•We have market competitive stock ownership guidelines for our most senior executives, which are reviewed annually by our Compensation Committee for individual compliance.
•We have a Clawback Policy, Insider Trading Policy, and formal stock grant process in place.
Based on this assessment, the Compensation Committee believes that our Compensation Programs do not present any risk that is reasonably likely to have a material adverse effect on the Company.
No Hedging or Pledging Permitted
Mattel’s Insider Trading Policy prohibits Board members, officers, and employees from (i) engaging in hedging, monetization, or speculative transactions in Mattel common stock (including zero-cost collars, forward sale contracts, short sales, transactions in publicly-traded options and other derivative securities), and (ii) holding Mattel shares in a margin account, pledging Mattel shares, or using Mattel shares as collateral for loans.
Recoupment of Compensation
Our Clawback Policy provides for forfeiture or reimbursement of certain cash and stock incentive compensation that was paid, granted, or vested based on financial results that, when recalculated to include the impact of a material financial restatement, were not achieved. The Clawback Policy applies to all Section 16 officers and other officers at the level of EVP or above and covers incentive compensation (cash and stock) paid, granted, or vested within three years preceding the material financial restatement. The Compensation Committee may recover a portion or the full amount of such incentive compensation provided to a covered employee based on whether such employee engaged in misconduct in connection with the material financial restatement.
In addition, our Amended 2010 Plan provides that, subject to certain limitations, Mattel may terminate outstanding grants, rescind exercises, payments, or deliveries of shares pursuant to grants, and/or recapture proceeds of a participant’s sale of shares of Mattel common stock delivered pursuant to grants if the participant violates specified confidentiality and IP requirements or engages in certain activities against the interest of Mattel or any of its subsidiaries and affiliates. These provisions apply only to grants made to participants for services as employees, and they do not apply to participants following any severance that occurs within 24 months after a change of control.
We intend to review our Clawback Policy and make such updates as necessary to comply with the listing standards adopted by Nasdaq implementing the SEC’s recently finalized Exchange Act Rule 10-D-1.

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Compensation at Mattel
Stock Grant Process
The Compensation Committee has adopted the following stock grant process:
•Annual Stock Grants – The Compensation Committee approves annual stock grants to EVPs and above, and other Section 16 officers, and the Stock Grant Committee (“SGC”) approves annual stock grants to SVPs and below, other than Section 16 officers. Specific recommendations regarding the aggregate annual stock grant pool to be allocated to employees, the value and mix of grant types to be granted to employees per job level, as well as the methodology for converting those grant values to shares or units, are reviewed by FW Cook and presented to the Compensation Committee for approval, which for 2022 occurred at its February 2022 meeting.
•Stock Grant Committee – For stock grants to SVPs and below, other than Section 16 officers, the Board has delegated the authority to the SGC to, subject to certain limitations, approve annual and off-cycle stock grants (such as grants to employees who are newly hired). The Board generally appoints our CEO as the sole member of the SGC. Accordingly, Mr. Kreiz has been the sole member of the SGC since April 2018.
•Off-Cycle Grants – The Compensation Committee approves new-hire or other off-cycle stock grants to EVPs and above, and other Section 16 officers, and the grant date is the last trading day of the month of the later of the (i) hire date or (ii) Compensation Committee approval date.
The SGC approves new-hire stock grants to SVPs and below, other than Section 16 officers, with a grant date of: (i) for Vice Presidents and above, the last trading day of the month of hire, and (ii) for employees below the Vice President level, the last trading day of the month following the month of hire. For other off-cycle stock grants, the grant date is the last trading day of the month in which the SGC approval occurs.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code disallows a tax deduction for compensation in excess of $1 million paid to named executive officers generally. As a result, we cannot take a deduction for compensation paid to our NEOs in excess of $1 million.
Mattel accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires us to recognize compensation expense for share-based payments (including stock options and other forms of stock compensation). The impact of FASB ASC Topic 718 has been taken into account by the Compensation Committee in determining to use a portfolio approach to stock grants, including Performance Units, stock options, and RSUs.

66	Mattel, Inc.

Executive Compensation Tables
Summary Compensation Table
The following table sets forth information concerning total compensation earned by or paid to our NEOs.

Name, Principal Position, and Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change In Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Ynon Kreiz Chairman and Chief Executive Officer
2022	1,500,000	—	7,687,501	2,562,503	—	—	140,383	11,890,387
2021	1,500,000	—	7,500,001	2,499,996	4,500,000	—	128,898	16,128,895
2020	1,500,000	—	7,162,498	2,387,502	4,500,000	—	73,432	15,623,432
Richard Dickson President and Chief Operating Officer
2022	1,000,000	—	3,937,496	562,506	—	—	133,799	5,633,801
2021	1,000,000	—	3,374,982	1,125,001	2,000,000	—	129,770	7,629,753
2020	1,000,000	—	3,374,997	1,125,002	2,000,000	—	105,541	7,605,540
Steve Totzke President and Chief Commercial Officer
2022	800,000	—	1,750,021	250,003	—	—	98,320	2,898,344
2021	800,000	—	1,500,007	499,995	1,280,000	—	98,320	4,178,322
2020	800,000	—	1,124,999	375,001	1,280,000	—	74,147	3,654,147
Anthony DiSilvestro Chief Financial Officer
2022	900,000	—	2,187,503	312,503	—	—	195,560	3,595,566
2021	900,000	—	1,575,018	524,999	1,800,000	—	107,495	4,907,512
2020	457,377	—	1,574,999	525,001	1,530,000	—	41,591	4,128,968
Jonathan Anschell EVP, Chief Legal Officer, and Secretary
2022	700,000	—	1,137,477	162,495	—	—	87,000	2,086,972
2021	700,000	200,000	1,475,004	499,997	932,470	—	85,980	3,893,451
(1)Salary. Represents all amounts earned as salary during the applicable year.
(2)Bonus. Amount shown for Mr. Anschell represents a signing bonus paid in January 2021, which was deemed earned upon his completion of one year of service.
(3)Amounts shown represent the grant date fair value of RSUs, Performance Units, and stock options granted in the year indicated as computed in accordance with FASB ASC Topic 718.
Stock Awards. Amounts shown under the “Stock Awards” column for 2022 include the grant date fair value for RSUs as well as Performance Units under the 2022-2024 LTIP granted in 2022. The RSUs are valued based on our closing stock price of $24.31 on April 29, 2022. The 2022-2024 Performance Units are valued based upon our closing stock price of $24.31 on April 29, 2022, the probable outcome of the performance-related component over the three-year performance period (target performance), and the fair value of the market-related component over the three-year performance period, as determined using a Monte Carlo simulation in accordance with applicable accounting rules. The market-related component could result in up to a 133% adjustment for a maximum earnout of 200% of target Performance Units. Assuming that the maximum level of performance conditions will be achieved for all Performance Units, the grant date fair values for Messrs. Kreiz, Dickson, Totzke, DiSilvestro, and Anschell would be $15,375,002, $4,499,985, $2,000,019, $2,500,023, and $1,299,978, respectively.
Option Awards. Amounts shown under the “Options Awards” column are calculated using the Black-Scholes option-pricing method. While the amounts shown are computed in accordance with FASB ASC Topic 718, the actual value, if any, that an executive may realize from the options is contingent upon the excess of the stock price over the exercise price, if any, on the date the award is exercised. Thus, there is no assurance that the value, if any, eventually realized by the executive will correspond to the amount shown. For a discussion of the assumptions made in the valuation of options granted in 2022, see Note 8 to Mattel’s Consolidated Financial Statements for 2022 contained in our Form 10-K.
(4)Non-Equity Incentive Plan Compensation. Amounts shown represent the performance-based annual cash compensation earned under the MIP, our annual cash incentive plan. Under the 2022 MIP, no payout was earned because MIP-Adjusted EBITDA was below the threshold level of performance. See “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Incentive” for a more complete description of the MIP.
(5)Change in Nonqualified Deferred Compensation Earnings. No amount is included with respect to nonqualified deferred compensation earnings because there were no above-market earnings on nonqualified deferred compensation.
(6)All Other Compensation. Amounts shown for 2022 consist of Company contributions to the 401(k) Plan of $27,450 for each NEO other than Messrs. Kreiz and DiSilvestro, and $21,350 for Mr. Kreiz and $30,500 for Mr. DiSilvestro, and Company contributions to the DCP of $83,650, $62,550, $44,550, $41,650, and $35,550 for Messrs. Kreiz, Dickson, Totzke, DiSilvestro, and Anschell, respectively. Amounts shown also represent perquisites and personal benefits, including a monthly car

2023 Proxy Statement	67

Compensation at Mattel
allowance (or use of a Company car for Mr. Kreiz), financial counseling and tax return services, executive physical examinations, and relocation assistance for Mr. DiSilvestro, in the amount of $50,000 under our standard relocation program. Also for Mr. DiSilvestro, the amount shown includes $39,410 representing commuting expenses, including airfare and ground transportation incurred in connection with commuting from Mr. DiSilvestro’s personal residence to the Company’s headquarters in El Segundo, California. Mr. DiSilvestro recognized imputed income on this full amount, and no tax gross-up was paid. In addition, for Mr. Kreiz, the amount shown includes attributable income under the Board of Directors Recommended Grants and Matching Recommended Grants Program fostering charitable contributions, which is more fully described in the “Non-Employee Director Compensation” section of this Proxy Statement. Also, we reimbursed Mr. Kreiz for chartered aircraft service on certain business-related trips during 2022, and for one such trip Mr. Kreiz was accompanied by members of his family. No amounts have been included with respect to such travel since there was no incremental cost to the Company associated with the presence of Mr. Kreiz’s family on this flight. Mr. Kreiz recognized imputed income on certain of the foregoing benefits, calculated in accordance with applicable Internal Revenue Service rules. No tax gross-up was paid on this amount.
Narrative Disclosure to Summary Compensation Table
We have entered into offer letters with each of our NEOs in connection with their commencement of employment with us. Certain key terms of these letters, pursuant to which we had ongoing obligations as of 2022, are described below.
Kreiz Offer Letter
Mr. Kreiz was appointed to serve as our CEO on April 26, 2018. In connection with this appointment, we entered into an offer letter with Mr. Kreiz that includes the following key provisions: (i) an annual base salary of $1,500,000; (ii) a target MIP opportunity of 150% of eligible base salary up to a maximum of 300%; and (iii) eligibility to receive annual stock grants. Mr. Kreiz is also eligible to receive perquisites (including a monthly allowance for his automobile expenses, an annual comprehensive physical examination, and Company-paid financial counseling and tax return services), participate in the DCP, and participate in our employee benefit programs (including the 401(k) Plan). Pursuant to his offer letter, Mr. Kreiz was also eligible to participate in the Original Severance Plan as modified by the terms of his participation letter agreement, but beginning March 22, 2023, he is now a participant in the A&R Severance Plan.
DiSilvestro Offer Letter
Mr. DiSilvestro was appointed to serve as our CFO on August 11, 2020. In connection with this appointment, we entered into an offer letter with Mr. DiSilvestro that includes the following key provisions: (i) an annual base salary of $900,000; (ii) a target MIP opportunity of 100% of eligible base salary up to a maximum of 200%; (iii) new-hire stock grants in the form of RSUs valued at $525,000 and stock options valued at $525,000, with such grants vesting as to one-third of the shares subject thereto on each of the first three anniversaries of the grant date, subject to continued service through each applicable vesting date; (iv) Performance Units valued at $1,050,000 under our LTIP; and (v) eligibility to receive an annual stock grant beginning in 2021. Mr. DiSilvestro was not provided any guaranteed payments or inducement stock grants in connection with his appointment.
Mr. DiSilvestro is also eligible to receive perquisites (including a monthly allowance for his automobile expenses and Company-paid financial counseling and tax return services), participate in the DCP, and participate in our employee benefit programs (including the 401(k) Plan). The offer letter further provides relocation benefits in accordance with the terms of our standard relocation program. Pursuant to his offer letter, Mr. DiSilvestro was also eligible to participate in the Original Severance Plan, but beginning March 22, 2023, he is now a participant in the A&R Severance Plan.
Anschell Offer Letter
Mr. Anschell was appointed to serve as our EVP, Chief Legal Officer, and Secretary, effective as of January 1, 2021. In connection with this appointment, we entered into an offer letter with Mr. Anschell that includes the following key provisions: (i) an annual base salary of $700,000; (ii) a target MIP opportunity of 70% of eligible base salary up to a maximum of 140%; (iii) make-whole stock grants in the form of RSUs valued at $337,500 and stock options valued at $337,500, with such grants vesting as to one-third of the shares subject thereto on each of the first three anniversaries of the grant date, subject to continued service through each applicable vesting date; and (iv) eligibility to receive an annual stock grant beginning in 2021 with the 2021 annual grant valued at $1,300,000. In addition, Mr. Anschell received a signing bonus of $200,000, which was deemed earned upon his completion of one year of service but was subject to recoupment if he had voluntarily terminated employment or had been discharged for “cause” within one year of his hire date.
Mr. Anschell is also eligible to receive perquisites (including a monthly allowance for his automobile expenses), participate in the DCP, and participate in our employee benefit programs (including the 401(k) Plan). Pursuant to his offer letter, Mr. Anschell was also eligible to receive severance payments and benefits, but beginning March 22, 2023, he is now a participant in the A&R Severance Plan.

68	Mattel, Inc.

Grants of Plan-Based Awards in 2022
The following table shows information about the non-equity incentive awards and equity-based awards granted to our NEOs in 2022.

Name, Position, and Grant Date	Committee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Market Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum
Ynon Kreiz Chairman and Chief Executive Officer
		787,500	2,250,000	4,500,000
4/29/2022	4/26/2022				67,696	270,782	541,564				7,687,501
4/29/2022	4/26/2022								222,054	24.31	2,562,503
Richard Dickson President and Chief Operating Officer
		350,000	1,000,000	2,000,000
4/29/2022	4/26/2022				19,813	79,253	158,506				2,249,993
4/29/2022	4/26/2022								48,744	24.31	562,506
4/29/2022	4/26/2022							69,416			1,687,503
Steve Totzke President and Chief Commercial Officer
		224,000	640,000	1,280,000
4/29/2022	4/26/2022				8,806	35,224	70,448				1,000,009
4/29/2022	4/26/2022								21,664	24.31	250,003
4/29/2022	4/26/2022							30,852			750,012
Anthony DiSilvestro Chief Financial Officer
		315,000	900,000	1,800,000
4/29/2022	4/26/2022				11,008	44,030	88,060				1,250,012
4/29/2022	4/26/2022								27,080	24.31	312,503
4/29/2022	4/26/2022							38,564			937,491
Jonathan Anschell EVP, Chief Legal Officer, and Secretary
		171,500	490,000	980,000
4/29/2022	4/26/2022				5,724	22,895	45,790				649,989
4/29/2022	4/26/2022								14,081	24.31	162,495
4/29/2022	4/26/2022							20,053			487,488
(1)The awards shown represent the potential value of annual cash incentive awards that could have been earned for fiscal year 2022 (and paid in 2023) under the MIP for each NEO assuming threshold performance (35% of target MIP opportunity), target performance (100% of target MIP opportunity), and maximum performance (200% of target MIP opportunity). See the “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Incentive” section of this Proxy Statement for a more complete description of the MIP.
(2)The threshold amounts shown represent 25% of the Performance Units under the 2022-2024 LTIP that may be earned at threshold Adjusted Free Cash Flow performance of 37% multiplied by 67% for threshold relative TSR performance. The target amounts shown represent the number of Performance Units under the 2022-2024 LTIP that may be earned at the end of the three-year performance period if target performance is achieved. The maximum amounts shown represent 200% of the Performance Units under the 2022-2024 LTIP that may be earned at maximum Adjusted Free Cash Flow performance of 150% multiplied by 133% for maximum relative TSR performance. See the “Compensation Discussion and Analysis – Elements of Compensation – Equity-Based Long-Term Incentives” section of this Proxy Statement for a more complete description of the 2022-2024 LTIP.
(3)The awards shown are RSUs granted under our Amended 2010 Plan that vest as to one-third of the shares subject thereto on each of the first three anniversaries of the grant date. These RSUs do not earn dividend equivalents.
(4)The awards shown are stock options granted under our Amended 2010 Plan that vest as to one-third of the shares subject thereto on each of the first three anniversaries of the grant date. Stock options do not earn dividend equivalents.
(5)Amounts shown represent the fair market value per share as of the grant date of the award determined pursuant to FASB ASC Topic 718 multiplied by the number of shares (at target, for the Performance Units). The RSUs are valued based on our closing stock price of $24.31 on April 29, 2022. See footnote (3) to the Summary Compensation Table for more information on the grant date fair value of the 2022-2024 LTIP Performance Units. For a discussion of the stock option assumptions made in the valuation reflected in this column, see Note 8 to Mattel’s Consolidated Financial Statements for 2022 contained in our Form 10-K.

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Compensation at Mattel
Outstanding Equity Awards at 2022 Year End
The following table shows the outstanding equity-based awards that were held by our NEOs as of December 31, 2022.

	Option Awards					Stock Awards
Name and Position	Grant Date for Options	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date for Stock Awards	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
						RSUs			Performance Units
Ynon Kreiz Chairman and Chief Executive Officer
	4/29/2022	-	222,054(5)	24.31	4/29/2032
	8/2/2021	87,765	178,192(6)	21.91	8/2/2031
	7/31/2020	345,559	178,016(7)	11.11	7/31/2030
	8/1/2019	467,221	-	13.59	8/1/2029
	8/1/2018	376,369	-	15.78	8/1/2028
						4/29/2022			67,696(2)	1,207,697
						3/23/2021			327,368(3)	5,840,245
						7/31/2020			936,588(4)	16,708,730
Richard Dickson President and Chief Operating Officer
	4/29/2022	-	48,744(5)	24.31	4/29/2032
	8/2/2021	39,494	80,187(6)	21.91	8/2/2031
	7/31/2020	162,829	83,882(7)	11.11	7/31/2030
	8/1/2019	220,157	-	13.59	8/1/2029
	8/1/2018	205,292	-	15.78	8/1/2028
	8/1/2017	544,959	-	19.72	8/1/2027
	1/31/2017	773,994	-	26.21	1/31/2027
	8/1/2016	243,902	-	32.72	8/1/2026
	4/13/2015	607,477	-	24.31	4/13/2025
	8/1/2014	89,286	-	35.25	8/1/2024
	5/20/2014	75,630	-	38.53	5/20/2024
						4/29/2022	69,416(5)	1,238,381
						4/29/2022			19,813(2)	353,464
						8/2/2021	34,402(6)	613,732
						3/23/2021			98,210(3)	1,752,066
						7/31/2020	34,429(7)	614,213
						7/31/2020			294,216(4)	5,248,813

70	Mattel, Inc.

	Option Awards					Stock Awards
Name and Position	Grant Date for Options	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date for Stock Awards	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
						RSUs			Performance Units
Steve Totzke President and Chief Commercial Officer
	4/29/2022	-	21,664(5)	24.31	4/29/2032
	8/2/2021	17,553	35,638(6)	21.91	8/2/2031
	7/31/2020	54,276	27,961(7)	11.11	7/31/2030
	8/1/2019	88,063	-	13.59	8/1/2029
	8/1/2018	54,745	-	15.78	8/1/2028
	8/1/2017	122,616	-	19.72	8/1/2027
	8/1/2016	67,073	-	32.72	8/1/2026
	7/31/2015	64,767	-	23.21	7/31/2025
	8/1/2014	26,228	-	35.25	8/1/2024
	8/1/2013	12,799	-	42.70	8/1/2023
						4/29/2022	30,852(5)	550,400
						4/29/2022			8,806(2)	157,099
						8/2/2021	15,291(6)	272,791
						3/23/2021			43,649(3)	778,698
						7/31/2020	11,477(7)	204,750
						7/31/2020			98,073(4)	1,749,622
Anthony DiSilvestro Chief Financial Officer
	4/29/2022	-	27,080(5)	24.31	4/29/2032
	8/2/2021	18,430	37,421(6)	21.91	8/2/2031
	6/30/2020	87,944	45,305(8)	9.67	6/30/2030
						4/29/2022	38,564(5)	687,982
						4/29/2022			11,008(2)	196,383
						8/2/2021	16,055(6)	286,421
						3/23/2021			45,832(3)	817,643
						7/31/2020			137,300(4)	2,449,432
						6/30/2020	18,460(8)	329,326
Jonathan Anschell EVP, Chief Legal Officer, and Secretary
	4/29/2022	-	14,081(5)	24.31	4/29/2032
	8/2/2021	5,704	11,583(6)	21.91	8/2/2031
	1/29/2021	14,539	29,521(9)	18.12	1/29/2031
						4/29/2022	20,053(5)	357,746
						4/29/2022			5,724(2)	102,116
						8/2/2021	14,908(6)	265,959
						3/23/2021			28,372(3)	506,156
						1/29/2021	12,480(9)	222,643
(1)Amounts are calculated by multiplying the number of units shown in the table by $17.84 per share, which was the closing price of our common stock on December 30, 2022, the last trading day of fiscal year 2022.
(2)The numbers shown represent the 2022-2024 Performance Units, which are earned based on the Company’s achievement of cumulative Adjusted Free Cash Flow and relative TSR for the period January 1, 2022 to December 31, 2024. Per SEC rules, based on Company performance for Adjusted Free Cash Flow and relative TSR for the first year of the performance period (through December 31, 2022) below threshold goals, the amounts shown reflect the threshold number of units that may be earned at the end of the three-year performance period. See the “Compensation Discussion and Analysis – Elements of Compensation – Equity-Based Long-Term Incentives” section of this Proxy Statement for a more complete description of the LTIP.

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Compensation at Mattel
(3)The numbers shown represent the 2021-2023 Performance Units, which are earned based on the Company’s achievement of cumulative Adjusted Free Cash Flow and relative TSR for the period January 1, 2021 to December 31, 2023. Per SEC rules, based on Company performance for Adjusted Free Cash Flow and relative TSR for the first and second year of the performance period (through December 31, 2022) between threshold and target goals, the amounts shown reflect the target number of units that may be earned at the end of the three-year performance period. See the “Compensation Discussion and Analysis – Elements of Compensation – Equity-Based Long-Term Incentives” section of this Proxy Statement for a more complete description of the LTIP.
(4)The numbers shown represent the number of 2020-2022 Performance Units, which were earned, but subject to continued employment through the settlement date of February 7, 2023, based on the Company’s achievement of cumulative Adjusted Free Cash Flow and relative TSR for the period January 1, 2020 to December 31, 2022. The Performance Units were settled and paid in shares on February 7, 2023 and are thus no longer outstanding. See the “Compensation Discussion and Analysis – Elements of Compensation – Equity-Based Long-Term Incentives” section of this Proxy Statement for a more complete description of the LTIP.
(5)33% vests on April 29, 2023, 33% vests on April 29, 2024, and 34% vests on April 29, 2025.
(6)50% vests on August 2, 2023, and 50% vests on August 2, 2024.
(7)100% vests on July 31, 2023.
(8)100% vests on June 30, 2023.
(9)50% vests on January 29, 2023, and 50% vests on January 29, 2024.
Option Exercises and Stock Vested in 2022
For each of our NEOs, the following table provides information for options exercised and stock awards vested in 2022.

	Option Awards		Stock Awards
Name and Position	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2) ($)
Ynon Kreiz, Chairman and Chief Executive Officer	—	—	817,748	17,548,872
Richard Dickson, President and Chief Operating Officer	—	—	335,390	7,331,758
Steve Totzke, President and Chief Commercial Officer	—	—	90,924	1,989,564
Anthony DiSilvestro, Chief Financial Officer	—	—	25,823	582,953
Jonathan Anschell, EVP, Chief Legal Officer, and Secretary	—	—	13,488	298,272
(1)Number of shares acquired on vesting represent RSUs and Performance Units that vested in 2022. The Performance Units under the 2020-2022 LTIP were not included, as they did not vest, and the underlying shares were not issued, until the settlement date of February 7, 2023.
(2)Amounts are calculated by multiplying the number of shares underlying RSUs and Performance Units by our closing stock price on the date of vesting, or if the stock market was closed on the date of vesting, by our closing stock price on the next preceding day on which the stock market was open.
2022 Nonqualified Deferred Compensation
The following table provides the benefits accrued under the DCP by our NEOs as of December 31, 2022.

Name and Position	Executive Contributions in 2022(1) ($)	Company Contributions in 2022(2) ($)	Aggregate Earnings in 2022(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of 2022(4) ($)
Ynon Kreiz, Chairman and Chief Executive Officer	—	83,650	(30,818)	--	310,782
Richard Dickson, President and Chief Operating Officer	41,700	62,550	(276,650)	--	1,313,435
Steve Totzke, President and Chief Commercial Officer	491,100	44,550	(276,988)	--	1,968,419
Anthony DiSilvestro, Chief Financial Officer	—	41,650	(6,359)	--	88,061
Jonathan Anschell, EVP, Chief Legal Officer, and Secretary	63,180	35,550	(14,469)	--	179,303
(1)Represents the amounts that our NEOs elected to defer in 2022 under the DCP. These amounts represent compensation earned by our NEOs in 2022 and, therefore, are also reported in the appropriate columns in the Summary Compensation Table above.
(2)Represents the amounts credited in 2022 as Company contributions to the accounts of our NEOs under the DCP. These amounts represent automatic contributions and matching contributions as described in the narrative disclosure below. These amounts are also reported in the Summary Compensation Table above in the “All Other Compensation” column.
(3)Represents the net amounts credited to the DCP accounts of our NEOs as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the Summary Compensation Table.
(4)Represents the amounts of the DCP account balances at the end of 2022 for each of our NEOs. The amounts that were previously reported as compensation for each NEO in the Summary Compensation Table in years prior to 2022 are as follows:

72	Mattel, Inc.

Name and Position	Aggregate Amounts Previously Reported ($)
Ynon Kreiz, Chairman and Chief Executive Officer	235,077
Richard Dickson, President and Chief Operating Officer	1,559,883
Steve Totzke, President and Chief Commercial Officer	791,153
Anthony DiSilvestro, Chief Financial Officer	52,392
Jonathan Anschell, EVP, Chief Legal Officer, and Secretary	93,139
Description of Deferred Compensation and PIP Excess Plan
The DCP allows participants to defer the amounts listed below. All amounts deferred under the DCP are reflected in bookkeeping accounts. Under the DCP, participants may elect to defer:
•up to 20% of base salary that cannot be deferred under the 401(k) Plan due to Internal Revenue Code limitations;
•up to 75% of base salary; and
•up to 100% of annual cash incentive compensation (MIP).
Company automatic contributions are made equal to the automatic contributions that would have been made to the 401(k) Plan, but for Internal Revenue Code limitations. The formula for these contributions currently is a percentage of base salary, based on the participant’s age, as follows:
•under 40 years: 3%;
•at least 40 but less than 45 years: 4%;
•at least 45 but less than 50 years: 5%;
•at least 50 but less than 55 years: 6%; or
•55 years or more: 7%.
Company matching contributions of 50% of the first 6% of the participant’s base salary deferrals are made in coordination with the Company’s 401(k) Plan.
The amounts deferred under each participant’s DCP accounts are deemed to be invested by the participant from a range of choices established by the plan administrator. Currently, the available choices include: (i) deemed investment in Mattel common stock (sometimes referred to as “phantom stock”); (ii) deemed investment in any of 12 externally-managed institutional funds, including equity and bond mutual funds; and (iii) pre-constructed portfolios with investment strategies aligned with five different risk profiles. A fixed interest account, which provides interest at a rate that is reset annually, was frozen in 2002. The rates of return of the investment options under the DCP for 2022 ranged from (26.30)% to 12.96%. Mattel retains the right to change, at its discretion, the available investment options.
The investment options and their annual rates of return for the calendar year ended December 31, 2022 are contained in the following table.

Name of Investment Option	2022 Rate of Return (%)
Fidelity VIP Government Money Market Initial	0.85
Hartford Total Return HLS IA	(14.21)
HIMCO U.S. Aggregate Bond Index	12.96
PIMCO VIT Real Return Instl	(11.77)
DFA VA US Large Value	(4.88)
HIMCO S&P 500 Index Division	(18.13)
Vanguard VIF Capital Growth	(15.48)
Vanguard VIF Mid Cap Index	(18.82)
NT Russell 2000 Index Division	(20.42)
HIMCO MSCI EAFE Index Division	(14.39)
American Funds International 2	(20.79)
Vanguard VIF Real Estate Index	(26.30)
Mattel Stock Equivalent Fund	(17.25)
Fixed Rate	2.07

2023 Proxy Statement	73

Compensation at Mattel
The participant and Company contributions are credited to bookkeeping accounts for the participants, and the balances of these accounts are adjusted to reflect, in the case of participants who chose the fixed rate fund, the applicable interest rate, and in the case of participants who chose the Mattel Stock Equivalent Fund or any of the 12 externally managed investment funds or five risk-based portfolios, the gains or losses that would have been obtained if the contributions had actually been invested in Mattel common stock or the applicable externally managed institutional fund, respectively.
We set aside funds to cover our obligations under the DCP in a trust. The assets of the trust, however, belong to Mattel and are subject to the claims of Mattel’s creditors in the event of bankruptcy or insolvency.
Generally, participants make annual deferral elections, and the DCP allows distributions on a scheduled withdrawal date, death, permanent disability, retirement, or other termination of employment, with distributions payable in lump sum or up to 15 installments. Certain additional rules apply in the event of a change of control, hardship, or, in the case of contributions before 2005, non-hardship accelerated distributions.
Potential Payments Upon Termination or Change of Control
The following table reflects the severance arrangement that each NEO was eligible for as of December 31, 2022:

Name and Position	Severance Arrangement
Ynon Kreiz, Chairman and Chief Executive Officer	Original Severance Plan(1)
Richard Dickson, President and Chief Operating Officer	Original Severance Plan
Steve Totzke, President and Chief Commercial Officer	Executive severance practice
Anthony DiSilvestro, Chief Financial Officer	Original Severance Plan
Jonathan Anschell, EVP, Chief Legal Officer, and Secretary	Offer Letter
(1)As modified by individual participation agreement.
We summarize below the severance and change-of-control arrangements in effect as of December 31, 2022, as well as pursuant to the terms of other plans and agreements with relevant severance and change-of-control provisions (e.g., our Amended 2010 Plan, grant agreements, and the MIP).
Original Severance Plan
Involuntary Termination
Under the Original Severance Plan, if a participating NEO’s employment is terminated by Mattel without cause other than in connection with a change of control (an “involuntary termination”), the executive generally will be entitled to the following benefits, which are more fully described in the footnotes to the Estimated Potential Payments table below:
•Severance payments:
◦Under the Original Severance Plan for Mr. Kreiz, severance to be paid in bi-weekly installments over two years, equal to two times the sum of his annual base salary and target MIP opportunity for the year in which the termination of employment occurs; or
◦Under the Original Severance Plan for Messrs. Dickson and DiSilvestro, severance to be paid in bi-weekly installments over one year, equal to the sum of such executive’s annual base salary and target MIP opportunity for the year in which the termination of employment occurs; and in the event the executive has not found employment and is still actively looking for employment, additional payments totaling 0.5 times the sum of the executive’s annual base salary and target MIP opportunity for the year in which the termination of employment occurs, to be paid in bi-weekly installments for up to six months following the first anniversary of the termination date.
•Payment of an amount representing an annual cash incentive payout under the MIP for the year of termination based on actual amount earned for the year, prorated based on the number of days the executive was employed during the year and paid at the time such bonuses are generally paid to employees;
•Payment of a monthly amount approximately equivalent to the then current COBRA premium applicable to such executive for up to one year;
•Accelerated vesting of all unvested stock options, which will remain exercisable for three years (or, if less, the remaining term) or, if the participant is eligible for Retirement (as defined in the Amended 2010 Plan) and the stock options have been outstanding at least six months, then they will remain exercisable for five years (or, if less, the remaining term) in accordance with the terms of the executive’s grant agreement;

74	Mattel, Inc.

•Accelerated prorated vesting of RSUs, based on the number of full months the executive was employed during the vesting period. If, however, the participant is Retirement eligible, then full vesting for RSUs that were outstanding at least six months in accordance with the terms of the executive’s grant agreement;
•Prorated vesting of Performance Units based on the number of full months the executive was employed during the three-year performance period, payable at the end of the three-year period at the time such payout occurs for other participants based on our achievement of the performance measures over the three-year period; and
•Outplacement services not to exceed $50,000, provided until the earlier of two years following termination of employment or until employment is found.
Involuntary Termination Following Change of Control
Under the Original Severance Plan, if a participating NEO’s employment is involuntarily terminated (including, for Mr. Kreiz, a resignation for good reason) within the two-year period following a change of control, the executive will be entitled to the same severance payments and benefits as an involuntary termination, as discussed above, except that:
•Severance payments will be paid in a lump sum equal to two times for Mr. Kreiz, and 1.5 times for Messrs. Dickson and DiSilvestro, the sum of the executive’s annual base salary and target MIP opportunity for the year in which the termination of employment occurs;
•The amount representing the annual cash incentive payout under the MIP will be prorated for the number of days the executive was employed during the year and based on such executive’s target MIP opportunity for the year in which such termination occurs, payable at the time that the lump sum severance payment is paid;
•All of such executive’s RSU awards will be fully accelerated;
•All of such executive’s Performance Units will be fully accelerated based on the greater of the target level award opportunity or the actual performance through the most recent completed fiscal year prior to the termination of employment, payable within 60 days of such termination in accordance with the terms of the executive’s grant agreement; and
•The executive will receive a monthly payment approximately equivalent to the then current COBRA premium applicable to such executive for up to two years for Mr. Kreiz, and up to 18 months for Messrs. Dickson and DiSilvestro, following the termination date.
No tax gross-ups are provided under the Original Severance Plan. Participants in the Original Severance Plan are not entitled to be indemnified for any excise tax imposed as a result of severance or other payments deemed made in connection with a change of control. Instead, they will be required either to pay the excise tax or have such payments reduced to an amount that would not trigger the excise tax if it would be more favorable to them on an after-tax basis.
In order to be entitled to severance payments and benefits under the Original Severance Plan, the executive is required to execute a general release agreement with Mattel and, in certain circumstances, comply with post-employment covenants to (i) protect our confidential information, (ii) not accept employment with or provide services to a competitor, (iii) not solicit our employees, and (iv) not disparage or otherwise impair our reputation, goodwill, or commercial interests or any of our affiliated entities or their officers, directors, employees, stockholders, agents, or products.
Under the Original Severance Plan:
•“Cause” generally means willful neglect of significant duties or willful violation of a material policy; commission of a material act of dishonesty, fraud, misrepresentation, or other act of moral turpitude; willful act or omission in the course of employment that constitutes gross negligence; or willful failure to obey a lawful direction of the Board (or the CEO other than for Mr. Kreiz); provided, in each case, unless the activity cannot be cured, written notice will be provided to the executive and the executive will be given a reasonable opportunity to cure or correct such activity;
•Solely for the purposes of Mr. Kreiz’s participation in the Original Severance Plan, “good reason” generally means (i) any material diminution in any of his duties, authority or responsibilities as CEO; (ii) Mattel’s material reduction of his base salary and target bonus opportunity, as in effect on his Original Severance Plan eligibility date or as the same may be increased from time to time; (iii) any other action or inaction that constitutes a breach by Mattel of his participation agreement or the plan amendment provision of the Original Severance Plan; (iv) any failure by Mattel to obtain the assumption and agreement to perform under the Original Severance Plan by a successor as contemplated by the Original Severance Plan, except where such assumption and agreement occurs by operation of law; or (v) any relocation of his principal office from its current location in El Segundo, California by more than 50 miles; and
•“Change of control” generally includes an acquisition by a third party of 35% or more of Mattel’s outstanding stock; a change in the Board, such that the current members and their approved successors cease to be a majority; a merger or other business combination following which our pre-transaction stockholders cease to hold more than 50% of our stock, Mattel has a new 35%-or-more stockholder, or our pre-transaction Board members do not constitute a majority of the continuing board of directors; and stockholder approval of a liquidation of Mattel.

2023 Proxy Statement	75

Compensation at Mattel
Executive Severance Practice
Under our executive severance practice as of December 31, 2022, if a senior executive who does not participate in the Original Severance Plan incurs an involuntary termination, the executive generally may receive the following benefits:
•Severance payments equal to the greater of (i) an amount calculated based on their continuous years of service, salary, and age and (ii) their annual base salary. The first half of the severance amount will be paid in installments equal to the then current bi-weekly regular rate of pay, and the remaining half will be paid (in bi-weekly installments as well) only to the extent the executive has not found employment and is still actively looking for employment;
•Continued benefits coverage for up to three months and payment of a monthly amount approximately equivalent to the then current COBRA premium applicable to such executive for up to an additional three months; and
•Outplacement services not to exceed $35,000, provided until the earlier of two years following termination of employment or until employment is found.
No tax gross-ups are provided under our executive severance practice. Executives are not entitled to be indemnified for any excise tax imposed as a result of severance or other payments deemed made in connection with a change of control. Instead, they will be required either to pay the excise tax or have such payments reduced to an amount that would not trigger the excise tax if it would be more favorable to them on an after-tax basis.
Amounts under our executive severance practice will not exceed the amounts under the Original Severance Plan. In addition, in order to receive the severance amount, the executive is required to execute a general release agreement with Mattel.
Anschell Offer Letter
Under his offer letter, Mr. Anschell was eligible to receive the following benefits in the event his employment had been terminated by Mattel for reasons other than “cause” as of December 31, 2022:
•Severance payments equal to the sum of (i) 12 months of his then current annual base salary and (ii) his then current target annual bonus opportunity under the MIP for the year of termination. The first half of the severance amount will be paid in installments equal to his then current bi-weekly regular rate of pay, and the remaining half will be paid (in bi-weekly installments as well) only to the extent he has not found employment and is still actively looking for employment;
•Continued benefits coverage for up to three months and payment of a monthly amount approximately equivalent to the then current COBRA premium applicable to him for up to an additional nine months; and
•Outplacement services selected by Mattel and in accordance with Mattel’s then current practices and programs.
No tax gross-ups are provided under Mr. Anschell’s offer letter. Mr. Anschell is not entitled to be indemnified for any excise tax imposed as a result of severance or other payments deemed made in connection with a change of control.
In order to receive the severance amount, Mr. Anschell is required to execute a general release agreement with Mattel. “Cause” is defined in Mr. Anschell’s offer letter as Mattel’s good faith belief that Mr. Anschell: (i) neglected significant duties that he was required to perform; (ii) violated a material Mattel policy, rule, or guideline; (iii) engaged in an act of dishonesty, fraud, misrepresentation, or other act of moral turpitude; (iv) engaged in an act or omission in the course of his employment which constitutes gross negligence; or (v) willfully failed to obey a lawful direction of the Board or Mattel.
Stock Plan and Grant Agreements
Stock Options and RSUs
Unless otherwise provided in an individual grant agreement or severance arrangement, the Amended 2010 Plan provides for accelerated vesting of stock grants and extended option exercisability under specified terminations of employment, including a qualifying termination in connection with a change of control.
Amended 2010 Plan
•Awards that have been assumed or substituted in a change of control will vest in full if the participant’s employment is terminated without cause within 24 months following the change of control, and options will remain exercisable for the lesser of two years following the termination of employment or their remaining term. Awards that are not assumed or substituted in a change of control generally will vest in full upon the change of control, and outstanding RSUs generally will be settled immediately.
•In accordance with the terms of the grant agreements adopted under the Amended 2010 Plan, in the event of a termination of employment due to Retirement, death, or permanent disability, unvested stock options that have been outstanding at least six months receive full vesting and would remain exercisable for the lesser of five years or their remaining term. In the event of involuntary Retirement, death, or permanent disability, unvested RSUs that have been outstanding at least six months receive full vesting. The grant agreements for the participants in the Original Severance Plan incorporate these provisions as well as certain vesting and exercise provisions under the Original Severance Plan, as described above.

76	Mattel, Inc.

Performance Units
In the event of a change of control, if the Performance Units are assumed or substituted by the acquirer and the participant’s employment is involuntarily terminated within 24 months following the change of control, then the vesting of the Performance Units will be fully accelerated based on the greater of the target level award opportunity or the actual performance through the most recent completed fiscal year prior to the termination of employment, payable within 60 days of such termination. If the Performance Units are not assumed or substituted by the acquirer, then the vesting of the Performance Units will be accelerated based on the greater of (a) prorated target level award opportunity based on the number of full months during the three-year performance period to the date of the change of control, or (b) the actual performance through the most recent completed fiscal year prior to the change of control, payable within 60 days of such event.
Under the 2021-2023 and 2022-2024 LTIP cycles, in the event of a participant’s termination due to Retirement, death, or permanent disability that is at least six months after the start of the performance cycle, the participant will receive prorated vesting based on the number of full months the participant was employed during the three-year performance period, payable at the end of the three-year period based on our achievement of the performance measures.
MIP
The terms of the MIP provide that upon a change of control, each participant who is employed by Mattel immediately prior to such change of control will be paid any unpaid annual cash incentive with respect to any performance periods that concluded prior to the closing date of the change-of-control transaction. With respect to any performance period that includes the closing date, if the participant executes a waiver of the right to any duplicate cash payments under the executive severance plans (including the Original Severance Plan) or the Compensation Committee uses its discretion to reduce the cash payment made under the MIP by the amount paid under the executive severance plans (including the Original Severance Plan), such participant shall be paid an amount equal to the greater of (i) the amount that such participant would have received under the MIP with respect to the performance period as if the target-level performance goals had been achieved, prorated based on the number of months that elapsed from the start of the performance period to the closing date (the “Adjusted Performance period”), or (ii) if determinable, the amount that such participant would have received under the MIP with respect to the Adjusted Performance period, measuring for such purposes, the actual achievement of the performance goals for the Adjusted Performance period as of the closing date. Any such amounts must be paid within 30 days following the closing date.

2023 Proxy Statement	77

Compensation at Mattel
Estimated Potential Payments
The table below sets forth the estimated current value of payments and benefits to each of our NEOs upon a change of control, involuntary termination, involuntary termination following a change of control (“COC Termination”), Retirement, death, or permanent disability, assuming that such event occurred on December 30, 2022 (the last trading day of fiscal year 2022), when our closing stock price was $17.84.
For all our NEOs, the amounts shown do not include: (i) benefits earned during the term of our NEOs’ employment that are available to all benefit-eligible salaried employees, and (ii) benefits previously accrued under the DCP and 401(k) Plan. For information on amounts payable under the DCP, see the “2022 Nonqualified Deferred Compensation” table. The actual amounts of payments and benefits that would be provided can only be determined at the time of the NEO’s termination of employment.

Name, Position, and Trigger	Severance: Multiple of Salary and Bonus(1) ($)	Current Year Bonus(2) ($)	Value of Performance Units(3) ($)	Valuation of Equity Vesting Acceleration(4) ($)	Value of Other Benefits(5) ($)	Total Value ($)
Ynon Kreiz, Chairman and Chief Executive Officer
Change of Control	—	2,250,000	—	—	—	2,250,000
Involuntary Termination	7,500,000	—	18,694,411	1,198,048	81,196	27,473,655
COC Termination	7,500,000	2,250,000	27,379,726	1,198,048	112,392	38,440,165
Retirement	—	—	18,694,411	1,198,048	—	19,892,459
Death/Permanent Disability	—	—	18,694,411	1,198,048	—	19,892,459
Richard Dickson, President and Chief Operating Officer
Change of Control	—	1,000,000	—	—	—	1,000,000
Involuntary Termination	3,000,000	—	5,844,509	1,232,973	80,889	10,158,371
COC Termination	3,000,000	1,000,000	8,414,753	3,030,852	96,333	15,541,939
Retirement	—	—	—	—	—	—
Death/Permanent Disability	—	—	5,844,509	3,030,852	—	8,875,361
Steve Totzke, President and Chief Commercial Officer
Change of Control	—	640,000	—	—	—	640,000
Involuntary Termination	1,215,096	—	—	—	50,444	1,265,540
COC Termination	1,215,096	640,000	3,156,717	1,216,118	50,444	6,278,375
Retirement	—	—	—	—	—	—
Death/Permanent Disability	—	—	2,014,386	1,216,118	—	3,230,504
Anthony DiSilvestro, Chief Financial Officer
Change of Control	—	900,000	—	—	—	900,000
Involuntary Termination	2,700,000	—	2,727,433	751,722	70,755	6,249,910
COC Termination	2,700,000	900,000	4,052,570	1,673,871	81,133	9,407,574
Retirement	—	—	—	—	—	—
Death/Permanent Disability	—	—	278,001	1,673,871	—	1,951,872
Jonathan Anschell, EVP, Chief Legal Officer, and Secretary
Change of Control	—	490,000	—	—	—	490,000
Involuntary Termination	1,785,000	—	—	—	62,125	1,847,125
COC Termination	1,785,000	490,000	914,603	846,347	62,125	4,098,075
Retirement	—	—	—	—	—	—
Death/Permanent Disability	—	—	172,102	846,347	—	1,018,450
(1)For these purposes, the bonus portion of the severance payment for Messrs. Kreiz, Dickson, and DiSilvestro is determined in accordance with the Original Severance Plan, and for Mr. Anschell in accordance with his offer letter, as the target MIP opportunity for 2022, the year in which the termination of employment occurs. For Mr. Totzke, there is no bonus amount in the calculation of his severance payment pursuant to our current executive severance practice, and the amount reflects a calculation based on his continuous years of service, salary, and age. The involuntary termination severance amounts for Messrs. Dickson and DiSilvestro assume they have not found employment, and are continuing to look for employment, on the first anniversary of the termination date and through the time of the last severance payment, and for Messrs. Totzke and Anschell, assume they have not found employment, and are continuing to look for employment, at the time the first half of the severance payments have been paid and through the time of the last severance payment.
(2)The Original Severance Plan provides that upon an involuntary termination (not within two years following a change of control), executives will receive an amount representing a prorated (based on days employed) annual cash incentive under the MIP that the executive would have received had the executive remained employed through the MIP annual cash incentive payment date, based on actual performance. Thus, the table reflects there was no payout under the 2022 MIP based on actual 2022 financial performance results. Under the terms of the MIP, Messrs. Totzke and Anschell, who were not participants in the Original Severance Plan, would not be entitled to a MIP payment upon an involuntary termination (not within two years following a change of control), as the deemed termination occurred before the 2022 MIP payout in 2022, which was zero anyway.

78	Mattel, Inc.

Upon a COC Termination, the Original Severance Plan provides that a prorated amount is paid based on the executive’s current target MIP opportunity. However, under the MIP, upon a change of control, the greater of the actual MIP amounts earned or target MIP is paid if the individual is employed by Mattel immediately prior to the change of control. On December 31, 2022, actual MIP amounts were zero, and therefore the amounts shown upon a COC Termination reflect target MIP amounts. The executive severance practice does not provide for bonus payments in connection with an involuntary termination or a change of control. Thus, in the case of Messrs. Totzke and Anschell, the amounts assume that such individuals were employed as of immediately prior to the change of control thereby entitling them to receive a payment under the MIP, which was zero, so their amounts shown also reflect target MIP amounts as described above.
(3)We assume that in the event of a change of control only, the Performance Units are assumed or substantially similar new rights are substituted therefor by the acquirer. If such Performance Units are not assumed or substantially similar new rights are not substituted in a change of control, the vesting of Performance Units will be accelerated, based on the greater of target-level award opportunity or the actual performance through the most recent completed year prior to the date of change of control. For a COC Termination, we have shown actual performance of 156% of target for the 2020-2022 LTIP Performance Units since target performance was exceeded. Since actual performance is trending below target for the 2021-2023 LTIP (based on 2021-2022 actual and 2023 estimate), we have shown performance at target for the 2021-2023 LTIP Performance Units. Since actual performance is trending below target for the 2022-2024 LTIP (based on 2022 actual and 2023-2024 estimate), we have shown performance at target for the 2022-2024 LTIP Performance Units.
In the event of Retirement, involuntary termination (for the Original Severance Plan), death, or permanent disability, we have also shown the values earned under the 2020-2022 LTIP Performance Units and the values based on performance of 51% in the case of the 2021-2023 LTIP Performance Units and 0% in the case of the 2022-2024 LTIP Performance Units. In accordance with the terms of the LTIP cycles and the Original Severance Plan, the prorated amount that each NEO would receive would be based on the number of full months employed during the 36-month performance period. Thus, the prorated amount would generally be two-thirds for the 2021-2023 LTIP and one-third for the 2022-2024 LTIP. Amounts shown are valued based on our closing stock price of $17.84 on December 30, 2022, the last trading day of fiscal year 2022.
For a discussion of the achievement of Adjusted Free Cash Flow and relative TSR with respect to the 2020-2022 LTIP, see the “Compensation Discussion and Analysis - Elements of Compensation - Stock-Based Long-Term Incentives” section of this Proxy Statement.
(4)Stock Options – We assume that in the event of a change of control only, the outstanding options are assumed or substantially similar new rights are substituted therefor by the acquirer. If such options are not assumed or substantially similar new rights are not substituted for the outstanding awards, then the vesting of such options will be fully accelerated. For all other scenarios, amounts shown include the value of any option acceleration. Amounts shown assume that all stock options would be exercised immediately upon termination of employment. Stock option values represent the excess of the value of the option shares for which vesting is accelerated over the exercise price for those option shares, using our closing stock price of $17.84 on December 30, 2022, the last trading day of fiscal year 2022. Certain accelerated stock options were underwater as of December 30, 2022, and thus no value is attributed to the acceleration of such stock options. If the stock options were not immediately exercised, the value realized by the executives could differ from that disclosed. However, this value is not readily ascertainable since it depends upon a number of unknown factors, such as the date of exercise and the value of the underlying Mattel common stock on that date.
RSUs – In the event of a termination of employment due to death or permanent disability, unvested RSUs that were outstanding at least six months will fully vest. For participants in the Original Severance Plan, in the event of an involuntary termination, unvested RSUs vest pro-rata (based on the number of full months of employment during the vesting period).
We assume that in the event of a change of control only, the outstanding RSUs under the Amended 2010 Plan are assumed or substantially similar new rights are substituted therefor by the acquirer. If such RSUs are not assumed or substantially similar new rights are not substituted for the outstanding awards, then the vesting of such RSUs will be fully accelerated. Amounts shown include the value of the RSUs for which vesting would have been accelerated under all applicable scenarios (other than a change of control only), based on our closing stock price of $17.84 on December 30, 2022, the last trading day of fiscal year 2022.
(5)Other benefits include: (i) up to two years of outplacement services up to an aggregate maximum cost of $50,000 each for Messrs. Kreiz, Dickson, and DiSilvestro and $35,000 for Messrs. Totzke and Anschell, (ii) payment of a monthly amount equivalent based on the then current COBRA premium for up to one year in an involuntary termination and up to two years in a COC Termination for Mr. Kreiz, up to one year in an involuntary termination and up to 18 months in a COC Termination for Messrs. Dickson and DiSilvestro, up to three months for Mr. Totzke following three months of continued benefits coverage, and up to nine months for Mr. Anschell following three months of continued benefits coverage. In the event that the executive obtains employment, the other benefits described above will terminate; however, amounts shown represent the maximum period of continuation.

2023 Proxy Statement	79

Compensation at Mattel
Pay Ratio of CEO to Median Employee
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of the SEC’s Regulation S-K, we are providing information about the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. Kreiz, our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of the SEC’s Regulation S-K.
To calculate the 2022 CEO pay ratio, we used the same median employee that was identified in the preparation of our 2021 CEO pay ratio, as permitted by SEC rules, because there has been no change in our employee population or compensation arrangements that we believe would significantly impact our pay ratio disclosure. In determining the median employee in 2021, we continued to employ December 31 as the date for determining the employees to be considered in computing the pay ratio and employed 2022 as the measurement period. We continued to use “base pay” as our consistently applied compensation measure, which was determined as base salary or base hourly wage multiplied by regularly scheduled hours, or, in the case of temporary employees, estimated hours. No cost-of-living adjustments were made. Based on our consistently applied compensation measure, a large number of our employees were at the median compensation level. The median employee was determined using a statistical sampling of this group. “Total Annual Compensation” of our CEO and median employee for purposes of the pay ratio was based on compensation reportable in the Summary Compensation Table, according to applicable rules, instructions, and interpretations.
As of December 31, 2022, we had approximately 33,900 worldwide employees (including temporary and seasonal employees) with a significant global manufacturing labor workforce of approximately 24,400 employees (72% of our total workforce). Approximately 29,300 employees (86% of our total workforce) are located outside the United States, a majority of whom are employed in our manufacturing plants. Market levels of pay and wage rates are dramatically lower for foreign countries in which Mattel has manufacturing facilities. The Total Annual Compensation of our global median employee, determined in accordance with Item 402(u) of the SEC’s Regulation S-K, was $5,525, which was less than 10% of the median wage of our U.S. employees. The global median employee worked in our manufacturing facility in Indonesia.
The 2022 Total Annual Compensation of our CEO was $11,890,387, as reported in the Summary Compensation Table, which resulted in a pay ratio of 2,152:1 when compared to the 2022 Total Annual Compensation for our global median employee of $5,525.
We believe that there are a number of reasons why our pay ratio is not comparable to that of other companies, including that other companies may have a median employee that works in the United States, may outsource manufacturing, may have different types of workforces, may operate in different countries, or may utilize different compensation practices. Further, in calculating their own pay ratios, other companies may utilize methodologies, exclusions, estimates, and assumptions that substantially differ from Mattel’s calculation methodology.
Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for Principal Executive Officer (“PEO”)(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Total for Non-PEO NEOs(3) ($)	Average Compensation Actually Paid to Non-PEO NEOs (4) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income(7)	MIP-Adjusted EBITDA Less Capital Charge (8)
					Total Stockholder Return(5)	Peer Group Total Stockholder Return(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	11,890,387	(6,690,512)	3,553,671	242,561	132	104	394	521
2021	16,128,895	26,713,850	5,152,260	7,128,999	159	166	903	699
2020	15,623,432	34,545,403	4,192,671	6,458,066	129	133	124	449
1     The dollar amounts reported in column (b) are the amounts reported for Mr. Kreiz (our CEO) for each of the corresponding years in the “Total” column of the Summary Compensation Table. Refer to the “Summary Compensation Table”.
2     The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Kreiz, as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received by Mr. Kreiz. In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown in the table immediately below. Equity award values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values were determined in a consistent manner and did not materially differ from those disclosed at the time of grant.

80	Mattel, Inc.

Compensation Actually Paid to PEO	2022	2021	2020
Summary Compensation Table Total	11,890,387	16,128,895	15,623,432
Less, value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	(10,250,004)	(9,999,997)	(9,550,000)
Less, Change in Pension Value reported in Summary Compensation Table	—	—	—
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	1,652,156	10,349,756	23,292,943
Plus, fair value as of vesting date of equity awards granted and vested in the year	—	—	—
Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	(10,536,425)	9,714,985	5,668,878
Plus (less), year over year change in fair value of equity awards granted in prior years that vested in the year	553,375	520,211	(489,850)
Less, prior year-end fair value for any equity awards forfeited in the year	—	—	—
Plus, pension service cost for services rendered during the year	—	—	—
Plus, dividends or other earnings paid on awards in the covered fiscal year prior to vesting if not otherwise included in the Summary Compensation Table Total for the covered fiscal year	—	—	—
Compensation Actually Paid to PEO	(6,690,512)	26,713,850	34,545,403
3 The dollar amounts reported in column (d) represent the average of the amounts reported for our NEOs as a group (excluding Mr. Kreiz) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for these purposes in each applicable year are as follows: (i) for 2022, Messrs. Dickson, Totzke, DiSilvestro, and Anschell; (ii) for 2021, Messrs. Dickson, Totzke, DiSilvestro, and Anschell; and (iii) for 2020, Messrs. Dickson, Totzke, DiSilvestro, Isaias, and Euteneuer.
4 The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to our NEOs as a group (excluding Mr. Kreiz), as computed in accordance with Item 402(v) of Regulation S-K. In accordance with these rules, these amounts reflect average “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown below. Equity award values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values were determined in a consistent manner and did not materially differ from those disclosed at the time of grant.

Average Compensation Actually Paid to Non-PEO NEOs	2022	2021	2020
Average Summary Compensation Table Total	3,553,671	5,152,260	4,192,671
Less, average value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	(2,575,001)	(2,643,751)	(1,830,001)
Less, average Change in Pension Value reported in Summary Compensation Table	—	—	—
Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	916,155	2,729,679	4,075,981
Plus, average fair value as of vesting date of equity awards granted and vested in the year	—	—	—
Plus (less), average year over year change in fair value of outstanding and unvested equity awards granted in prior years	(1,812,180)	1,501,416	574,009
Plus (less), average year over year change in fair value of equity awards granted in prior years that vested in the year	159,916	389,395	(398,984)
Less, prior year-end fair value for any equity awards forfeited in the year	—	—	(155,611)
Plus, average pension service cost for services rendered during the year	—	—	—
Plus, dividends or other earnings paid on awards in the covered fiscal year prior to vesting if not otherwise included in the Summary Compensation Table Total for the covered fiscal year	—	—	—
Average Compensation Actually Paid to Non-PEO NEOs	242,561	7,128,999	6,458,066
5     TSR is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end of each fiscal year shown and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2019.
6     The peer group used for this purpose is the following published industry index: S&P 500 Consumer Discretionary Index.
7     The dollar amounts reported represent the amount of net income, in millions, reflected in the Company’s audited financial statements for the applicable year.
8 The dollar amounts reported represent the amount MIP-Adjusted EBITDA Less Capital Charge, in millions. For a description of the adjustments under MIP-Adjusted EBITDA Less Capital Charge, please see “Glossary of Non-GAAP Financial Measures and Non-GAAP Reconciliations” on page 100.
Description of Certain Relationships between Information Presented in the Pay versus Performance Table
As described in more detail in the section “Compensation Discussion and Analysis,” the Company’s executive compensation programs reflect a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

2023 Proxy Statement	81

Compensation at Mattel
Compensation Actually Paid, Cumulative TSR, and Peer Group TSR

Pay Versus TSR 2020-2022
Indexed Total Shareholder Return
Compensation Actually Paid ($ Mil.)
$190
$150
$110
$70
$30
$10
-$10
-$50
$30
$10
-$10
$35
$133
$129
$166
$159
$27
$132
$104
$100
$6
$7
$0
-$7
2019
2020
2021
2022
CAP to CEO
Avg. NEO CAP
Mattel TSR
S&P 500 - Consumer Disc. TSR

Compensation Actually Paid and Net Income

Pay Versus Net Income 2020-2022
Annual Net Income ($ Mil.)
$1,000
$920
$840
$760
$680
$600
$520
$440
$360
$280
$200
$120
$40
$0
-$40
-$120
-$200
Compensation Actually Paid ($ Mil.)
$50
$30
$10
-$10
$124
$35
$6
$903
$27
$7
$394
-$7
$0
2020
2021
2022
Net Income
CAP to CEO
Avg. NEO CAP

82	Mattel, Inc.

Compensation Actually Paid and MIP-Adjusted EBITDA Less Capital Charge

Pay Versus MIP-Adjusted EBITDA Less Capital Charge 2020-2022
Annual MIP-Adjusted EBITDA Less Capital Charge ($ Mil.)
Compensation Actually Paid ($ Mil.)
$1,100
$900
$700
$500
$300
$100
-$100
$110
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
-$10
$449
$35
$6
$699
$27
$7
$521
-$7
$0
2020
2021
2022
MIP-Adjusted EBITDA Less Capital Charge
CAP to CEO
Avg. NEO CAP

Financial Performance Measures
As described in greater detail under “Compensation Discussion and Analysis,” the Company’s executive compensation programs reflect a variable pay-for-performance philosophy. The metrics that the Company uses for both our short- and long-term incentives are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
1.MIP-Adjusted EBITDA Less Capital Charge
2.MIP-Adjusted Net Sales
3.MIP-Adjusted Gross Margin
Report of the Compensation Committee
The Compensation Committee reviewed and discussed Mattel’s Compensation Discussion and Analysis with Mattel’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
COMPENSATION COMMITTEE
Michael Dolan (Chair)
R. Todd Bradley
Dr. Judy Olian
March 22, 2023

2023 Proxy Statement	83

Compensation at Mattel

Proposal 4: Advisory Vote on the Frequency of Future Say-On-Pay Votes (“Say-When-on-Pay”)

The Board recommends that stockholders vote ONE YEAR on the frequency of future non-binding advisory votes to approve executive compensation.
We are seeking an advisory, non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to approve, on a non-binding, advisory basis, the compensation of our NEOs, known as the “Say-on-Pay” vote. We are providing stockholders the option of selecting a frequency for our Say-on-Pay vote of one year, two years or three years, or abstaining. We currently provide our stockholders with the Say-on-Pay vote every year.
The Board believes that an advisory Say-on-Pay vote every year should be continued as it will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our proxy statement, leading to a more meaningful and coherent communication between Mattel and our stockholders on the compensation of our NEOs.
The Board’s determination was further based on the premise that this recommendation could be modified in future years if it becomes apparent that an annual frequency vote is not meaningful, is burdensome, or is more frequent than recommended by corporate governance best practices.
Based on the factors discussed, the Board determined to recommend that future Say-on-Pay votes occur every year until the next advisory vote on the frequency of future Say-on-Pay votes. Stockholders are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate their choice among the following frequency options: one year, two years, or three years, or to abstain from voting.
This vote is advisory, and therefore, not binding on Mattel, the Compensation Committee, or the Board. Although non-binding, the Compensation Committee and the Board will review and consider the voting results when determining the frequency of future Say-on-Pay votes.

84	Mattel, Inc.

Stockholder Proposal

Proposal 5: Stockholder Proposal Regarding Independent Board Chairman

The Board recommends a vote AGAINST Proposal 5.
John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has requested that the following proposal be included in this Proxy Statement and has indicated that he intends to bring such proposal before the 2023 Annual Meeting of Stockholders. Mr. Chevedden has submitted documentation indicating that he is the beneficial owner of at least 200 shares of Mattel common stock and has advised Mattel that he intends to continue to hold the requisite amount of shares through the date of the 2023 Annual Meeting. Mr. Chevedden’s proposal and his related supporting statement are followed by a recommendation from the Board of Directors. If properly presented at the 2023 Annual Meeting, the Board of Directors unanimously recommends a vote “AGAINST” the following proposal. The Board of Directors disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the stockholder.
Proposal 5 – Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO.
Whenever possible, the Chairman of the Board shall be an Independent Director.
The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board on an accelerated basis.
It is a best practice to adopt this policy soon. However this policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.
A Lead Director is no substitute for an independent Board Chairman. According to the 2020 Mattel annual meeting proxy the Mattel Lead Director has limited duties and lacks in having exclusive powers, for example:
• Serving as liaison between the Chairman and the independent directors
(Other directors and employees can also do this.)
• Approving information sent to the Board.
(Approval only after the fact.)
(Can be accomplished in the hour before a meeting.)
• Approving meeting agendas for the Board.
(Can be accomplished in the hour before a meeting.)
• Approving schedules of meetings to assure that there is enough time for discussion.
(Can be accomplished in the hour before a meeting.)
• Having the authority to call meetings of independent directors.
(Other directors can also do this.)
Perhaps there should be a rule against a person who has been a CEO and a Chairman at the same time elsewhere being named as Mattel lead director. Mattel lead director, Mr. Michael Dolan, had years in the dual jobs of CEO and Chairman.
Past and present holders of both jobs at the same time would seem to have a special affinity with the one Mattel person who now has the 2 most important Mattel jobs, Chairman and CEO. Affinity is inconsistent with the oversight role of a lead director.

2023 Proxy Statement	85

Stockholder Proposal
Plus Mr. Dolan, at age 76, has 19-years of long tenure at Mattel. As director tenure goes up director independence goes down. Independence is the most important attribute in a lead director.
It is amazing the number of companies that claim that they have a robust role for the lead director and then the person chosen is the director with the most excessive tenure. Excessive tenure can simply mean that the director is a person whose greatest skill is getting along with management.
Plus management fails to give shareholders enough information on this topic to make a more informed decision. There is no management comparison of the exclusive powers of the Office of the Chairman and the de minim is exclusive powers of the Lead Director.
Please vote yes:
Independent Board Chairman – Proposal 5
Board’s Statement AGAINST Stockholder Proposal
The Board recommends that stockholders vote AGAINST this stockholder proposal for the following reasons:
Flexibility in Board Leadership Structure is Better for Mattel than the Rigid and Prescriptive Approach Mandated by the Stockholder Proposal.
Mattel’s directors have a fiduciary duty to routinely evaluate and determine the most appropriate Board leadership structure for Mattel and its stockholders in light of Mattel’s specific characteristics or circumstances at any given time. Accordingly, as discussed on page 34 under “Corporate Governance at Mattel – Board Structure – Board Leadership Structure,” Mattel’s governing documents provide the Board with the flexibility to determine the optimal leadership structure for the Company, including, when appropriate, separating the positions of Chairman and CEO (which the Board has done from time to time). We believe that the Company and its stockholders benefit from this flexibility, and that the Board is best positioned to make this determination, given its knowledge of the Company’s leadership team, strategic goals, opportunities, and challenges, as well as the expertise and experience of the directors. We believe that it is in the best interests of Mattel and our stockholders for the Board to continue to determine the most effective leadership structure for Mattel, rather than take a rigid one-size-fits-all approach to Board leadership, as called for by the stockholder proposal. Moreover, since 2013, Mattel’s stockholders have rejected six similar stockholder proposals that sought to eliminate the Board’s discretion and mandate the same prescriptive Board leadership structure.
Mattel’s Current Board Leadership Structure Best Serves Mattel and its Stockholders – Particularly as the Company Executes its Strategy to Grow Mattel’s IP-Driven Toy Business and Entertainment Offerings.
Our current Board leadership structure is designed to provide effective independent oversight of management and facilitate the Board’s engagement in, and understanding of, the Company’s business. Mattel’s Guidelines on Corporate Governance empower the Board to periodically evaluate Mattel’s Board leadership structure, taking into consideration governance best practices, stockholder feedback, and the needs and circumstances of the Company and its stockholders, to ensure there is strong, independent Board leadership. The Board has determined that Mattel and its stockholders continue to be best served by a leadership structure in which Mr. Kreiz serves as both Chairman and CEO, with Mr. Dolan continuing to serve as the Company’s Independent Lead Director with the robust, well-defined leadership powers and responsibilities described below. The Board believes that Mattel and its stockholders benefit by leveraging executive leadership experience while retaining effective independent oversight of the Company as it executes its strategy to grow our IP-driven toy business and expand our entertainment offerings by capturing the full value of our IP in highly accretive business verticals, including content, consumer products, and digital experiences.
Our Independent Lead Director is Empowered to Provide Robust Leadership and Works with the Other Independent Directors to Provide Meaningful Oversight of Management.
Our Independent Lead Director is elected annually by the independent directors of the Board. Contrary to the stockholder proposal’s claim that our Independent Lead Director has only “limited duties and lacks in having exclusive powers,” our Independent Lead Director has a number of specifically-enumerated exclusive powers and responsibilities, providing the same leadership, oversight, and benefits to the Company and the Board that would be provided by an independent Chairman. These powers and responsibilities include:
•Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
•Serving as liaison between the Chairman and the independent directors;
•Approving information sent to the Board;
•Approving meeting agendas for the Board;
•Approving schedules of meetings to assure that there is sufficient time for discussion of all agenda items;
•Having the authority to call meetings of the independent directors; and

86	Mattel, Inc.

•If requested by major stockholders, making himself available for consultation and direct communication.
Going forward, our Board will continue to evaluate its leadership structure in order to ensure it aligns with and supports the evolving needs and circumstances of the Company and its stockholders.
Our Board Leadership Structure Benefits from the Experiences and Qualifications of our Independent Lead Director
In 2022, the independent directors of the Board re-elected Mr. Dolan to serve as the Board’s current Independent Lead Director, a position he has held since January 2015. Through his experience as the former Chairman and Chief Executive Officer of IMG Worldwide, Mr. Dolan brings to the Board significant first-hand leadership experience, and valuable perspective on a range of critical matters, including finance, branding, marketing, human capital management, and global operations. In his role as Independent Lead Director, Mr. Dolan provides strong guidance and, together with our independent directors, exercises robust and meaningful independent oversight over management. Under his leadership as Independent Lead Director, our Board played a critical role in the oversight of our turnaround and continues to oversee the execution of our strategy.
Mattel’s Strong Corporate Governance Practices Provide Effective, Independent Board Oversight.
Mattel’s Board is committed to good corporate governance and engaging with stockholders on an ongoing basis to gather feedback on our leadership structure, corporate governance profile and executive compensation program. We have adopted practices and procedures that promote Board independence and effective oversight of management, and provide stockholders with meaningful rights, including:
•Annual Board Elections — The Board is elected annually with a majority voting standard in uncontested director elections;
•Majority Independent Board — Ten out of eleven of our Board nominees are independent; Ynon Kreiz, our Chairman and CEO, is the only director nominee who is not independent;
•Qualified and Active Board — Highly-qualified and engaged with the relevant business experience and skills to provide robust, independent oversight of management;
•Independent Standing Board Committees — The Board’s Audit Committee, Governance and Social Responsibility Committee, Compensation Committee, and Finance Committee are each composed entirely of independent directors. This entrusts to the independent directors the oversight of critical matters across the Company, such as the annual review and evaluation of the CEO’s performance, the evaluation of the Board and its Committees, and the compensation of Mattel’s executive officers;
•Stockholder Rights — Our stockholders have the right to call special meetings and to act by written consent, and our stockholders have a market-standard proxy access right;
•Board Refreshment Efforts — Since 2018, we have added seven new independent directors to our Board, whose new viewpoints and experiences complement the deep knowledge of, and experience with, Mattel of our longer-tenured directors;
•Robust Board, Committee and Director Evaluation Process — Our Board conducts an annual self-evaluation to determine whether it and its Committees are functioning effectively. In addition, our Governance and Social Responsibility Committee annually evaluates the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, including assessing the talent base, skills, expertise and experience, diversity, and independence of the Board and its members and makes recommendations to the Board accordingly;
•Active Year-Round Stockholder Engagement Program — In the last year, our management team, together with our Independent Lead Director, Mr. Dolan, engaged in outreach activities and discussions with stockholders representing approximately 54%, in total, of Mattel’s outstanding shares on a range of topics;
•Board Oversight of Social Responsibility Matters — Our Board, assisted by the Governance and Social Responsibility Committee, oversees and reviews Mattel’s social responsibility matters such as sustainability, corporate citizenship, community involvement, global manufacturing principles, public policy matters, environmental, health and safety issues, and diversity and equal opportunity matters; and
•Executive Sessions of the Independent Directors — The independent directors meet in executive session without the presence of management at least once every quarter.
In light of the Board’s ongoing commitment to robust independent Board leadership and effective corporate governance, the Board believes that the rigid approach to Mattel’s Board’s leadership structure requested by this stockholder proposal is not in the best interest of our stockholders.

2023 Proxy Statement	87

Stock Ownership and Reporting
Principal Stockholders
As of March 17, 2023, the only persons known by Mattel to own beneficially, or to be deemed to own beneficially, more than 5% of Mattel common stock were as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent Owned(1) (%)
PRIMECAP Management Company 177 E. Colorado Blvd., 11th Floor Pasadena, California 91105	44,345,839	(2)	12.5%
EdgePoint Investment Group Inc. 150 Bloor Street West, Suite 500 Toronto, Ontario M5S 2X9, Canada	44,196,480	(3)	12.5%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	34,438,270	(4)	9.7%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	30,678,443	(5)	8.7%
(1)The percentages shown are based on 353,928,503 shares of Mattel common stock outstanding as of March 17, 2023 and may differ from the percentages reflected in the filings referenced below.
(2)As reported in a Schedule 13G/A, filed with the SEC on February 9, 2023 by PRIMECAP Management Company, reporting beneficial ownership as of December 31, 2022. The Schedule 13G/A states that PRIMECAP Management Company has sole voting power as to 43,318,163 shares and sole dispositive power as to 44,345,839 shares.
(3)As reported in a Schedule 13G, filed with the SEC on February 13, 2023 by EdgePoint Investment Group Inc., reporting beneficial ownership as of December 31, 2022. The Schedule 13G states that EdgePoint Investment Group Inc. has sole voting power as to 38,647,167 shares, shared voting power as to 5,549,313 shares, sole dispositive power as to 38,647,167 shares, and shared dispositive power as to 5,549,313 shares.
(4)As reported in a Schedule 13G/A, filed with the SEC on February 9, 2023 by The Vanguard Group, reporting beneficial ownership as of December 31, 2022. The Schedule 13G/A states that The Vanguard Group has shared voting power as to 141,725 shares, sole dispositive power as to 33,979,675 shares, and shared dispositive power as to 458,595 shares.
(5)As reported in a Schedule 13G/A, filed with the SEC on January 25, 2023 by BlackRock, Inc., reporting beneficial ownership as of December 31, 2022. The Schedule 13G/A states that BlackRock, Inc. has sole voting power as to 29,987,570 shares and sole dispositive power as to 30,678,443 shares.

88	Mattel, Inc.

Security Ownership of Management and the Board
The following table sets forth information regarding the beneficial ownership of Mattel common stock as of March 17, 2023, the record date, by (i) our NEOs, as described under the section “Compensation Discussion and Analysis,” (ii) each current non-employee director, and (iii) all current directors and executive officers of Mattel as a group.

Name of Beneficial Owner	Current Position with Mattel	Amount and Nature of Beneficial Ownership(1)(2)
NEOs
Ynon Kreiz	Chairman and Chief Executive Officer	2,556,857
Richard Dickson	President and Chief Operating Officer	3,646,927
Steve Totzke	President and Chief Commercial Officer	692,787
Anthony DiSilvestro	Chief Financial Officer	237,237
Jonathan Anschell	EVP, Chief Legal Officer, and Secretary	57,217
Current Non-NEO Directors
R. Todd Bradley	Director	39,712
Adriana Cisneros	Director	29,075
Michael Dolan	Director	190,572
Diana Ferguson	Director	18,957
Prof. Noreena Hertz	Director	—
Soren Laursen	Director	58,362
Ann Lewnes	Director	51,858
Roger Lynch	Director	22,190
Dominic Ng	Director	9,500
Dr. Judy Olian	Director	50,704
All current Directors and Executive Officers, as a group (17 persons)		8,491,911	(3)
(1)Each director and executive officer named above beneficially owns or controls less than 1.0% of Mattel’s common stock. Except as otherwise noted, the directors and executive officers named above have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. There were 353,928,503 shares of Mattel common stock outstanding as of March 17, 2023. None of the shares listed are pledged shares in accordance with Mattel’s Insider Trading Policy.
(2)Includes (i) shares which the individuals shown have the right to acquire upon vesting of RSUs, or upon exercise of vested stock options, as of March 17, 2023 or within 60 days thereafter, including deferred RSUs that would be acquired in connection with the individual’s separation from service, and (ii) shares held through the Mattel Stock Fund of the Mattel, Inc. Personal Investment Plan, a 401(k) tax-qualified savings plan, as set forth in the following table.
(3)The amount stated represents approximately 2.4% of the outstanding shares of Mattel common stock as of March 17, 2023.

Name of Beneficial Owner and Current Position with Mattel	Stock Options	RSUs	401(k) Shares
NEOs
Ynon Kreiz, Chairman and Chief Executive Officer	1,350,191	—	—
Richard Dickson, President and Chief Operating Officer	2,979,105	22,907	8,413
Steve Totzke, President and Chief Commercial Officer	515,269	10,181	—
Anthony DiSilvestro, Chief Financial Officer	115,310	12,726	—
Jonathan Anschell, EVP, Chief Legal Officer, and Secretary	39,429	6,617	—

2023 Proxy Statement	89

Stock Ownership and Reporting

Name of Beneficial Owner and Current Position with Mattel	Stock Options	RSUs	401(k) Shares
Current Non-NEO Directors
R. Todd Bradley	—	26,983	—
Adriana Cisneros	—	6,843	—
Michael Dolan	—	26,983	—
Diana Ferguson	—	18,957	—
Prof. Noreena Hertz	—	—	—
Soren Laursen	—	26,983	—
Ann Lewnes	—	12,601	—
Roger Lynch	—	6,843	—
Dominic Ng	—	—	—
Dr. Judy Olian	—	26,983	—
All current Directors and Executive Officers, as a group (17 persons)	5,519,575	217,060	8,413
Equity Compensation Plan Information
The following table provides information as of December 31, 2022 regarding existing compensation plans under which equity securities of Mattel are authorized for issuance.

Plan Category	(a) Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	27,497,671	(2)	$21.73	(3)	31,573,732	(4)
Equity compensation plans not approved by security holders(5)	195,986	(6)	—		—
Total	27,693,657		$21.73	(3)	31,573,732
(1)Consists of the Amended 2010 Plan.
(2)Represents (i) 17,562,437 shares of Mattel common stock to be issued upon exercise of outstanding options, (ii) 4,819,438 shares subject to outstanding RSUs, (iii) 2,189,452 shares issued from outstanding Performance Units, earned as of December 31, 2022 under the 2020-2022 LTIP, but subject to continued employment through the issuance date of February 7, 2023, and (iv) 1,561,548 shares issuable from outstanding Performance Units under the 2021-2023 LTIP, and 1,364,796 shares issuable from outstanding Performance Units under the 2022-2024 LTIP, assuming maximum achievement of performance-related conditions and the maximum TSR multiplier increase for the applicable three-year performance period, plus dividend equivalents. Comparatively, there would be 780,774 shares issuable from outstanding Performance Units under the 2021-2023 LTIP and 682,398 shares issuable from outstanding Performance Units under the 2022-2024 LTIP, plus dividend equivalents, if we assumed target achievement of performance-related conditions and no TSR adjustment for the applicable three-year performance period.
(3)Represents the weighted-average exercise price of outstanding options and is calculated without taking into account the shares of common stock subject to outstanding RSUs and Performance Units that become issuable without any cash payment required for such shares.
(4)Represents the number of securities remaining available for issuance under our Amended 2010 Plan, (i) including the shares actually earned, as of December 31, 2022 under the 2020-2022 LTIP, that were issued on February 7, 2023, and (ii) assuming the maximum number of shares that could be earned plus dividend equivalents, for the three-year performance period under the 2021-2023 LTIP and 2022-2024 LTIP. See footnote (2). Comparatively, there would be 34,080,800 shares available for issuance if we assumed target achievement of performance-related conditions and no TSR adjustment for the three-year performance periods.
(5)Consists of the DCP and Director DCP (collectively, the “Deferred Compensation Plans”). Under our Deferred Compensation Plans, participating employees and directors may elect to defer compensation and, under the DCP, participating employees are credited with contributions from Mattel. Participants in the Deferred Compensation Plans may direct the manner in which the deferred amounts will be deemed invested, including in a Mattel stock equivalent account representing hypothetical shares of Mattel common stock, which are “purchased” based on the market price prevailing at the time of the deemed purchase. When distributions are made in accordance with the Deferred Compensation Plans, the portion attributable to a participant’s Mattel stock equivalent account is distributed in the form of shares of Mattel common stock.
(6)Represents 195,986 shares credited to the accounts of participants under our Deferred Compensation Plans.

90	Mattel, Inc.

2023 Annual Meeting and Voting Information
General Meeting Information
Mattel’s 2023 Annual Meeting will be conducted exclusively via live webcast on May 15, 2023 at 1:00 p.m. (Los Angeles time).
Stockholders of record as of the close of business on March 17, 2023 will be able to attend the 2023 Annual Meeting, vote, and submit questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/MAT2023. To participate in the meeting, stockholders of record must have the 16-digit control number that is shown on your Notice of Internet Availability of Proxy Materials (“Notice”) or on your proxy card if you receive the proxy materials by mail. If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through the http://www.ProxyVote.com website, then you may access, participate in, and vote at the 2023 Annual Meeting with the 16-digit control number indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker, or other nominee (preferably at least five days before the 2023 Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the 2023 Annual Meeting. You will not be able to attend the 2023 Annual Meeting in person.
Stockholders participating in Mattel’s 2023 Annual Meeting may, after entering the 16-digit control number on the Notice or proxy card, submit questions during the meeting. After the business portion of the meeting concludes and the meeting is adjourned, we will answer questions submitted during the 2023 Annual Meeting that are pertinent to the Company and that comply with the meeting rules of conduct, as time permits. If there is not sufficient time to answer all proper questions received at the meeting (if pertinent to Company matters and otherwise appropriate under Mattel’s rules of conduct), we will post responses on our Investor Relations website following the 2023 Annual Meeting.
The Board is soliciting proxies to be voted at the 2023 Annual Meeting. As permitted by the SEC, Mattel is providing most stockholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on March 31, 2023, we will begin mailing a Notice containing instructions on how to access the proxy materials over the Internet to most stockholders, and mail printed copies of the proxy materials to the rest of our stockholders. A similar notice will be sent by brokers, banks, and other nominees to beneficial owners of shares for which they are the record holder. If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and the 2022 Annual Report. The Notice also instructs you on how you may submit your proxy to vote via the Internet. If you received the Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such printed materials contained in the Notice.
To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting Mattel’s transfer agent, Computershare Trust Company, N.A., at 1-888-909-9922.

2023 Proxy Statement	91

2023 Annual Meeting and Voting Information
Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting
This Proxy Statement and our 2022 Annual Report are available on our website at https://investors.mattel.com/financials/annual-reports. This website address contains the following documents: this Proxy Statement, the Notice of the 2023 Annual Meeting, and our 2022 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.
Additional copies of the 2022 Annual Report are available at no charge on written request. To obtain additional copies of the 2022 Annual Report, please contact us at:
c/o Secretary
TWR 15-1
Mattel, Inc.
333 Continental Boulevard
El Segundo, CA 90245-5012
Log-in Instructions and Access to the 2023 Annual Meeting
To attend the 2023 Annual Meeting, stockholders will need to log in to www.virtualshareholdermeeting.com/MAT2023 using the 16-digit control number on the Notice or proxy card.
The live audio webcast of the 2023 Annual Meeting will begin promptly at 1:00 p.m. (Los Angeles time). Online access to the audio webcast will open approximately 15 minutes prior to the start of the meeting to allow time for stockholders to log in and test their devices’ audio system. We encourage our stockholders to access the meeting in advance of the designated start time.
Who is Entitled to Vote
The Board has set March 17, 2023 as the record date for the 2023 Annual Meeting. If you were a stockholder at the close of business on the record date, then you are entitled to receive notice of, and to vote at, the 2023 Annual Meeting.
As of the close of business on the record date, there were 353,928,503 outstanding shares of Mattel common stock held by approximately 17,254 holders of record. At the 2023 Annual Meeting, each share of common stock will be entitled to one vote on each matter.
How to Vote if You are the Record Holder of Your Stock
If you are the record holder of your stock, you may submit your proxy to vote via the Internet, by telephone, or by mail or you may attend the virtual meeting and vote electronically during the meeting.
Internet and Telephone Voting Before the Virtual Meeting
To submit your proxy via the Internet, follow the instructions on the Notice or go to the Web address stated on your proxy card. To submit your proxy by telephone, call the toll-free number on your proxy card.
Voting by Mail Before the Virtual Meeting
As an alternative to submitting your proxy by telephone or via the Internet, you may submit your proxy by mail. If you received only the Notice, you may follow the procedures outlined in such Notice to request a paper copy of the proxy materials, including a proxy card to submit your proxy by mail.
If you received a paper copy of the proxy materials and wish to submit your proxy by mail, simply mark your proxy card, date, sign, and return it in the postage-prepaid envelope provided. If you do not have the prepaid envelope, please mail your completed proxy card to the following address: Mattel, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

92	Mattel, Inc.

Voting During the Virtual Meeting
During the meeting, stockholders may, after demonstrating proof of stock ownership by entering the 16-digit control number on the Notice or proxy card, vote their shares online at www.virtualshareholdermeeting.com/MAT2023.
How to Vote if a Bank, Broker, or Other Nominee is the Record Holder of Your Stock
If a bank, broker or other nominee was the record holder of your stock on the record date, you will be able to instruct your bank, broker, or other nominee on how to vote by following the instructions on the voting instruction form or notice that you receive from your bank, broker or other nominee.
Broker Voting and Broker Non-Votes
The term “broker non-votes” refers to shares held by a bank, broker or other nominee (for the benefit of its client) that are represented at the 2023 Annual Meeting, but with respect to which such bank, broker or nominee has not been instructed to vote by the beneficial holder on a particular proposal and does not have discretionary authority to vote on that proposal (or has discretionary voting power but chooses not to exercise it). Banks, brokers, and nominees do not have discretionary voting authority on certain matters and, accordingly, may not vote on such matters absent instructions from you, as the beneficial holder.
Broker non-votes are not considered as votes cast and will not be counted in determining the outcome on the election of directors or on any other proposals. If you hold your shares in “street name” or through a broker, it is important that you give your broker your voting instructions by following the instructions on the voting instruction form or notice that you receive from your bank, broker, or other nominee or vote your shares yourself by submitting a legal proxy from your broker or other nominee as the record holder authorizing you to vote the shares and a letter from your broker or other nominee showing that you were the beneficial owner of your shares on the record date.
Quorum and How Votes are Counted
In order for there to be a vote on any matter at the 2023 Annual Meeting, there must be a quorum. In order to have a quorum, the holders of a majority of the voting power of shares of stock entitled to vote at the 2023 Annual Meeting must be present online at the virtual meeting or by proxy. In determining whether we have a quorum at the 2023 Annual Meeting, we will count shares that are voted as well as abstentions and broker non-votes. If we fail to obtain a quorum at the 2023 Annual Meeting, the chair of the 2023 Annual Meeting or the holders of a majority of the shares of stock entitled to vote, present online or by proxy, may adjourn the meeting to another place, date, or time.
Technical Assistance
Beginning 15 minutes prior to the start of and during the 2023 Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the meeting during check-in or during the meeting, please call the technical support number that will be posted on the log-in page at www.virtualshareholdermeeting.com/MAT2023.

2023 Proxy Statement	93

2023 Annual Meeting and Voting Information
Votes Required to Elect Directors and Adopt Other Proposals
The following table summarizes the Board’s voting recommendations for each proposal, the vote required for each proposal to pass and the effect of abstentions and uninstructed shares on each proposal.

Matter		The Board’s Recommendation	Voting Standard	Abstentions	Broker Non-Votes

Proposal 1
Election of the eleven director nominees named in the Proxy Statement: R. Todd Bradley, Adriana Cisneros, Michael Dolan, Diana Ferguson, Prof. Noreena Hertz, Ynon Kreiz, Soren Laursen, Ann Lewnes, Roger Lynch, Dominic Ng, and Dr. Judy Olian
		FOR each Director Nominee	Majority of votes cast	No effect	No effect
Proposal 2	Ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm for the year ending December 31, 2023	FOR
Proposal 3	Advisory vote to approve named executive officer compensation (“Say-on-Pay”)	FOR
Proposal 4	Advisory vote on the frequency of future Say-On-Pay Votes (“Say-When-on-Pay”)	1 YEAR
Proposal 5	Stockholder proposal regarding independent board chairman	AGAINST

Election of Directors
Under our Bylaws, in any “uncontested election” of directors (i.e., an election where the number of nominees does not exceed the number of directors to be elected), as is the case in this election, each director will be elected by the vote of a “majority of the votes cast,” assuming a quorum is present, meaning that the number of votes cast “for” a director’s election must exceed 50% of the total votes cast (“for” plus “against”) with respect to that director’s election. Abstentions and broker non-votes do not count as votes cast “for” or “against” a director’s election and, consequently, will have no effect on a director’s election.
In accordance with our Bylaws, any director nominee who fails to receive a majority of the votes cast for his or her election in an uncontested election will not be elected. Under Delaware law, however, each director holds office until his or her successor is duly elected and qualified. For this reason, any nominee currently serving on the Board who fails to receive a majority of the votes cast for his or her election in an uncontested election will not automatically cease to be a director, but instead will continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified, or until his or her earlier resignation or removal. To address this situation, our Bylaws provide that if any incumbent nominee is not elected at an annual meeting of stockholders and no successor has been elected at the annual meeting, that director must tender his or her resignation to the Board promptly following the certification of the election results. The Governance and Social Responsibility Committee will make a recommendation to the Board as to whether or not to accept the tendered resignation. Taking into account the committee’s recommendation, the Board will decide whether to accept the resignation and will publicly announce its decision within 90 days from the date the election results are certified. Any director who tenders his or her resignation will not participate in the recommendation of the committee or the decision of the Board with respect to his or her resignation. The committee, in making its recommendation, and the Board, in making its decision, may consider any factors or information that they consider appropriate and relevant. If the Board declines to accept a director’s resignation, that director will continue to serve on the Board until his or her successor is elected and qualified, or until the director’s earlier resignation or removal. If the Board accepts a director’s resignation, then the Board may fill any resulting vacancy by majority vote of the remaining directors or decrease the size of the Board in accordance with our Bylaws and applicable law.
Ratification of the Selection of PricewaterhouseCoopers LLP, Say-on-Pay Vote, Say-When-on-Pay Vote, and Stockholder Proposal
For the ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm, the advisory Say-on-Pay vote, Say-When-on-Pay vote, and the stockholder proposal regarding an independent Board Chairman, each proposal requires the affirmative vote of the holders of a majority of the votes cast on such proposal, meaning that the number of votes “for” such proposal must exceed 50% of the total votes cast (“for” plus “against”) with respect to that proposal. Abstentions and broker non-votes, if any, will not be counted as votes cast “for” or “against” a proposal and, consequently, will have no effect on the outcome of any of the proposals to be considered at the 2023 Annual Meeting.

94	Mattel, Inc.

How Your Proxy Will be Voted
If you are a record holder and submit your proxy without instructions as to how it is to be voted, the proxy holders identified on the proxy will vote your shares as follows:
•“FOR” proposal 1, the election as directors of the eleven nominees named in this Proxy Statement;
•“FOR” proposal 2, ratification of Mattel’s independent registered public accounting firm;
•“FOR” proposal 3, the advisory Say-on-Pay vote;
•“1 YEAR” for proposal 4, the advisory Say-When-on-Pay vote; and
•“AGAINST” proposal 5, a stockholder proposal regarding an independent board chairman.
If you indicate voting instructions when you submit your proxy, the proxy holders will follow your instructions in casting votes.
Brokers are not permitted to vote on certain proposals and may not vote on any of the proposals unless you provide voting instructions. As a result, if you hold your shares through a broker, we recommend you submit your proxy with instructions as soon as possible.
The Board does not know of any matters that will come before the 2023 Annual Meeting other than those described in the Notice of 2023 Annual Meeting. If any other matters are properly presented for consideration at the 2023 Annual Meeting, then the proxy holders will have discretion to vote on such matters as they see fit. This includes, among other things, considering any motion to adjourn the 2023 Annual Meeting to another time and/or place, including for the purpose of soliciting additional proxies for or against a given proposal.
How to Change Your Vote or Revoke Your Proxy
If you are the record holder of your stock, you may revoke your proxy at any time before it is voted by:
•Delivering to the Secretary of Mattel, at or before the taking of the vote at the 2023 Annual Meeting, a written notice of revocation bearing a later date than your proxy;
•Signing a later-dated proxy relating to the same shares and delivering it to the Secretary of Mattel at or before the taking of the vote at the 2023 Annual Meeting;
•If you submit your proxy by telephone or via the Internet, calling the telephone voting number or visiting the Internet voting site again and changing your voting instructions, up to 8:59 p.m. (Los Angeles time) or 11:59 p.m. (Eastern time) on May 14, 2023 or for holders of Mattel common stock in the Mattel, Inc. Personal Investment Plan, up to 8:59 p.m. (Los Angeles time) or 11:59 p.m. (Eastern time) on May 10, 2023; or
•Participating in the 2023 Annual Meeting online and voting, although online attendance at the 2023 Annual Meeting will not, by itself, revoke a proxy.
If you are mailing a written notice of revocation or a later proxy, send it to: Secretary, TWR 15-1, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012.
If you hold your shares through a broker, you must follow directions received from the broker in order to change your voting instructions or to vote at the 2023 Annual Meeting.
Solicitation of Proxies
Mattel will pay the cost of soliciting proxies for the 2023 Annual Meeting. We expect that proxies will be solicited principally by mail. Officers and regular employees of Mattel may solicit proxies personally or by telephone, email, or special letter, but they will not receive any additional compensation for these efforts.
In addition, Mattel has retained MacKenzie Partners, Inc. to assist in connection with the solicitation of proxies from stockholders whose shares are held in nominee name by various brokerage firms. We estimate the cost of this solicitation to be $17,500, plus out-of-pocket costs, and expenses. Representatives of Broadridge Financial Solutions, Inc. will tabulate votes and act as Inspector of Election at the 2023 Annual Meeting.
Mattel will reimburse banks, brokerage houses, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding proxy materials or the Notice to the beneficial owners of the shares held by them.

2023 Proxy Statement	95

2023 Annual Meeting and Voting Information
Householding
The SEC rules permit us to deliver a single set of Mattel’s proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings to Mattel. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. Each record stockholder that receives paper copies of the proxy materials will receive a separate proxy card or voting instruction form. Also, householding will not in any way affect dividend check mailings.
We agree to deliver promptly, upon written or oral request, a separate copy of Mattel’s proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered, at no cost to you. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.
Deadline for 2024 Proposals and Nominations
Stockholder Proposals and Director Nominations
If a stockholder wishes to have a proposal included in the Company’s proxy materials for the 2024 annual meeting of stockholders (“2024 Annual Meeting”), the proposal must be received by our Secretary at the address set forth below no later than 5:00 p.m. (Los Angeles time) (the “close of business”) on December 2, 2023 and must otherwise comply with Rule 14a-8 under the Exchange Act.
Director Nominations Pursuant to Proxy Access Provisions
If a stockholder or group of stockholders wishes to nominate one or more director nominees to be included in the Company’s proxy materials for the 2024 Annual Meeting pursuant to the proxy access provisions of our Bylaws, proper written notice of any such nomination must be received by our Secretary at the address set forth below no earlier than the close of business on November 2, 2023 and not later than the close of business on December 2, 2023, and the nominating stockholder(s) and director nominee(s) must otherwise comply with the requirements specified in our Bylaws. If the date of the 2024 Annual Meeting is more than 30 days before or more than 60 days after the anniversary of the 2023 Annual Meeting, such notice must be received no earlier than the close of business on the 150th day prior to such meeting and not later than the close of business on the later of the 120th day prior to such meeting or the 10th day following the public announcement of the meeting date. Any such notice must include the information specified in our Bylaws.

96	Mattel, Inc.

Proposals to Conduct Business and Director Nominations Pursuant to Advance Notice Provisions
Under the advance notice provisions of our Bylaws, if a stockholder wishes to present a proposal or nominate a director nominee at the 2024 Annual Meeting that will not be included in our proxy materials pursuant to Rule 14a-8 or the proxy access provisions of our Bylaws, proper written notice of such proposal or nomination must be received by our Secretary at the address set forth below no earlier than the close of business on January 16, 2024 and not later than the close of business on February 15, 2024. If the date of the 2024 Annual Meeting is more than 30 days before or more than 60 days after the anniversary of the 2023 Annual Meeting, such notice must be received by our Secretary no earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the public announcement of the meeting date. Any such notice must include the information specified in our Bylaws (which includes information required under Rule 14a-19).
All notices of proposals or nominations for the 2024 Annual Meeting must comply with our Bylaws and applicable law and must be addressed to:
Secretary, TWR 15-1
Mattel, Inc.
333 Continental Boulevard
El Segundo, CA 90245-5012
The chair of the annual meeting of stockholders has the sole authority to determine whether any nomination or other proposal has been properly brought before the meeting in accordance with our Bylaws. If we receive a proposal other than pursuant to Rule 14a-8 or a nomination for the 2024 Annual Meeting, and such nomination or other proposal is not delivered within the time frame specified in our Bylaws, then the person(s) appointed by the Board and named in the proxies for the 2024 Annual Meeting may exercise discretionary voting power if a vote is taken with respect to that nomination or other proposal.
Corporate Information

Corporate Headquarters:	333 Continental Boulevard, El Segundo, California 90245-5012
Corporate Website:	https://corporate.mattel.com/
Investor Relations Website:	https://investors.mattel.com/
State of Incorporation:	Delaware
Stock Symbol:	NASDAQ: MAT

2023 Proxy Statement	97

Glossary of Non-GAAP Financial
Measures and Non-GAAP Reconciliations
Mattel presents certain non-GAAP financial measures within the meaning of the SEC’s Regulation G in this Proxy Statement.
Mattel uses these measures to analyze its continuing operations and to monitor, assess, and identify meaningful trends in its operating and financial performance, and each is discussed below. Mattel believes that the disclosure of non-GAAP financial measures provides useful supplemental information to stockholders to be able to better evaluate ongoing business performance and certain components of Mattel’s results. These measures are not, and should not be viewed as, substitutes for GAAP financial measures and may not be comparable to similarly titled measures used by other companies. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth below.
Leverage Ratio (Debt / Adjusted EBITDA)
The leverage ratio is calculated by dividing Debt by Adjusted EBITDA. Debt represents the aggregate of Mattel’s current portion of long-term debt, short-term borrowings, and long-term debt, excluding the impact of debt issuance costs and debt discount. EBITDA represents Mattel’s Net Income, adjusted to exclude the impact of interest expense, taxes, depreciation, and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude share-based compensation, severance and restructuring expenses, the impact of the inclined sleeper product recalls, the impact of sale of assets/business, and loss on liquidation of Argentina subsidiary, which are not part of Mattel’s core business. Mattel believes the leverage ratio is useful supplemental information for stockholders to gauge trends in Mattel’s business and to compare Mattel’s business performance to other companies in its industry.
Constant Currency
Percentage changes in results expressed in constant currency are presented excluding the impact from changes in currency exchange rates. To present this information, Mattel calculates constant currency information by translating current period and prior period results for entities reporting in currencies other than the US dollar using consistent exchange rates. The constant currency exchange rates are determined by Mattel at the beginning of each year and are applied consistently during the year. They are generally different from the actual exchange rates in effect during the current or prior period due to volatility in actual foreign exchange rates. Mattel considers whether any changes to the constant currency rates are appropriate at the beginning of each year. The exchange rates used for these constant currency calculations are generally based on prior year actual exchange rates. The difference between the current period and prior period results using the consistent exchange rates reflects the changes in the underlying performance results, excluding the impact from changes in currency exchange rates. Mattel analyzes constant currency results to provide additional perspective on changes in underlying trends in Mattel’s operating performance. Mattel believes that the disclosure of the percentage change in constant currency is useful supplemental information for stockholders to be able to gauge Mattel’s current business performance and the longer-term strength of its overall business since foreign currency changes could potentially mask underlying sales trends. The disclosure of the percentage change in constant currency enhances stockholders’ ability to compare financial results from one period to another.

98	Mattel, Inc.

Reconciliation of GAAP and Non-GAAP
Financial Measures(1)

(In millions, except percentage information)	2018	2019	2020	2021	2022
Worldwide Net Sales
Net Sales	$4,512.2	$4,504.6	$4,588.4	$5,457.7	$5,434.7
% Change	-8%	—%	2%	19%	—%
Impact of Currency in %	-1%	-1%	-1%	1%	(3%)
Constant Currency % Change	-7%	1%	3%	18%	3%

(In millions)	2021[1]	2022[1]
Leverage Ratio (Debt / Adjusted EBITDA)
Debt
Long-Term Debt	$2,571.0	$2,325.6
Adjustments:
Debt Issuance Costs and Debt Discount	29.0	24.4
Debt	$2,600.0	$2,350.0
EBITDA and Adjusted EBITDA
Net Income, As Reported	$903.0	$393.9
Adjustments:
Interest Expense	253.9	132.8
(Benefit) Provision for Income Taxes	(420.4)	135.9
Depreciation	146.3	144.6
Amortization	38.0	37.9
EBITDA	920.9	845.0
Adjustments:
Share-based Compensation	60.1	69.1
Severance and Restructuring Expenses	30.7	32.7
Inclined Sleeper Product Recalls	15.1	(0.3)
Sale of Assets/Business	(19.7)	(23.5)
Loss on Liquidation of Argentina Subsidiary	—	45.4
Adjusted EBITDA	$1,007.0	$968.4

Debt / Net Income	2.9x	6.0x
Leverage Ratio (Debt / Adjusted EBITDA)	2.6x	2.4x
(1)Amounts may not foot due to rounding.

2023 Proxy Statement	99

Glossary of Non-GAAP Financial Measures and Non-GAAP Reconciliations
Management Incentive Non-GAAP
Financial Measures
Mattel presents certain management incentive non-GAAP financial measures in accordance with the plan terms of the 2022 annual cash incentive plan (“MIP”) or the 2021- 2024 LTIP, as applicable. Each of these management incentive non-GAAP financial measures reflect adjustments for certain items as compared to the comparable GAAP financial measures. Mattel believes it is important for our stockholders to understand how the management incentive non-GAAP financial measures were calculated, which are solely utilized to evaluate management performance and compensation.
These measures are not, and should not be viewed as, substitutes for GAAP financial measures and may not be comparable to similarly titled measures used by Mattel in conjunction with the disclosure of earnings or used by other companies. Refer to the definitions below to understand how each management incentive non-GAAP financial measure relates to the most directly comparable GAAP financial measure.
MIP-Adjusted EBITDA
MIP-Adjusted EBITDA represents Mattel’s EBITDA (Net Income (Loss), excluding interest expense, taxes, depreciation and amortization), adjusted to exclude the equity compensation expense, severance and restructuring expense, financial impact related to actions taken under the Optimizing For Growth Program, foreign exchange, certain litigation costs, certain import duties, impact of any income or expense associated with significant currency devaluations for highly inflationary economies, and impact as a result of threatened or actual war.
MIP-Adjusted EBITDA Less Capital Charge
MIP-Adjusted EBITDA Less Capital Charge represents MIP-Adjusted EBITDA, less a Capital Charge.
Capital Charge is the sum of an Account Receivable charge and an Inventory charge. Each charge represents the product of multiplying a capital charge rate by the average of each quarter-end balances, adjusted for the impact of foreign exchange.
MIP-Adjusted Net Sales
MIP-Adjusted Net Sales represents Mattel’s Net Sales, adjusted to exclude the impact of foreign exchange.
MIP-Adjusted Gross Margin
MIP-Adjusted Gross Margin represents reported Gross Margin, adjusted to exclude the impact of severance and restructuring expenses, foreign exchange, certain import duties, impact of any income or expense associated with significant currency devaluations for highly inflationary economies, and impact from threatened or actual war.
Adjusted Free Cash Flow
Adjusted Free Cash Flow represents Mattel’s Free Cash Flow, adjusted to exclude the cash impact of severance and restructuring expenses, debt refinancing, certain litigation costs, and certain import duties.

100	Mattel, Inc.

Other Matters that May Come Before the 2023 Annual Meeting
As of the date of this Proxy Statement, the Board knows of no business, other than that described in this Proxy Statement, that will be presented for consideration at the 2023 Annual Meeting. If any other business comes before the 2023 Annual Meeting or any adjournment or postponement thereof, proxy holders may vote their respective proxies at their discretion.
By Order of the Board of Directors

Jonathan Anschell
Secretary
El Segundo, California
March 31, 2023

2023 Proxy Statement	101

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MATTEL, INC.
333 CONTINENTAL BLVD.
EL SEGUNDO, CA 90245-5012

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.ProxyVote.com or scan the QR Barcode above**

Use the Internet for electronic delivery of information and to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date or, for PIP Shares, until the PIP Shares Special Voting Cut-Off Date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. See reverse side for information on voting PIP Shares.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MAT2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date or, for PIP Shares, until the PIP Shares Special Voting Cut-Off Date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, on or before May 14, 2023 or, if applicable, the PIP Shares Special Voting Cut-Off Date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V03897-P85695

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MATTEL, INC.

Company Proposals

The Board of Directors recommends a vote "FOR" all nominees listed.

1. Election of Directors.

Nominees:	**For**	**Against**	**Abstain**
1a. R. Todd Bradley	☐	☐	☐
1b. Adriana Cisneros	☐	☐	☐
1c. Michael Dolan	☐	☐	☐
1d. Diana Ferguson	☐	☐	☐
1e. Noreena Hertz	☐	☐	☐
1f. Ynon Kreiz	☐	☐	☐
1g. Soren Laursen	☐	☐	☐
1h. Ann Lewnes	☐	☐	☐
1i. Roger Lynch	☐	☐	☐
1j. Dominic Ng	☐	☐	☐
1k. Dr. Judy Olian	☐	☐	☐

The Board of Directors recommends a vote "FOR" Proposal 2.	**For**	**Against**	**Abstain**
2. Ratification of the selection of PricewaterhouseCoopers LLP as Mattel, Inc.'s independent registered public accounting firm for the year ending December 31, 2023.	☐	☐	☐
The Board of Directors recommends a vote "FOR" Proposal 3.			
3. Advisory vote to approve named executive officer compensation ("Say-on-Pay"), as described in the Mattel, Inc. Proxy Statement.	☐	☐	☐

The Board of Directors recommends you vote for "1 YEAR" for Proposal 4:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. Advisory vote on the frequency of future Say-on-Pay votes.	☐	☐	☐	☐

Stockholder Proposal

The Board of Directors recommends a vote "AGAINST" Proposal 5.	**For**	**Against**	**Abstain**
5. Stockholder proposal regarding an independent board chairman.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

(**NOTE:** Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title as such.)

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

MATTEL, INC.
2023 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

The 2023 Annual Meeting of Stockholders of Mattel, Inc. will be held on Monday, May 15, 2023 at 1:00 p.m. (Los Angeles time), virtually at www.virtualshareholdermeeting.com/MAT2023. We will consider and act on the following items of business at the Annual Meeting:

1. Election of the eleven (11) director nominees named in the Mattel, Inc. Proxy Statement.
2. Ratification of the selection of PricewaterhouseCoopers LLP as Mattel, Inc.'s independent registered public accounting firm for the year ending December 31, 2023.
3. Advisory vote to approve named executive officer compensation ("Say-on-Pay"), as described in the Mattel, Inc. Proxy Statement.
4. Advisory vote on the frequency of future Say-on-Pay votes.
5. Stockholder proposal regarding an independent board chairman.
6. Such other business as may properly come before the Annual Meeting.

If you were a holder of record of Mattel, Inc. Common Stock at the close of business on March 17, 2023, you are entitled to notice of and to vote during the Annual Meeting. A list of record holders of Mattel, Inc. Common Stock entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at www.virtualshareholdermeeting.com/MAT2023.

By Order of the Board of Directors

Jonathan Anschell, Secretary

El Segundo, California, March 31, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2023 Proxy Statement and Notice of Annual Meeting of Stockholders and 2022 Annual Report are available at www.ProxyVote.com.

V03898-P85695

MATTEL, INC.

The undersigned stockholder of Mattel, Inc. hereby appoints Ynon Kreiz, Jonathan Anschell, and Michael Dolan, and each of them, as proxy holders with full power of substitution, to represent and to vote all shares of Mattel, Inc. Common Stock held of record by the undersigned on March 17, 2023, at Mattel, Inc.'s Annual Meeting of Stockholders, to be held on May 15, 2023 at 1:00 p.m. (Los Angeles time), virtually at www.virtualshareholdermeeting.com/MAT2023, and any adjournment or postponement thereof, with all powers the undersigned would possess if personally present. The proxy holders will vote as directed by the undersigned. If the undersigned gives no directions, the proxy holders will vote in accordance with the Board's recommendations. The proxy holders will vote in their discretion on such other matters as may properly come before the meeting and any adjournment or postponement thereof, including, among other things, any proposal to adjourn the meeting to another time or place for the purposes of soliciting additional proxies. If any of the nominees for director listed on the reverse side should be unavailable, the persons named as proxy holders herein may vote for substitute nominees at their discretion.

The following applies only with regard to any shares of Mattel, Inc. Common Stock that you held as of March 17, 2023 as a participant in the Mattel, Inc. Personal Investment Plan ("PIP"), a 401(k) plan ("PIP Shares"): As a named fiduciary for voting purposes, you hereby direct Benefit Trust Company, as Trustee for the PIP, to vote the PIP Shares. You understand that you may mail this proxy card on a confidential basis to Broadridge, acting as tabulation agent, or vote by Internet or telephone as described on the reverse side of this card, and that the voting instructions must be received by Broadridge no later than 11:59 p.m., Eastern Time, on May 10, 2023 ("PIP Shares Special Voting Cut-Off Date"). If the instructions are not received by that date, or if the instructions are invalid because this form is not properly signed and dated, the PIP Shares will be voted in accordance with the terms of the PIP.

Your telephone or Internet vote authorizes the named proxy holders and/or the PIP Trustee to vote the shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy via telephone or Internet, you do not need to mail back your proxy card.

(Continued, and to be marked, dated and signed on reverse side.)